UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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Wisconsin Electric Power Company
(Name of Registrant As Specified In Charter)

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Gale E. Klappa Chairman, President and Chief Executive Officer 231 W Michigan Street Milwaukee, WI 53203

April 1, 2011

Dear Preferred Stockholder:

Wisconsin Electric Power Company, which does business under the trade name of We Energies, will hold its Annual Meeting of Stockholders on Thursday, April 28, 2011, at 10:00 a.m., in the Resource Center on the first floor of the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin 53203.

We are not soliciting proxies for this meeting, as more than 99% of the voting stock is owned, and will be voted, by Wisconsin Electric Power Company’s parent, Wisconsin Energy Corporation. If you wish, you may vote your shares of preferred stock in person at the meeting; however, the business session will be very brief.

As an alternative, you might consider attending Wisconsin Energy Corporation’s Annual Meeting of Stockholders to be held Thursday, May 5, 2011, at 10:00 a.m., Central time, in the R. John Buuck Field House on the campus of Concordia University Wisconsin, 12800 North Lake Shore Drive, Mequon, Wisconsin 53097.

By attending this meeting, you would have the opportunity to meet many of the Wisconsin Electric Power Company officers and directors. Although you cannot vote your shares of Wisconsin Electric Power Company preferred stock at the Wisconsin Energy Corporation meeting, you may find the activities worthwhile. An admission ticket will be required to enter the meeting. To obtain an admission ticket, please contact Wisconsin Energy Corporation’s Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201, or simply call 800-881-5882.

The annual report of Wisconsin Electric is attached as Appendix A to this information statement. If you have any questions or would like a copy of the Wisconsin Energy Corporation annual report, please call our toll-free stockholder hotline at 800-881-5882.

Thank you for your support.

Sincerely,

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 1, 2011

To the Stockholders of Wisconsin Electric Power Company:

The 2011 Annual Meeting of Stockholders of Wisconsin Electric Power Company will be held on Thursday, April 28, 2011, at 10:00 a.m., Central time, in the Resource Center on the first floor of the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin 53203, for the following purposes:

1.	To elect the nine members of the Board of Directors to hold office until the 2012 Annual Meeting of Stockholders; and

2.	To consider any other matters that may properly come before the meeting.

Stockholders of record at the close of business on February 24, 2011, are entitled to vote. The following pages provide additional details about the meeting as well as other useful information.

Important Notice Regarding the Availability of Materials Related to the Stockholder Meeting to Be Held on April 28, 2011 – The Information Statement and 2010 Annual Report to Stockholders are available at:

http://www.wisconsinelectric.com

By Order of the Board of Directors,

Susan H. Martin

Vice President, Corporate Secretary and Associate General Counsel

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We Energies 231 West Michigan Street Milwaukee, Wisconsin 53203

INFORMATION STATEMENT

This information statement is being furnished to stockholders beginning on or about April 1, 2011, in connection with the annual meeting of stockholders of Wisconsin Electric Power Company (“WE” or the “Company”) to be held on Thursday, April 28, 2011 (“the Meeting”), at 10:00 a.m., Central time, in the Resource Center on the first floor of the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin 53203, and all adjournments or postponements of the Meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders. If you need directions to the Meeting, please call our toll-free stockholder hotline at 800-881-5882. The WE annual report to stockholders is attached as Appendix A to this information statement.

We are not asking you for a proxy and you are requested not to send us a proxy. However, you may vote your shares of preferred stock at the Meeting.

VOTING SECURITIES

As of February 24, 2011, WE had outstanding 44,498 shares of $100 par value Six Per Cent. Preferred Stock; 260,000 shares of $100 par value 3.60% Serial Preferred Stock; and 33,289,327 shares of common stock. Each outstanding share of each class is entitled to one vote. Stockholders of record at the close of business on February 24, 2011 will be entitled to vote at the Meeting. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented at the Meeting. This is known as a “quorum.” All of WE’s outstanding common stock, representing more than 99% of its voting securities, is owned by its parent company, Wisconsin Energy Corporation (“WEC”), and will be represented at the Meeting. The principal business address of WEC is 231 West Michigan Street, Milwaukee, Wisconsin 53203. A list of stockholders of record entitled to vote at the Meeting will be available for inspection by stockholders at WE’s principal business office at 231 West Michigan Street, Milwaukee, Wisconsin 53203, prior to and at the Meeting.

INTERNET AVAILABILITY OF INFORMATION

The following documents can be found at http://www.wisconsinelectric.com:

•	Notice of Annual Meeting;
•	Information Statement; and
•	2010 Annual Report to Stockholders.

ELECTION OF DIRECTORS

At the Meeting, there will be an election of nine directors. Based upon the recommendation of the Corporate Governance Committee of WEC’s Board of Directors, the individuals named below have been nominated by the WE Board of Directors (the “Board”) to serve a one-year term expiring at the 2012 Annual Meeting of Stockholders and until they are re-elected or until their respective successors are duly elected and qualified. Currently, directors of WEC also serve as the directors of WE.

Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the WE Board will select a substitute nominee based upon the recommendation of the Corporate Governance Committee of WEC’s Board of Directors.

Information About Nominees for Election to the Board of Directors.

WEC’s Corporate Governance Committee evaluates each individual director nominee in the context of the WEC and WE Boards as a whole with the goal of recommending nominees with diverse backgrounds and experience that, together, can best perpetuate the success of WEC’s and WE’s businesses and represent shareholder interests. In addition to the unique experiences and skills identified below, the WEC Corporate Governance Committee believes that each of the director nominees should possess the following characteristics and skills: proven integrity, mature and independent judgment, vision and imagination, ability to objectively appraise problems, strong leadership and communication skills, ability to evaluate strategic options and risks, sound business experience and acumen, social consciousness, and familiarity with issues affecting WEC’s and the Company’s businesses.

Biographical information regarding each nominee is shown below. WE and Wisconsin Gas LLC (WG) do business as We Energies and are wholly-owned subsidiaries of WEC. Ages and biographical information are as of March 1, 2011.

John F. Bergstrom.  Age 64.

•	Bergstrom Corporation – Chairman since 1982 and Chief Executive Officer since 1974. Bergstrom Corporation owns and operates numerous automobile sales and leasing companies.
•	Director of Advance Auto Parts Inc. since 2008; Director of Associated Banc-Corp since December 2010; and Director of Kimberly-Clark Corporation since 1987.
•	Director of Banta Corporation from 1998 to 2007; Director of Midwest Air Group, Inc. from 1993 to 2007 and again from 2008 to 2009; and Director of Sensient Technologies Corporation from 1994 to 2006.
•	Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1985, and Wisconsin Gas LLC since 2000.

Mr. Bergstrom has over 25 years of experience as CEO of Bergstrom Corporation, one of the Top 50 automotive dealership groups in America, with dealerships across eastern Wisconsin, including several in We Energies’ utility service territories. Therefore, Mr. Bergstrom provides the Board experience and insight with respect to understanding the needs of the Company’s retail customers, as well as Wisconsin’s regulatory and political environment. As the CEO of a large, diverse retailer, Mr. Bergstrom has a deep understanding of executive compensation issues and challenges, as well as a unique perspective on customer focus and satisfaction which continues to be a primary focus of the Company. Mr. Bergstrom also provides the Board with insight gained from his over 25 years of service as a director on the Company’s and its affiliates’ Boards, over 50 years of combined experience as a director on the boards of several other publicly traded U.S. corporations, and past or present directorships on the boards of several regional non-profit entities, including the Green Bay Packers, Inc.

Barbara L. Bowles.  Age 63.

•	Profit Investment Management – Retired Vice Chair. Served as Vice Chair from January 2006 until retirement in December 2007. Profit Investment Management is an investment advisory firm.
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The Kenwood Group, Inc. – Retired Chairman. Served as Chairman from 2000 until June 2006 when The Kenwood Group, Inc. merged into Profit Investment Management. Chief Executive Officer from 1989 to December 2005.

•	Director of Hospira, Inc. since 2008.
•	Director of Black & Decker Corporation from 1993 to July 2010; Director of Dollar General Corporation from 2000 to 2007; and Director of Georgia Pacific Corporation from 2000 to 2005.
•	Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1998, and Wisconsin Gas LLC since 2000.

As founder, president and CEO of The Kenwood Group, Inc., a Chicago-based investment advisory firm that managed pension funds for corporations, public institutions and endowments, Ms. Bowles has over 19 years of investment advisory experience. Before founding The Kenwood Group, Ms. Bowles, who is a Chartered Financial Analyst, was a chief investor relations officer for two Fortune 50 companies. Prior to that, she served as a portfolio manager and utility analyst for more than 10 years. With this combined experience, Ms. Bowles is uniquely qualified to provide perspective to the Board as to what issues are important to large investors, particularly what is important to analysts covering the Company’s industry. Ms. Bowles also served as chief compliance officer for the mid-cap portfolios following the Kenwood Group’s merger with Profit Investment Management, through which she gained a deep understanding of corporate governance issues and concerns. This experience is invaluable for Ms. Bowles’ positions as chair of the WEC Corporate Governance Committee and presiding independent director. Ms. Bowles’ past and present service as a director of other public companies, including service on several audit and finance committees, provides a resource to the Board in discussions of issues facing WEC and the Company.

Patricia W. Chadwick.  Age 62.

•	Ravengate Partners, LLC – President since 1999. Ravengate Partners, LLC provides businesses and not-for-profit institutions with advice about the financial markets.
•	Director of AMICA Mutual Insurance Company since 1992; Director of ING Mutual Funds since 2006; and Director of The Royce Funds since December 2009.
•	Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2006.

Ms. Chadwick, who is a Chartered Financial Analyst, was an investment professional/portfolio manager or principal for 30 years, and served as a director of research for four of those years. Since 1999, Ms. Chadwick has been president of Ravengate Partners, LLC, a firm that provides businesses and not-for-profit institutions with advice about the economy and the financial markets. As indicated above, Ms. Chadwick currently serves as a director on the boards of two registered investment companies. She has served as the Chair of multiple committees at AMICA Mutual Insurance Company, including the Audit and Nominating and Governance Committees (which she currently chairs). She is also the Chair of the Domestic Investment Review Committee at ING Mutual Funds and serves on the Audit Committees for ING Mutual Funds and The Royce Funds and the Finance Committee for AMICA. Ms. Chadwick’s career and experience allow her to provide needed advice and insight to the Board on the capital markets. This perspective is valuable to the Company and its affiliates, which operate in a capital-intensive industry and must consistently access the capital markets. In addition, Ms. Chadwick’s service on the Board of AMICA has provided her with experience in dealing with insurance risk management issues.

Robert A. Cornog.  Age 70.

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Snap-on Incorporated – Retired Chairman of the Board, President and Chief Executive Officer. Served as President and Chief Executive Officer from 1991 until 2001and as Chairman from 1991 until 2002. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products.

•	Director of Johnson Controls, Inc. since 1992.
•	Director of Oshkosh Corporation from 2005 to 2009.
•	Director of Wisconsin Energy Corporation since 1993, Wisconsin Electric Power Company since 1994, and Wisconsin Gas LLC since 2000.

Mr. Cornog served as president and CEO of Snap-on Incorporated for 10 years. Snap-on is a Wisconsin-based manufacturer with significant operations in We Energies’ utility service territories. Therefore, Mr. Cornog provides perspective as to the issues facing the Company’s large commercial and industrial retail customers, as well as experience in navigating Wisconsin’s regulatory and political environment. Mr. Cornog served for five years as a member of the Risk Committee while at Snap-on Incorporated where he identified, assessed and managed company risk. Mr. Cornog brings this experience to the Board and the Audit and Oversight Committees of WEC and the Company on which he serves. Mr. Cornog also has more than 17 years of service as a director on WE’s Board and 18 years of service on WEC’s Board, including over 13 years of service on each Board’s Audit and Oversight Committee, and over 20 years of combined experience as a director on the boards of two other publicly traded U.S. corporations headquartered in Wisconsin.

Curt S. Culver.  Age 58.

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MGIC Investment Corporation – Chairman since 2005, Chief Executive Officer since 2000, and President from 1999 to January 2006. MGIC Investment Corporation is the parent of Mortgage Guaranty Insurance Corporation.

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Mortgage Guaranty Insurance Corporation – Chairman since 2005, Chief Executive Officer since 1999, and President from 1996 to January 2006. Mortgage Guaranty Insurance Corporation is a private mortgage insurance company.

•	Director of MGIC Investment Corporation since 1999.
•	Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2004.

Mr. Culver’s experience as Chairman and CEO of MGIC, which is headquartered in Milwaukee, Wisconsin, not only provides the Board with expertise in the financial markets and risk assessment and management, but also knowledge of the challenges and issues facing a public company headquartered in the same city as the Company. In addition, with his experience in the insurance industry, Mr. Culver is in a position to advise the Company’s Finance Committee on the Company’s insurance program and its effect on overall risk management. Mr. Culver also has past and present experience serving on the boards of numerous Milwaukee-area non-profit and two private, regional for-profit entities.

Thomas J. Fischer.  Age 63.

•	Fischer Financial Consulting LLC – Principal since 2002. Fischer Financial Consulting LLC provides consulting on corporate financial, accounting and governance matters.
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Arthur Andersen LLP – Retired as Managing Partner of the Milwaukee office and Deputy Managing Partner for the Great Plains Region in 2002. Served as Managing Partner from 1993 and as Partner from 1980. Arthur Andersen LLP was an independent public accounting firm.

•	Director of Actuant Corporation since 2003; Director of Badger Meter, Inc. since 2003; and Director of Regal-Beloit Corporation since 2004.
•	Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2005.

As Principal of Fischer Financial Consulting LLC, Mr. Fischer has provided consulting services to companies in the areas of corporate financial, accounting and governance matters since 2002. Prior to this, Mr. Fischer, who is a Certified Public Accountant, worked for Arthur Andersen, which was a large, international independent public accounting firm, for 33 years, the last 20 as a partner responsible for services provided to large, complex public and private companies and for several public utility audits. Combined with his service as a director and member of the audit committee of three other Wisconsin-based public companies, Mr. Fischer provides the Board with a deep understanding of corporate governance issues, accounting and auditing matters, including financial reporting and regulatory compliance, and risk assessment and management. In light of this extensive experience, he is chair of the Audit and Oversight Committee for each of WEC and the Company.

Gale E. Klappa.  Age 60.

•	Wisconsin Energy Corporation – Chairman of the Board and Chief Executive Officer since May 2004. President since April 2003.
•	Wisconsin Electric Power Company – Chairman of the Board since May 2004. President and Chief Executive Officer since August 2003.
•	Wisconsin Gas LLC – Chairman of the Board since May 2004. President and Chief Executive Officer since August 2003.
•	Director of Badger Meter, Inc. since February 2010; and Director of Joy Global Inc. since 2006.
•	Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2003.

As Chief Executive Officer and President of WEC, WE and WG, Mr. Klappa represents and communicates management’s perspective to the Board. Mr. Klappa provides the Board with an understanding of the day-to-day operations of the Company, and, in turn, communicates the Board’s vision and direction for the Company to the other officers and management. Mr. Klappa has more than 36 years of experience working in the public utility industry, the last 18 at a senior executive level. Immediately prior to joining WEC in 2003, Mr. Klappa served as Executive Vice President and Chief Financial Officer at The Southern Company, a public utility holding company serving the southeastern United States. Mr. Klappa also served in various other positions during his tenure at Southern, including Treasurer and Chief Strategic Officer. Mr. Klappa currently serves on the boards of Edison Electric Institute, an association of U.S. shareholder-owned electric companies, and Electric Power Research Institute, an independent, non-profit research company performing research, development and demonstration in the electricity sector.

Ulice Payne, Jr.  Age 55.

•	Addison-Clifton, LLC – Managing Member since 2004. Addison-Clifton, LLC provides global trade compliance advisory services.
•	Director of Manpower Inc. since 2007; and Trustee of The Northwestern Mutual Life Insurance Company since 2005.
•	Director of Badger Meter, Inc. 2000 to April 2010; Director of Midwest Air Group, Inc. from 1998 to 2008; and Director of State Financial Services Corporation from 1998 to 2005.
•	Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2003.

Mr. Payne has extensive leadership experience within the local community and the State of Wisconsin, previously serving as president and CEO of the Milwaukee Brewers Baseball Club, Inc., as managing partner of the Milwaukee office of Foley & Lardner, a Milwaukee-based law firm, and as Securities Commissioner for the State of Wisconsin. In addition, Mr. Payne is and has been involved in numerous Milwaukee-area non-profit entities, including serving as past chair of the Bradley Center Sports and Entertainment Corporation. Therefore, Mr. Payne is able to provide the Board with a unique perspective on the issues and challenges affecting the local Milwaukee community as a whole as well as a broad spectrum of the Company’s customers. As a result of these positions, Mr. Payne also has experience in operating in the same regulatory and political environment as the Company. Mr. Payne presently advises on global trade compliance as Managing Member of Addison-Clifton, LLC, where Mr. Payne consistently deals with public policy and compliance matters, experience he brings to the Board. In addition, Mr. Payne’s past and present directorship experience includes service as a member of either the audit or finance committee at each of these companies, which is beneficial to the Board.

Frederick P. Stratton, Jr.  Age 71.

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Briggs & Stratton Corporation – Chairman Emeritus since 2003. Chairman of the Board from 2001 to 2003. Chairman and Chief Executive Officer from 1986 until 2001. Chief Executive Officer from 1977 until 1986. Briggs & Stratton Corporation is a manufacturer of small gasoline engines.

•	Director of Baird Funds, Inc. since 2004; and Director of Weyco Group, Inc. since 1976.
•	Director of Midwest Air Group, Inc. from 1986 to 2007.
•	Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1986, and Wisconsin Gas LLC since 2000.

Mr. Stratton has held leadership positions, including 24 years as CEO, in Briggs & Stratton Corporation, a manufacturer headquartered in Milwaukee, Wisconsin, and with significant operations in We Energies’ utility service territories. As a result, Mr. Stratton provides the Board with perspective as to the issues facing the Company’s large commercial and industrial retail customers, as well as experience working in Wisconsin’s regulatory and political environment. As the former CEO of a large public corporation, Mr. Stratton has a deep understanding of the executive compensation issues and challenges WEC and the Company face, as well as the challenges a public corporation can face raising capital. Mr. Stratton also brings to the Board his 25 years of service as a director on the Company’s and its affiliates’ Boards, and over 60 years of combined experience as a director on the boards of three other publicly traded U.S. corporations headquartered in Wisconsin, including service on the audit committee for two of those companies.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may properly come before the Meeting. The WE Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals at annual or special meetings of stockholders. In the case of annual meetings, the Bylaws state, among other things, that notice and certain other documentation must be provided to WE at least 70 days and not more than 100 days before the scheduled date of the annual meeting. No such notices have been received by WE.

CORPORATE GOVERNANCE – FREQUENTLY ASKED QUESTIONS

Does WE have Corporate Governance Guidelines?	The WE Board of Directors follows WEC’s Corporate Governance Guidelines that WEC has maintained since 1996. These Guidelines provide a framework under which the Board conducts its business. WEC’s Corporate Governance Committee reviews the Guidelines annually to ensure that the Board is providing effective governance over the affairs of the Company. The Guidelines are available in the “Governance” section of WEC’s Website at www.wisconsinenergy.com and are available in print to any stockholder who requests them in writing from the Corporate Secretary.

How are directors determined to be independent?	No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company. WEC’s Corporate Governance Guidelines provide that the WEC Board should consist of at least a two-thirds majority of independent directors and currently, the directors of WEC also serve as the directors of WE.

What are the Board’s standards of independence?	The guidelines the Board uses in determining director independence are located in Appendix A of WEC’s Corporate Governance Guidelines. These standards of independence, which are summarized below, include those established by the New York Stock Exchange as well as a series of standards that are more comprehensive than New York Stock Exchange requirements. A director will be considered independent by the Board if the director:

• has not been an employee of the Company for the last five years;
• has not received, in the past three years, more than $120,000 per year in direct compensation from the Company, other than director fees or deferred compensation for prior service;

• is not a current partner or employee of a firm that is the Company’s internal or external auditor, was not within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, or has no immediate family member who is a current employee of such a firm and personally works on the Company’s audit;

• has not been an executive officer, in the past three years, of another company where any of the Company’s present executives at the same time serves or served on that other company’s compensation committee;

• in the past three years, has not been an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year is the greater of $1 million or 2% of such other company’s consolidated gross revenues;

• has not received, in the past three years, remuneration, other than de minimus remuneration, as a result of services as, or being affiliated with an entity that serves as, an advisor, consultant, or legal counsel to the Company or to a member of the Company’s senior management, or a significant supplier of the Company;

• has no personal service contract(s) with the Company or any member of the Company’s senior management;
• is not an employee or officer with a not-for profit entity that receives 5% or more of its total annual charitable awards from the Company;

• has not had any business relationship with the Company, in the past three years, for which the Company has been required to make disclosure under certain rules of the Securities and Exchange Commission;

• is not employed by a public company at which an executive officer of the Company serves as a director; and
• does not have any beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimus remuneration, from the Company, its subsidiaries or affiliates.

The Board also considers whether a director’s immediate family members meet the above criteria, as well as whether a director has any relationships with the Company’s affiliates for certain of the above criteria, when determining the director’s independence. For purposes of the above discussion, “Company” refers to WEC and its subsidiaries, including WE.

Who are the independent directors?	The Board has affirmatively determined that Directors Bergstrom, Bowles, Chadwick, Cornog, Culver, Fischer, Payne and Stratton have no relationships within the Board’s standards of independence noted above and otherwise have no material relationships with WE or WEC and are independent. This represents 89% of the Board. Director Klappa is not independent due to his present employment with WEC and its affiliates.

What are the committees of the Board?

The Board of Directors of WE has the following committees: Audit and Oversight, Compensation, Finance, and Executive.

All committees, except the Executive Committee, operate under a charter approved by the Board. A copy of each committee charter is posted in the “Governance” section of WEC’s Website at www.wisconsinenergy.com and is available in print to any stockholder who requests it in writing from the Corporate Secretary. The members and the responsibilities of each committee are listed later in this information statement under the heading “Committees of the Board of Directors.”

Are the Audit and Oversight and Compensation Committees comprised solely of independent directors?

Yes, these committees are comprised solely of independent directors, as determined under New York Stock Exchange rules and WEC’s Corporate Governance Guidelines.

In addition, the Board has determined that each member of the Audit and Oversight Committee is independent under the rules of the New York Stock Exchange applicable to audit committee members. The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Is the office of CEO combined with the office of Chairman of the Board?

Consistent with WE’s Bylaws and WEC’s Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chief Executive Officer and Chairman of the Board. Given the uniqueness and complexity of the Company’s industry, operations and regulatory environment, the Board believes that having a combined CEO and Chairman is the appropriate structure for the Company. This combined structure provides the Company with clear leadership and a single voice in implementation of its strategy and in leading discussions at the Board level.

The Board currently does not appoint a lead independent director; however, Director Bowles, the chair of WEC’s Corporate Governance Committee, acts as presiding director whenever the independent directors meet in executive session without any management present. The Board believes that such leadership evolves naturally and may vary depending upon the issue under consideration. Therefore, the appointment of a designated lead independent director is not necessary.

Do the non-management directors meet separately from management?	Yes, at every regularly scheduled Board meeting non-management (non-employee) directors meet in executive session without any management present. All non-management directors are independent. Director Bowles currently presides at these sessions.

What is the Board’s role in risk oversight?

The Board oversees our risk environment and has delegated specific risk monitoring responsibilities to the Audit and Oversight Committee and the Finance Committee as described in each committee’s charter. Both of these committees routinely report back to the Board. The Board and its committees also periodically receive briefings from management on specific areas of risk as well as emerging risks to the enterprise. The Board’s role in risk oversight had no effect on the Board’s decision to combine the roles of Chairman and CEO.

The Audit and Oversight Committee periodically hears reports from management on the Company’s major risk exposures in such areas as compliance, environmental, legal/litigation and ethical conduct and steps taken to monitor and control such exposures. This committee also devotes at least one meeting annually to risk oversight. The Finance Committee discusses the Company’s risk assessment and risk management policies, and provides oversight of insurance matters to ensure that its risk management program is functioning properly. Both committees have direct access to, and meet as needed with, Company representatives without other management present to discuss matters related to risk management.

The CEO, who is ultimately responsible for managing risk, routinely reports to the Board on risk-related matters. The Company, along with WEC, has implemented a quarterly process in which business unit leaders are to identify existing, new or emerging issues or changes within their business area that could have enterprise implications and report them to the Enterprise Risk Management Committee. This committee is comprised of management employees who are responsible for his or her business unit and is tasked with ensuring that these risks and opportunities are appropriately addressed. In addition, the Company, along with WEC, has established a Compliance Risk Steering Committee, comprised of senior level management employees, whose purpose is to foster an enterprise-wide approach to managing compliance. The results of each of these risk-management efforts are reported to the CEO and to the Board or its appropriate committee.

How can interested parties contact the members of the Board?

Correspondence may be sent to the directors, including the non-management directors, in care of the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201.

All communication received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. Pursuant to instructions from the Board of Directors, all communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

Does the Company have a written code of ethics?

Yes, all WE and WEC directors, executive officers and employees, including the principal executive, financial and accounting officers, have a responsibility to comply with WEC’s Code of Business Conduct, to seek advice in doubtful situations and to report suspected violations.

WEC’s Code of Business Conduct addresses, among other things: conflicts of interest; confidentiality; fair dealing; protection and proper use of Company assets; and compliance with laws, rules and regulations (including insider trading laws). The Company has not provided any waiver to the Code for any director, executive officer or other employee.

The Code of Business Conduct is posted in the “Governance” section of WEC’s Website at www.wisconsinenergy.com. It is also available in print to any stockholder upon request in writing to the Corporate Secretary.

The Company has several ways employees can raise questions concerning WEC’s Code of Business Conduct and other Company policies. As one reporting mechanism, the Company has contracted with an independent call center for employees to confidentially report suspected violations of WEC’s Code of Business Conduct or other concerns, including those regarding accounting, internal accounting controls or auditing matters.

Does the Company have policies and procedures in place to review and approve related party transactions?	All employees of the Company, including executive officers, and members of the Board are required to comply with WEC’s Code of Business Conduct. The Code addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, executive officers and members of the Board are required to obtain approval of the Audit and Oversight Committee chair (1) before obtaining any financial interest in or participating in any business relationship with any company, individual or concern doing business with WEC or any of its subsidiaries, including WE, (2) before participating in any joint venture, partnership or other business relationship with WEC or any of its subsidiaries, including WE, and (3) before serving as an officer or member of the board of any substantial outside for-profit organization (except the Chief Executive Officer must obtain the approval of the full Board before doing so and members of the Board of Directors must obtain the prior approval of WEC’s Corporate Governance Committee). Executive officers must obtain the prior approval of the Chief Executive Officer before accepting a position with a substantial non-profit organization; members of the Board must notify the Compliance Officer when joining the board of a substantial non-profit organization, but do not need to obtain prior approval.

In addition, WEC’s Code of Business Conduct requires employees and directors to notify the Compliance Officer of situations where family members are a supplier or significant customer of WEC or the Company or employed by one. To the extent the Compliance Officer deems it appropriate, she will consult with the Audit and Oversight Committee chair in situations involving executive officers and members of the Board.

Does the Board evaluate CEO performance?

Yes, the Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. As part of this practice, the Compensation Committee obtains from each non-employee director his or her opinion and input on the CEO’s performance.

The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development, management development, effective communication with constituencies, demonstrated integrity and effective representation of the Company in community and industry affairs. The chair of the Compensation Committee shares the evaluation results with the CEO. The process is also used by the Committee to determine appropriate compensation for the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations.

Does the Board evaluate its own performance?	Yes, the Board annually evaluates its own collective performance. Each director is asked to consider the performance of the Board on such things as: the establishment of appropriate corporate governance practices; providing appropriate oversight for key affairs of the Company (including its strategic plans, long-range goals, financial and operating performance, risks to the enterprise and customer satisfaction initiatives); communicating the Board’s expectations and concerns to the CEO; overseeing opportunities critical to the Company; and operating in a manner that ensures open communication, candid and constructive dialogue as well as critical questioning. WEC’s Corporate Governance Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board’s activities.

Is Board committee performance evaluated?	Yes, each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. The evaluation compares the performance of each committee with the requirements of its charter. The results of the annual evaluations are used by each committee to identify both its strengths and areas where its governance practices can be improved. Each committee may adjust its charter, with Board approval, based on the evaluation results.

Are all the members of the Audit Committee financially literate and does the committee have an “audit committee financial expert”?	Yes, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules and qualify as audit committee financial experts within the meaning of Securities and Exchange Commission rules. Director Fischer serves on the audit committee of three other public companies. The Board determined that his service on these other audit committees will not impair Director Fischer’s ability to effectively serve on the Audit and Oversight Committee. No other member of the Audit and Oversight Committee serves as an audit committee member of more than three public companies. For this purpose, the Company considers service on the audit committees of Wisconsin Electric Power Company and Wisconsin Energy Corporation to be service on the audit committee of one public company because of the commonality of the issues considered by those committees.

What are the principal processes and procedures used by the Compensation Committee to determine executive and director compensation?	One of the principal responsibilities of the Compensation Committee is to provide a competitive, performance-based executive and director compensation program. This includes: (1) determining and periodically reviewing the Committee’s compensation philosophy; (2) determining and reviewing the compensation paid to executive officers (including base salaries, incentive compensation and benefits); (3) overseeing the compensation and benefits to be paid to other officers and key employees; and (4) establishing and administering the Chief Executive Officer compensation package. The Compensation Committee is also charged with administering the compensation package of the non-employee directors. Although it has not chosen to do so, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

The Company engaged (outside of the Compensation Committee) Towers Watson, a compensation consulting firm, to provide the Compensation Committee and Chief Executive Officer with compensation data regarding general industry and the energy services industry. Although the Compensation Committee relies on this compensation data, Towers Watson does not recommend the amount or form of executive or director compensation. While Towers Watson was not engaged directly by the Compensation Committee, the Committee has unrestricted access to Towers Watson and may retain its own compensation consultant at its discretion.

The Chief Executive Officer, after reviewing the compensation data compiled by Towers Watson and each executive officer’s individual experience, performance, responsibility and contribution to the results of the Company’s operations, makes compensation recommendations to the Committee for all executive officers other than himself. The Compensation Committee is free to make adjustments to such recommendations as it deems appropriate. For more information regarding our executive compensation processes and procedures, please refer to the “Compensation Discussion and Analysis” later in this information statement.

Does the Board have a nominating committee?

WE does not have a nominating committee. WE relies on WEC’s Corporate Governance Committee for, among other things, identifying and evaluating director nominees. The chair of the Committee coordinates this effort. The WEC Board has determined that all members of the WEC Corporate Governance Committee are independent under New York Stock Exchange rules applicable to nominating committee members.

The WEC Corporate Governance Committee operates under a charter approved by the WEC Board, a copy of which is posted in the “Governance” section of WEC’s Website at www.wisconsinenergy.com. It is also available in print to any stockholder upon request in writing to the Corporate Secretary.

What is the process used to identify director nominees and how do I recommend a nominee to WEC’s Corporate Governance Committee?

Candidates for director nomination may be proposed by stockholders, WEC’s Corporate Governance Committee and other members of the Board. The Committee may pay a third party to identify qualified candidates; however, no such firm was engaged with respect to the nominees listed in this information statement. No stockholder nominations or recommendations for director candidates were received from holders of either series of the Company’s preferred stock.

Stockholders wishing to propose director candidates for consideration and recommendation by WEC’s Corporate Governance Committee for election at the Company’s 2012 Annual Meeting of Stockholders must submit the candidates’ names and qualifications to WEC’s Corporate Governance Committee no later than November 1, 2011, via the Corporate Secretary, Susan H. Martin, at WEC’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What are the criteria and processes used to evaluate director nominees?

WE relies on WEC’s Corporate Governance Committee to identify and evaluate director nominees. WEC’s Corporate Governance Committee has established criteria for evaluating all director candidates, which are reviewed annually. As set forth in WEC’s Corporate Governance Guidelines, these include: proven integrity; mature and independent judgment; vision and imagination; ability to objectively appraise problems; ability to evaluate strategic options and risks; sound business experience and acumen; relevant technological, political, economic or social/cultural expertise; social consciousness; achievement of prominence in career; familiarity with national and international issues affecting WEC’s and the Company’s businesses; contribution to the Board’s desired diversity; and balance and availability to serve for five years before reaching the directors’ retirement age of 72.

The Committee does not have a specific policy with regards to the consideration of diversity in identifying director nominees. However, WEC’s Corporate Governance Committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. As part of its process in connection with the nomination of new directors to the Board, the Committee considers several factors to ensure the entire Board collectively embraces a wide variety of characteristics, including professional background, experience, skills and knowledge as well as the criteria listed above. Each candidate will generally exhibit different and varying degrees of these characteristics.

In evaluating director candidates, WEC’s Corporate Governance Committee reviews potential conflicts of interest, including interlocking directorships and substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management.

Once a person has been identified by WEC’s Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the chair or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews the person’s accomplishments and qualifications and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater firsthand knowledge of the candidate’s accomplishments.

WEC’s Corporate Governance Committee evaluates all candidates, including those proposed by stockholders, using the criteria and process described above. The process is designed to provide the Board with a diversity of experience and stability to allow it to effectively meet the many challenges WE and WEC face in today’s changing business environment.

What is WE’s policy regarding director attendance at annual meetings?

Directors are not expected to attend WE’s annual meetings of stockholders, as they are only short business meetings. All directors are expected to attend WEC’s annual meetings of stockholders. Other than Mr. Culver, all directors attended WEC’s 2010 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Members		Principal Responsibilities; Meetings
Audit and Oversight Thomas J. Fischer, Chair John F. Bergstrom Barbara L. Bowles Patricia W. Chadwick Robert A. Cornog	•	Oversee the integrity of the financial statements.
	•	Oversee management compliance with legal and regulatory requirements.
	•	Review, approve and evaluate the independent auditors’ services.
	•	Oversee the performance of the internal audit function and independent auditors.
	•	Review the Company’s risk exposure in such areas as compliance, environmental, legal/litigation and ethical conduct.
	•	Prepare the report required by the SEC for inclusion in the information statement.
	•	Establish procedures for the submission of complaints and concerns regarding WE’s accounting or auditing matters.
	•	The Committee conducted six meetings in 2010.
Compensation John F. Bergstrom, Chair Ulice Payne, Jr. Frederick P. Stratton, Jr.	•	Identify through succession planning potential executive officers.
	•	Provide a competitive, performance-based executive and director compensation program.
	•	Set goals for the CEO, annually evaluate the CEO’s performance against such goals and determine compensation adjustments based on whether these goals have been achieved.
	•	The Committee conducted seven meetings in 2010, including one joint meeting with WEC’s Corporate Governance Committee.
Finance Curt S. Culver, Chair Patricia W. Chadwick Ulice Payne, Jr. Frederick P. Stratton, Jr.	•	Review and monitor the Company’s current and long-range financial policies and strategies, including its capital structure and dividend policy.
	•	Authorize the issuance of corporate debt within limits set by the Board.
	•	Discuss policies with respect to risk assessment and risk management.
	•	Review, approve and monitor the Company’s capital and operating budgets.
	•	The Committee conducted three meetings in 2010.

Wisconsin Electric relies on WEC’s Corporate Governance Committee for identifying and evaluating director nominees. WEC’s Corporate Governance Committee is also responsible for establishing and reviewing the WEC Corporate Governance Guidelines which are followed by the Board. The members of WEC’s Corporate Governance Committee are Barbara L. Bowles (Chair), Robert A. Cornog, Curt S. Culver and Frederick P. Stratton, Jr. WEC’s Corporate Governance Committee conducted three meetings in 2010, including one joint meeting with the Company’s Compensation Committee.

The Board also has an Executive Committee which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), John F. Bergstrom, Barbara L. Bowles, Robert A. Cornog and Frederick P. Stratton, Jr. The Executive Committee did not meet in 2010.

In addition to the number of committee meetings listed in the preceding table, the Board met six times in 2010. The average meeting attendance during the year was 97.4%. No director attended fewer than 83.3% of the total number of meetings of the Board and Board committees on which he or she served.

INDEPENDENT AUDITORS’ FEES AND SERVICES

Deloitte & Touche LLP served as the independent auditors for the Company for the last nine fiscal years beginning with the fiscal year ended December 31, 2002. They have been selected by the Audit and Oversight Committee as independent auditors for the Company for the fiscal year ending December 31, 2011, subject to ratification by the stockholders of Wisconsin Energy Corporation at WEC’s Annual Meeting of Stockholders on May 5, 2011.

Representatives of Deloitte & Touche LLP are not expected to be present at the Meeting, but are expected to attend WEC’s Annual Meeting of Stockholders on May 5, 2011. They will have an opportunity to make a statement at WEC’s Annual Meeting, if they so desire, and are expected to respond to appropriate questions that may be directed to them.

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax and other services of the independent auditors. The Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit a description of services anticipated to be rendered for the Committee to approve. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Committee specifically provides for a different period. A fee level will be established for all permissible non-audit services. Any proposed non-audit services exceeding this level will require additional approval by the Committee.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Committee Chair is required to report any pre-approval decisions at the next scheduled Committee meeting. Under the pre-approval policy, the Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the Securities and Exchange Commission or by the Public Company Accounting Oversight Board to be performed by the Company’s independent auditors. These services include bookkeeping or other services related to the accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, services provided for a contingent fee or commission and services related to planning, marketing or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the chair of the Audit and Oversight Committee or to an immediate family member of these individuals, including spouses, spousal equivalents and dependents.

Fee Table. The following table shows the fees, all of which were pre-approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for fiscal years 2010 and 2009 and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

	2010	2009
Audit Fees (1)	$1,204,645	$1,204,681
Audit-Related Fees (2)	-	23,040
Tax Fees (3)	48,616	26,956
All Other Fees (4)	10,085	1,260

Total	$1,263,346	$1,255,937

(1)

Audit Fees consist of fees for professional services rendered in connection with the audit of the Company’s annual financial statements, reviews of financial statements included in Form 10-Q filings of WE and services normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services normally include consultations regarding implementation of accounting standards.

(3)	Tax Fees consist of fees for professional services rendered with respect to federal and state tax compliance and tax advice.

(4)	All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP.

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of Directors of Wisconsin Electric Power Company. In addition, the Committee oversees compliance with legal and regulatory requirements. The Committee operates under a written charter approved by the Board of Directors, which can be found in the “Governance” section of Wisconsin Energy Corporation’s Website at www.wisconsinenergy.com.

The Committee is also responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function. The Committee selected Deloitte & Touche LLP to remain as the Company’s independent auditors for 2011, subject to ratification by Wisconsin Energy Corporation’s stockholders.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

The Committee held six meetings during 2010. Meetings are designed to facilitate and encourage open communication among the members of the Committee, management, the internal auditors and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws. We reviewed the financial statements and the system of internal controls with the Company’s independent auditors, both with and without management present, and we discussed with Deloitte & Touche LLP matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, we received the written disclosures and the letter relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Committee concerning independence. The Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board of Directors that the audited financial statements be included in Wisconsin Electric Power Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and filed with the Securities and Exchange Commission.

Respectfully submitted to Wisconsin Electric Power Company’s stockholders by the Audit and Oversight Committee of the Board of Directors.

Thomas J. Fischer, Committee Chair
John F. Bergstrom
Barbara L. Bowles
Patricia W. Chadwick
Robert A. Cornog

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee, the elements of our executive compensation program, the purposes and objectives of these elements and the manner in which we established the compensation of our named executive officers for fiscal year 2010.

References to “we”, “us”, “our” and the “Company” in this discussion and analysis mean Wisconsin Electric Power Company and its management, as applicable, and references to “WEC” mean Wisconsin Energy Corporation.

The Compensation Committee of the Company is comprised of the same individuals who are members of the Compensation Committee of the Board of Directors of Wisconsin Energy Corporation (the “WEC Compensation Committee” and, together with the Company’s Compensation Committee, the “Compensation Committee”). The named executive officers of the Company are the same as the named executive officers of WEC, and the WEC Compensation Committee and the Company’s Compensation Committee each have responsibility for making compensation decisions regarding these executive officers.

Executive Summary.  The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s long-term and short-term goals. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of WEC’s stockholders and our customers. To that end, a substantial portion of pay is at risk and generally, the value will only be realized upon strong corporate performance.

Despite a challenging economic and operating environment over the past few years, the Company and WEC have consistently delivered strong financial results. For 2010, WEC achieved record earnings per share of $3.84 and maintained strong cash flows. In addition, WEC has continued to increase shareholder value, including the recent two-for-one split of its common stock and 30% increase in its quarterly dividend rate to $0.52 per share from $0.40 per share on a pre-split basis. WEC has consistently outperformed the peer group used in connection with the WEC performance units, described below, and the S&P 500. In fact, in 2010, WEC received the Edison Electric Institute’s Index Award in the large utility category for the highest total shareholder return over the five-year period ended September 30, 2010.

We generally compensate our named executive officers through a mix of compensation elements, which primarily include:

•	annual base salary;
•	annual cash incentive compensation (based principally on WEC earnings per share and cash flow performance) and short-term dividend equivalents;
•	long-term incentive compensation through a mix of: (1) WEC stock options; (2) WEC restricted stock; and (3) WEC performance units; and
•	retirement programs.

With respect to each of these elements, we analyze market data provided by Towers Watson, a compensation consulting firm retained by management, to help determine the appropriate levels of compensation for each named executive officer. This Compensation Discussion and Analysis contains a more detailed discussion of each of these elements and the extent to which we analyzed market data in establishing each individual element in 2010.

Specifically, for 2010:

•	base salaries were frozen for the second consecutive year at 2008 levels;
•	WEC’s death benefit only plan was amended to eliminate the payment of any benefit once participants in the plan have retired;
•	the annual cash incentive award represented 208.75% of the target award as a result of strong financial and operational performance;
•

eliminated the automatic payment of dividends on outstanding WEC performance units, and instead granted short-term dividend equivalents that only vest upon the achievement of a performance target established by the Compensation Committee;

•	the short-term dividend equivalents vested because WEC achieved the 2010 performance target for earnings from continuing operations;
•	decreased the target value of long-term incentive compensation between 9% and 12%;
•

the long-term incentive awards consisted of 80% WEC performance units, 10% WEC stock options and 10% WEC restricted stock, resulting in a significant part of the long-term award being tied to WEC performance and shareholder value over a multi-year period; and

•

total WEC stockholder return for the three-year performance period ended December 31, 2010 was at the 88.5th percentile of the peer group established by the Compensation Committee, resulting in the performance units granted in 2008 vesting at a level of 170.0%.

We also have long-standing policies regarding stock ownership to further align management’s interests with those of WEC’s stockholders, including:

•

stock ownership guidelines that require executive officers to, generally within five years of appointment as an executive officer, acquire and hold WEC common stock having a minimum fair market value ranging from 150% to 300% of base salary; and

•	a no-hedging policy that prohibits directors, officers and employees from hedging the economic interest in the WEC shares they hold.

Compensation Committee. The Compensation Committee is responsible for making decisions regarding compensation for executive officers of WEC and its principal subsidiaries, including the Company, and for developing our executive compensation philosophy. The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among the principal responsibilities of the Compensation Committee. The Compensation Committee also approves the compensation of each of our other executive officers and recommends the compensation of our Board of Directors, with input from WEC’s Corporate Governance Committee, for approval by the Board. In addition, the Compensation Committee administers our long-term incentive compensation programs, including the WEC 1993 Omnibus Stock Incentive Plan, as amended and restated, and the WEC Performance Unit Plan, as amended, which are discussed further below.

The Compensation Committee is comprised solely of directors who are “independent directors” under WEC’s corporate governance guidelines (which are also applicable to the Company) and the rules of the New York Stock Exchange. No member of the Compensation Committee is a current or former employee of WEC or its subsidiaries, including the Company.

Competitive Data. As a general matter, we believe the labor market for WEC executive officers is consistent with that of general industry. Although we recognize WEC’s business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

To confirm that our annual executive compensation is competitive with the market, we consider the market data obtained from Towers Watson. For 2010, Towers Watson provided us with compensation data from its 2010 Executive Compensation Data Bank, which contains information obtained from 430 companies of varying sizes in a wide range of businesses throughout general industry, including information from 102 companies within the “energy services” industry (i.e., companies with regulated and/or unregulated utility operations and independent power producers).

For Messrs. Klappa, Leverett and Fleming, the term “market median” means the median level for an executive officer serving in a comparable position in a comparably sized company to WEC (revenues of $3 billion to $6 billion) in general industry based on our analysis of the Towers Watson survey data. With respect to Mr. Kuester, given the nature of his position as principal executive officer of WEC’s electric utility generation operations in 2010, we consider the average of (1) the median level for an individual serving as the top generation officer of a company comparable in size to We Energies (revenues of $3 billion to $6 billion) in the energy services industry and (2) the median level for the chief executive officer in general industry in a business comparable in size to the generation operations of WEC. With respect to Ms. Rappé, given the scope of her responsibilities as Chief Administrative Officer of WEC and the Company, we consider the average of (1) the median level for an individual serving as the top administrative officer of a company comparable in size to We Energies in the energy services industry and (2) the median level for the top administrative officer in general industry in a business comparable in size WEC.

Our comparison of each element of compensation with the appropriate market data when setting the compensation levels of our named executive officers drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.

Annual Base Salary. The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.

After careful consideration of the market data and in light of the economic conditions in our service territories at the end of 2009, the Compensation Committee agreed with Mr. Klappa’s recommendation to freeze base salaries in 2010 for all officers of WEC and its subsidiaries, including the named executive officers, for the second consecutive year. Officers salaries were also frozen in 2009 at 2008 levels. The named executive officers did receive an increase in base salary in 2011, which reflects a return to our customary practice.

Annual Cash Incentive Compensation. We provide annual cash incentive compensation through WEC’s Short-Term Performance Plan (STPP). The STPP provides for annual cash awards to named executive officers based upon the achievement of pre-established stockholder, customer and employee focused objectives. All payments under the plan are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to WEC stockholder value, as well as individual contributions to successful operations.

2010 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our named executive officers. This target level of compensation is expressed as a percentage of base salary. Each of Messrs. Klappa, Leverett and Kuester, and Ms. Rappé has an employment agreement with WEC that specifies a minimum target level of compensation under the STPP based on a percentage of such executive officer’s annual base salary. Under the terms of these employment agreements, the target award may not be adjusted below these minimum levels unless the WEC Board of Directors or Compensation Committee takes action resulting in the lowering of target awards for the entire senior executive group. The target levels contained in the employment agreements were negotiated and, we believe, consistent with market practice at the time the agreements were entered into. These target levels continue to be supported by market data.

For 2010, the Compensation Committee approved the target awards under the STPP for each named executive officer set forth below. The targets are unchanged from previous years and are the same as those set forth in their employment agreements.

Executive Officer	Target STPP Award as a Percentage of Base Salary

Mr. Klappa	100%
Mr. Leverett	80%
Mr. Kuester	80%
Mr. Fleming	70%
Ms. Rappé	60%

For 2010, the possible payout for any named executive officer ranged from 0% of the target award to 210% of the target award, based on WEC’s performance.

2010 Performance Goals. The Compensation Committee adopted the 2010 STPP with a continued principal focus on financial results. In December 2009, the Compensation Committee approved the two primary performance measures to be used in 2010: (1) WEC’s earnings per share from continuing operations (75% weight); and (2) WEC’s cash flow (25% weight). We believe these measures are key indicators of financial strength and performance and are recognized as such by the investment community. In addition, because of the significant capital expenditures necessary in 2010 for the continued construction of the Oak Creek expansion, environmental controls and renewable generation, we felt cash flow was an important financial measurement for WEC. In January 2010, the Compensation Committee approved threshold level, target level, above target level and maximum payout level performance goals for each of these performance measures under the STPP. If the threshold level, target level, above target level or maximum payout level performance goal was achieved for both performance measures, officers participating in the STPP could receive 50%, 100%, 125% or 200%, respectively, of the target award. If WEC’s performance falls between these payout levels, the vesting percentage is determined by interpolating on a straight line basis the appropriate vesting percentage.

WEC’s earnings per share from continuing operations goals for 2010 were a threshold level goal of $3.65 per share, a target level goal of $3.70 per share, an above target level goal of $3.72 per share and a maximum payout level goal of $3.76 per share. The performance goals for WEC’s cash flow were set at a threshold level goal of ($415.3) million, a target level goal of ($399.0) million, an above target level goal of ($390.9) million and a maximum payout level goal of ($366.4) million.

In addition, new for the 2010 STPP, the Compensation Committee determined that if WEC’s earnings per share from continuing operations were between $3.61 and $3.64, officers would receive an award related to the earnings per share component of the STPP determined by interpolating on a straight line basis the appropriate vesting percentage. The officers would not receive an award related to the cash flow component if WEC’s cash flow fell below the threshold level. Therefore, under these circumstances, the vesting percentage would be a percentage of the earnings per share component only, which is given a 75% weighting. For example, if WEC’s earnings per share from continuing operations were $3.61 for 2010 and there was no payout related to the cash flow component, officers would be entitled to 10% of just the earnings per share component of the STPP award, or 7.5% of the target level of the aggregate award. Earnings per share of $3.60 or below would result in no payout. The Compensation Committee felt that even if WEC did not achieve what would normally be the threshold level goal for earnings per share, the WEC stockholders would still be provided with significant value if WEC earned at least $3.61 per share from continuing operations, and therefore, the officers should earn some incentive award. The Committee determined that cash flow below the threshold level goal would not deliver sufficient value to warrant any amount of incentive award.

The Compensation Committee evaluated three different sources of information to arrive at the 2010 WEC earnings per share performance levels. The first was the four and five-year growth rates for the period from 2004 to 2009 for the companies included in the peer group established for purposes of the WEC performance units, discussed below under “2010 Performance Units”. Actual growth rates were available for years 2004 through 2008 and, in the case of WEC, 2009. The then most recent Thomson Reuters First Call 2009 estimates were used for the remaining peer group companies. This data suggested that WEC’s earnings per share from continuing operations would need to grow by 6.0% to 6.5% for WEC to be in the top quartile of peer group companies. The second source of data reviewed by the Compensation Committee was a survey prepared by Morgan Stanley in June 2009 regarding long-term earnings per share growth in the utility industry. Of the 27 companies in WEC’s performance unit peer group, 10 provided targeted growth rates that were included in the survey: Avista Corporation, DTE Energy Company, Duke Energy Corp., Integrys Energy Group, Northeast Utilities, Nstar, PG&E Corporation, SCANA Corporation, The Southern Company and Xcel Energy Inc. Four of these companies targeted long-term earnings per share growth at or above 6.0%. Lastly, the Committee considered WEC’s guidance range for earnings per share growth in 2010, which was 14% to 17.5% over 2009 earnings. This expected growth was being driven primarily by the anticipated commercial operation of the two units at the Oak Creek expansion in 2010. After evaluating the data, the Compensation Committee determined that using WEC’s 2010 guidance range to set performance level goals would be most appropriate, as using the historical or survey data would have set performance targets unreasonably low and would not account for the significant earnings growth expected from WEC’s Oak Creek expansion. As a result, the Compensation Committee set the lower level of the guidance range ($3.65 per share) as the threshold level goal, the mid-point of the range ($3.70 per share) as the target level goal and $3.72 per share as the above target level goal. The Compensation Committee set the maximum payout level goal at $3.76 per share, which was equal to the high end of the guidance range plus $0.01.

Once the Compensation Committee established the WEC earnings per share performance level (i.e., threshold level, target level, above target level and maximum payout level) goals, it set the WEC cash flow performance levels at the amount of cash flow estimated to be necessary to achieve the corresponding WEC earnings per share performance level. These amounts were presented to and approved by the Finance Committee of the WEC Board of Directors. In the judgment of the Compensation Committee, these WEC cash flow targets reasonably represented the amount of cash flow necessary to achieve a combination of WEC earnings per share performance and appropriate capital spending levels given the scope of WEC’s construction program.

In December 2009 and January 2010, the Compensation Committee also approved operational performance measures and targets under the annual incentive plan. Annual incentive awards could be increased or decreased by up to 10% of the target award based upon WEC’s performance in the operational areas of customer satisfaction (5% weight), supplier and workforce diversity (2.5%) and safety (2.5%). Although the Compensation Committee believes the achievement of financial performance goals are necessary, it also recognizes the importance of strong operational results to the success of WEC and the Company.

In addition to applying these financial and operational factors, the Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate.

2010 Performance Under the STPP. In January 2011, the Compensation Committee reviewed WEC’s actual performance for 2010 against the financial and operational performance goals established under the STPP, subject to final audit. In 2010, WEC’s financial performance satisfied the maximum payout level established for both earnings per share from continuing operations and cash flow. In 2010, WEC’s earnings per share from continuing operations were $3.84 and WEC’s cash flow was $47.7 million. WEC’s cash flow is measured by (i) adding together cash used in investing activities, excluding an investment in its (and our) transmission affiliate and net proceeds from asset sales, cash received from the exercise of stock options and cash used to purchase common stock and (ii) subtracting this amount from cash provided by operations. WEC’s cash flow measure is not a measure of financial performance under generally accepted accounting principles. Recognizing that cash flows can be affected by factors outside of management’s control and that construction of WEC’s four Power the Future generating units is now complete, the primary performance measure in 2011 will be WEC’s earnings per share from continuing operations.

By satisfying the maximum payout level with respect to both WEC’s earnings per share from continuing operations and cash flow, the named executive officers earned 200% of the target award from the financial goal component of the STPP.

With respect to operational goals in 2010, the performance at WEC and its subsidiaries, including the Company, generated an 8.75% increase to the compensation awarded under the STPP, as detailed below. The Compensation Committee measured customer satisfaction levels based on the results of surveys that an independent third party conducted of customers who had direct contact with the Company and WG during the year, which measured (1) customers’ satisfaction with the Company and WG in general and (2) customers’ satisfaction with respect to their particular interactions with the Company and WG. In 2010, the Company and WG exceeded target levels related to both measures leading to a 5.0% increase in the award. With respect to safety measures, WEC and its subsidiaries, including the Company, exceeded the target levels for both Occupational Safety and Health Administration (OSHA) recordable injuries and lost-time injuries leading to a 2.5% increase in the STPP award. WEC and its subsidiaries exceeded target level performance with respect to supplier diversity and achieved target level performance with respect to workforce diversity, resulting in an increase in the STPP award of 1.25% for 2010.

Based on performance against the financial and operational goals established by the Compensation Committee, Mr. Klappa received annual incentive cash compensation under the STPP of $2,356,804 for 2010. This represented 208.75% of his annual base salary. Messrs. Leverett, Kuester and Fleming, and Ms. Rappé received annual cash incentive compensation for 2010 under the STPP equal to 167%, 167%, 146.125% and 125.25% of their respective annual base salaries, representing 208.75% of the target award for each officer.

In view of the discretionary component of the annual cash incentive plan, the Compensation Committee also considered other significant accomplishments of WEC and its subsidiaries, including the Company, in 2010. These included:

•	Strong financial performance

•	Record WEC earnings from continuing operations of $3.84 per share.
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WEC’s debt to total capital ratio of 54.1% at year-end 2010, attributing 50% common equity treatment to WEC’s 2007 Series A Junior Subordinated Notes, which we believe is consistent with the treatment given by the majority of rating agencies. WEC’s year-end debt to total capital ratio was significantly better than its target of 56.5%, and better than year-end 2009.

•	An 18.5% increase in WEC’s dividend effective with the first quarter payment in 2010.
•	WEC common stock share price increased by 18.1% during 2010.
•	WEC common stock traded at $61.02 per share on December 1, 2010, which, at that time, was an all-time high.
•	WEC received the Edison Electric Institute’s Index Award in the large utility category for the highest total shareholder return over the five-year period ended September 30, 2010.

•	Operational excellence

•	Unit 1 at the Oak Creek expansion was completed and placed into commercial operation in February 2010, and Unit 2 was placed into commercial operation in January 2011.
•

Continued improvements in customer satisfaction based on customer surveys. Data from 2010 indicated that the Company and WG consistently performed in the top quartile of the industry, achieving their best customer satisfaction ratings since the merger of the Company and WG. In addition, benchmark data from 2010 among the largest customers of 60 U.S. utilities indicated that the Company and WG ranked in the top quartile of the industry nationally, fourth best in the Midwest and the best in the State of Wisconsin.

•	Best overall safety results in WEC’s history.
•	For the second consecutive year, WEC’s leadership team was more diverse than the population of its service area.

•	WEC was named one of the 100 best corporate citizens in the United States by Corporate Responsibility magazine for the third consecutive year.

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Leadership and excellence in corporate governance as evidenced by WEC’s continued receipt during 2010 of a rating of “10,” the highest possible score, from GovernanceMetrics International (only company worldwide to consistently earn this distinction).

In view of the financial and operational accomplishments and the accomplishments listed above, the Compensation Committee determined that the awards under the STPP were appropriate in relation to WEC’s and the Company’s 2010 performance without any further adjustment.

Short-Term Dividend Equivalents. The Compensation Committee amended WEC’s STPP effective January 1, 2010 to provide for short-term dividend equivalents and, at the same time, amended WEC’s Performance Unit Plan to eliminate dividend equivalents on all future WEC performance units. See “Long-Term Incentive Compensation” below for additional information regarding this amendment. Under WEC’s STPP as amended, beginning with the 2010 performance unit grants, certain officers, including the named executive officers, and employees are eligible to receive dividend equivalents in an amount equal to the number of WEC performance units at the target 100% rate held by each such officer and employee on the dividend declaration date multiplied by the amount of cash dividends paid by WEC on a share of its common stock on such date. The short-term dividend equivalents vest at the end of each year only if WEC achieves the performance target or targets for that year established by the Compensation Committee in the same manner as the performance targets are established under the STPP for the annual incentive awards. For 2010, the Compensation Committee determined that the short-term dividend equivalents would be dependent upon WEC’s performance against a target for earnings from continuing operations. The Compensation Committee established $3.70 per share from continuing operations, the mid-point of WEC’s earnings guidance, as the target, and WEC achieved $3.84 per share.

Long-Term Incentive Compensation. The Compensation Committee administers WEC’s 1993 Omnibus Stock Incentive Plan which is a WEC stockholder-approved, long-term incentive plan designed to link the interests of executives and other key employees of WEC and its subsidiaries, including the Company, to creating long-term stockholder value. It allows for various types of awards tied to the performance of WEC common stock, including stock options, stock appreciation rights and restricted stock. In 2005, the Compensation Committee approved the Wisconsin Energy Corporation Performance Unit Plan, under which the Compensation Committee may award WEC performance units. The Compensation Committee primarily uses (1) WEC performance units, (2) WEC stock options and (3) WEC restricted stock to deliver long-term incentive opportunities.

Each year, the Compensation Committee makes annual grants of performance units under WEC’s Performance Unit Plan. The WEC performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends. Under the terms of the performance units, payouts are based on WEC’s level of “total stockholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period. The performance units are settled in cash.

Performance units granted prior to the January 2010 grant entitled each holder of WEC performance units to receive a cash dividend when WEC declared a dividend on its common stock in an amount equal to the number of performance units granted to the holder at the target 100% rate multiplied by the amount of the dividend paid on a share of WEC’s common stock. In December 2009, the Compensation Committee amended and restated WEC’s Performance Unit Plan to eliminate the dividend payment on all performance units awarded after January 1, 2010.

Prior to this amendment, dividends paid on outstanding WEC performance units were earned and paid regardless of WEC’s performance. The Compensation Committee made these amendments beginning with the 2010 compensation package because it concluded that a plan designed to reward WEC performance should not provide for guaranteed dividends regardless of performance. Under the WEC STPP as amended (see “Short-Term Dividend Equivalents” above), the short-term dividend equivalents only vest upon WEC achieving the performance target.

Each year, the Compensation Committee also makes annual WEC stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of WEC common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent WEC’s stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of WEC’s stockholders in attaining long-term stock price appreciation.

Beginning with the 2010 long-term incentive award, the Compensation Committee also awards WEC restricted stock as part of the long-term incentive plan. The Towers Watson market data indicated that many companies were shifting the mix of long-term compensation - reducing the number of options awarded and granting time-vesting restricted stock.

Aggregate 2010 Long-Term Incentive Awards. In establishing the target value of long-term incentive awards for each named executive officer in 2010, we analyzed the market compensation data included in the Towers Watson survey. For Messrs. Klappa and Fleming, and Ms. Rappé we determined the ratio of (1) the market median value of long-term incentive compensation to (2) the market median level of annual base salary, and multiplied each annual base salary by the applicable market ratio to determine the value of long-term incentive awards to be granted. For both Messrs. Leverett and Kuester, we established the same target level of long-term incentive compensation using the average of the results obtained for each officer. We wanted to establish parity in long-term incentive opportunity between the heads of the financial and key operational areas of WEC and its subsidiaries, including the Company, because of the critical role each plays in executing WEC’s and the Company’s long-term strategy. This target value of long-term incentive compensation for each named executive officer was presented to and approved by the Compensation Committee.

For 2010, the Compensation Committee approved a long-term incentive award consisting of 80% WEC performance units, 10% WEC stock options and 10% WEC restricted stock. Because the Compensation Committee wanted a significant part of the long-term award to be tied to WEC performance and shareholder value, it increased the performance unit award to represent approximately 80% of the long-term target award as compared to 72% of the target award in 2009. Due to the increase in the market value of WEC’s common stock between the 2009 and 2010 awards, the number of WEC performance units granted in 2010 actually decreased even though performance units made up a larger percentage of the total long-term target award.

In addition, based upon our review of the market data, the Compensation Committee decreased the target value of the 2010 long-term incentive compensation grant. The target value of the 2010 grant represents between a 9% and 12% decrease from the target value of the 2009 long-term incentive compensation grant. The Compensation Committee believes the decrease in the target value of long-term incentive compensation reflected in the market data was indicative of the decline in compensation trends during 2009.

2010 Stock Option Grants. In December 2009, the Compensation Committee approved the grant of WEC stock options to each of the named executive officers and established an overall pool of options that were granted to approximately 130 other employees. These option grants were made effective January 4, 2010, the first trading day of 2010. The options were granted with an exercise price equal to the average of the high and low prices reported on the New York Stock Exchange for shares of WEC common stock on the grant date. The options were granted in accordance with our standard practice of making annual stock option grants in January of each year, and the timing of the grants was not tied to the timing of any release of material non-public information. These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of WEC stock options may be accelerated in connection with a change in control of WEC or an executive officer’s termination of employment. See “Potential Payments upon Termination or Change in Control” under “Executive Officers’ Compensation” for additional information.

For purposes of determining the appropriate number of options to grant to a particular named executive officer, the value of an option was determined based on the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation primarily because the market information we review from Towers Watson calculates the value of option awards on this basis. The following table provides the number of WEC stock options granted to each named executive officer in 2010.

Executive Officer	Options Granted

Mr. Klappa	65,530
Mr. Leverett	34,105
Mr. Kuester	34,105
Mr. Fleming	12,140
Ms. Rappé	10,120

For financial reporting purposes, the WEC stock options granted in 2010 had a grant date fair value of $6.01 per option for Messrs. Klappa, Kuester and Fleming, and a grant date fair value of $7.91 for Mr. Leverett and Ms. Rappé. Messrs. Klappa, Kuester and Fleming are considered to be “retirement eligible.” Therefore, their options are presumed to have a shorter expected life, which results in a lower option value.

2010 Restricted Stock Awards. In December 2009, the Compensation Committee also approved the grant of WEC restricted stock to each of the named executive officers and established an overall pool of WEC restricted stock that was granted to approximately 130 other employees. These grants were also made effective January 4, 2010. The WEC restricted stock vests in three equal annual installments beginning on January 4, 2011. The vesting of the WEC restricted stock may be accelerated in connection with a termination of employment due to a change in control of WEC, death or disability or by action of the Compensation Committee. See “Potential Payments upon Termination or Change in Control” under “Executive Officers’ Compensation” for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by withholding the required amount from the executive’s compensation. The named executive officers have the right to vote the restricted stock and to receive cash dividends at the same time that WEC declares and pays a dividend to its stockholders.

For purposes of determining the appropriate number of shares of WEC restricted stock to grant to a particular named executive officer, the Compensation Committee used a value of $47.69 per share. This value was based on the volume weighted stock price of WEC’s common stock for the ten trading days beginning on December 7, 2009 and ending on December 18, 2009. The Compensation Committee used these dates to minimize volatility in the stock market and to shorten the timeframe between the time the calculation of the awards is made and the actual grant date, January 4, 2010. The following table provides the number of shares of WEC restricted stock granted to each named executive officer in 2010.

Executive Officer	Restricted Stock Granted

Mr. Klappa	8,285
Mr. Leverett	4,310
Mr. Kuester	4,310
Mr. Fleming	1,535
Ms. Rappé	1,280

2010 Performance Units. In 2010, the Compensation Committee granted WEC performance units to each of the named executive officers and approved a pool of WEC performance units that were granted to approximately 130 other employees. With respect to the 2010 WEC performance units, the amount of the benefit that ultimately vests will be dependent upon WEC’s total stockholder return over a three-year period ending December 31, 2012, as compared to the total stockholder return of the custom peer group of companies described below. Total stockholder return is the calculation of total WEC return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period.

Upon vesting, the WEC performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of WEC’s common stock on the last trading day of the performance period.

In addition to Wisconsin Energy Corporation, the peer group used for purposes of the performance units is comprised of: Allegheny Energy, Inc.; Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Avista Corporation; Consolidated Edison, Inc.; DTE Energy Company; Duke Energy Corp.; FirstEnergy Corp.; Great Plains Energy; Integrys Energy Group, Inc.; NiSource Inc.; Northeast Utilities; Nstar; NV Energy, Inc.; OGE Energy Corp.; Pepco Holdings, Inc.; PG&E Corporation; Pinnacle West Capital Corporation; Portland General; Progress Energy Inc.; SCANA Corporation; Sempra Energy; The Southern Company; Westar Energy, Inc.; and Xcel Energy Inc. This peer group was chosen because we believe these companies are similar to WEC in terms of business model and long-term strategies.

The required percentile ranking and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent

< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If WEC’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a named executive officer’s cessation of employment with WEC prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon (1) the termination of the named executive officer’s employment by reason of disability or death or (2) a change in control of WEC while the named executive officer is employed by WEC or its subsidiaries, including the Company. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the named executive officer by reason of retirement prior to the end of the three-year performance period.

For purposes of determining the appropriate number of WEC performance units to grant to a particular named executive officer, the Compensation Committee used a value of $47.69 per unit, the same value used for the restricted stock. The following table provides the number of units granted to each named executive officer at the 100% target level.

Executive Officer	Performance Units Granted
Mr. Klappa	66,290
Mr. Leverett	34,500
Mr. Kuester	34,500
Mr. Fleming	12,280
Ms. Rappé	10,240

2010 Payouts Under Previously Granted Long-Term Incentive Awards. In 2008, the Compensation Committee granted WEC performance unit awards to participants in the plan, including the named executive officers. The terms of the WEC performance units granted in 2008 were substantially similar to those of the WEC performance units granted in 2010 described above, and the required performance percentile ranks and related vesting schedule were identical to that of the 2010 units.

Payouts under the 2008 WEC performance units were based on WEC’s total stockholder return for the three-year performance period ended December 31, 2010 against the same group of peer companies used for the 2010 WEC performance unit awards.

For the three-year performance period ended December 31, 2010, WEC’s total stockholder return was at the 88.5th percentile of the peer group, resulting in the performance units vesting at a level of 170.0%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of WEC’s common stock ($58.86) on December 31, 2010, the last trading day of the performance period. The actual payout to each named executive officer is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2010” table. This table also reflects amounts realized by any named executive officer in connection with the exercise in 2010 of any vested WEC stock options and the amounts realized by any named executive officer in connection with the vesting of previously granted WEC restricted stock. For information on other outstanding equity awards held by our named executive officers at December 31, 2010, please refer to the table entitled “Outstanding Equity Awards at Fiscal Year-End 2010”.

Stock Ownership Guidelines. The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the named executive officers. Accordingly, the Compensation Committee has implemented WEC stock ownership guidelines for officers of WEC and the Company. These guidelines provide that each executive officer, including the named executive officers, should, over time (generally within five years of appointment as an executive officer), acquire and hold WEC common stock having a minimum fair market value ranging from 150% to 300% of base salary. In addition to shares owned outright, holdings of each of the following are included in determining compliance with the stock ownership guidelines: WEC restricted stock; WEC phantom stock units held in WEC’s Executive Deferred Compensation Plan; WEC stock held in the 401(k) plan; WEC performance units at target; vested WEC stock options; and WEC shares held by a brokerage account, jointly with an immediate family member or in a trust.

The Compensation Committee periodically reviews whether the officers are in compliance with these guidelines. The last review was completed in July 2010, and the Compensation Committee determined that all officers either satisfied, or were making appropriate progress to satisfy, the established guidelines.

Policy Regarding Hedging the Economic Risk of Stock Ownership. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as WEC’s other stockholders. Therefore, we have a policy under which directors, officers and employees, including the named executive officers, are prohibited from engaging in any such transactions.

Retirement Programs. WEC also maintains retirement plans in which the named executive officers participate: a defined benefit pension plan of the cash balance type, two supplemental executive retirement plans and individual letter agreements with each of the named executive officers. We believe WEC’s retirement plans are a valuable benefit in the attraction and retention of our employees, including the named executive officers. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about the retirement plans, see “Pension Benefits at Fiscal Year-End 2010” and “Retirement Plans” later in this information statement.

Other Benefits, Including Perquisites. The Company provides its executive officers, including the named executive officers, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this information statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical benefits coverage, retirement benefits and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of the Company’s salaried employees.

The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, payment of the cost of a mandatory physical exam that the Board requires annually, limited spousal travel for business purposes and the cost of a residential security system. The Company also pays periodic dues and fees for club memberships for certain of the named executive officers and other designated officers. In addition, executive officers receive tax gross-ups to reimburse the officer for certain tax liabilities. For a more detailed discussion of perquisites made available to the named executive officers, please refer to the notes following the Summary Compensation Table.

We periodically review market data regarding executive perquisite practices. We reviewed a survey conducted by The Ayco Company, L.P., a financial services firm (“AYCO”), in 2009 of 319 companies throughout general industry. Based upon this review, we believe that the perquisites we provide to our executive officers are generally market competitive. We reimburse executives for taxes paid on income attributable to the financial planning benefits provided to our executives only if the executive uses the Company’s identified preferred provider, AYCO. We believe the use of our preferred financial adviser provides administrative benefits and eases communication between Company personnel and the financial adviser. We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer relationships. Officers, including the named executive officers, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. The total annual club dues are included in the Summary Compensation Table. We do not permit personal use of the airplane in which WEC owns a partial interest. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by WEC personnel. There is no incremental cost to WEC or the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether an executive’s spouse travels.

In addition, each of our executive officers participates in WEC’s death benefit only plan. Under the terms of the plan, upon an executive officer’s death a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary if the officer is employed by WEC or its subsidiaries, including the Company, at the time of death. In December 2009, the Compensation Committee amended the terms of the death benefit only plan to eliminate the payment of any benefit once participants in the plan have retired. The Compensation Committee determined that this benefit was no longer supported by market data.

Severance Benefits and Change in Control. Competitive practices dictate that companies provide reasonable severance benefits to employees. In addition, we believe it is important to provide protections to the named executive officers in connection with a change in control of WEC. Our belief is that the interests of WEC’s stockholders will be best served if the interests of the named executive officers are aligned with them, and providing change in control benefits should eliminate, or at least reduce, any reluctance of management to pursue potential change in control transactions that may be in the best interests of WEC’s stockholders.

Each of Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé has an employment agreement with WEC, which includes change in control and severance provisions. Under the terms of these agreements, the applicable named executive officer is entitled to certain benefits in the event of a termination of employment. In the event of a termination of employment (1) in anticipation of or following a change in control by WEC for any reason, other than cause, death or disability, (2) by the applicable executive officer for good reason in connection with or in anticipation of a change in control of WEC or (3) by the applicable executive officer after completing one year of service following a change in control of WEC, each named executive officer is generally entitled to:

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A lump sum payment equal to three times: (1) the highest annual base salary in effect during the last three years and (2) the higher of the current year target bonus amount or the highest bonus paid in any of the last three years (except for Ms. Rappé, whose payment is based upon the current year target bonus amount);

•

A lump sum payment assuming three years of additional credited service under the qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination and (2) any salary in effect during the 180 day period preceding the termination date, plus the highest bonus amount (except for Ms. Rappé, whose payment is based upon the current year target bonus amount);

•	A lump sum payment equal to the value of three additional years of WEC match in the 401(k) plan and the WEC Executive Deferred Compensation Plan;
•	Continuation of health and certain other welfare benefit coverage for three years following termination of employment;
•	Full vesting of WEC stock options, WEC restricted stock and WEC performance units;
•	Financial planning services and other benefits; and
•	A gross-up payment should any payments trigger federal excise taxes.

In the absence of a change in control, if WEC terminates the employment of the applicable named executive officer for any reason other than cause, death or disability, or the applicable named executive officer terminates his or her employment for good reason, the payments to the applicable named executive officer will be the same as those described above, except that with respect to Messrs. Leverett and Kuester, and Ms. Rappé, (1) the multiple for the lump sum payment in the first bullet point will be reduced to two, (2) the number of additional years of credited service for qualified and non-qualified retirement plans will be two, (3) the number of additional years of matching in the 401(k) plan and the WEC Executive Deferred Compensation Plan will be two, and (4) health and certain other welfare benefits will continue for two years following termination of employment. Mr. Fleming is not entitled to receive any severance benefits under his agreement upon termination of employment for good reason or without cause in the absence of a change in control.

We believe the amounts payable under these agreements are consistent with market standards as confirmed by our periodic analysis of data provided by Towers Watson.

In addition, WEC’s supplemental pension plan provides that in the event of a change in control of WEC, each named executive officer will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

For a more detailed discussion of the benefits and tables that describe payouts under various termination scenarios, see “Potential Payments upon Termination or Change in Control” later in this information statement.

Impact of Prior Compensation. The Compensation Committee did not consider the amounts realized or realizable from prior incentive compensation awards in establishing the levels of short-term and long-term incentive compensation for 2010.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year, unless the compensation is performance-based under Section 162(m) and is issued through a plan that has been approved by stockholders. Although the Compensation Committee takes into consideration the provisions of Section 162(m), maintaining tax deductibility is but one consideration among many in the design of our executive compensation program.

With respect to 2010 compensation for the named executive officers, the stock option grants under WEC’s 1993 Omnibus Stock Incentive Plan have been structured to qualify as performance-based compensation under Section 162(m). Annual cash incentive awards and short-term dividend equivalents under the STPP and WEC performance units under the Performance Unit Plan do not qualify for tax deductibility under Section 162(m). In addition, the WEC restricted stock awards are not Section 162(m) eligible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this information statement.

The Compensation Committee

John F. Bergstrom, Committee Chair
Ulice Payne, Jr.
Frederick P. Stratton, Jr.

EXECUTIVE OFFICERS’ COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s other three most highly compensated executive officers (the “named executive officers”) during 2010, 2009 and 2008. The amounts shown in this and all subsequent tables in this information statement are WEC consolidated compensation data.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) (6) ($)	Total ($)
Gale E. Klappa
Chairman of the Board,	2010	1,129,008	--	3,716,818	393,835	2,462,868	2,399,257	214,033	10,315,819
President and Chief	2009	1,129,008	--	3,191,032	2,309,953	2,286,241	2,450,367	212,627	11,579,228
Executive Officer of	2008	1,129,008	--	1,441,050	2,946,000	2,328,579	1,328,616	261,040	9,434,293
WEC, WE and WG
Allen L. Leverett
Executive Vice President	2010	607,680	--	1,934,290	269,771	1,070,026	387,507	106,512	4,375,786
and Chief Financial	2009	607,680	--	1,688,178	1,222,020	984,442	314,667	93,366	4,910,353
Officer of WEC, WE	2008	607,680	--	761,355	1,612,935	1,002,672	88,151	101,049	4,173,842
and WG
Frederick D. Kuester
Executive Vice President	2010	657,000	--	1,934,290	204,971	1,152,390	1,117,215	91,782	5,157,648
of WEC and WG;	2009	657,000	--	1,688,178	1,222,020	1,064,340	1,463,700	92,546	6,187,784
Executive Vice	2008	657,000	--	761,355	1,612,935	1,084,050	927,165	136,983	5,179,488
President and Chief
Operating Officer of WE
James C. Fleming
Executive Vice President	2010	441,000	--	688,539	72,961	664,059	219,747	76,425	2,162,731
and General Counsel of	2009	441,000	--	615,073	372,400	625,118	233,114	69,838	2,356,543
WEC, WE and WG	2008	441,000	--	293,014	497,535	636,694	219,296	76,298	2,163,837
Kristine A. Rappé
Senior Vice President	2010	393,708	--	574,157	80,049	509,504	555,288	110,660	2,223,366
and Chief Administrative	2009	393,708	--	514,390	372,423	478,356	463,564	91,670	2,314,111
Officer of WEC, WE	2008	393,708	--	232,970	492,964	487,214	252,329	119,066	1,978,251
and WG

(1)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of (i) WEC performance units awarded to each named executive officer in the respective year for which such amounts are reported and (ii) shares of WEC restricted stock awarded to each named executive officer in 2010 (no restricted stock was granted in 2009 or 2008). The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon (i) in the case of the performance units, WEC’s performance over the three-year performance period, and (ii) in the case of the shares of WEC restricted stock, WEC’s performance and the executive’s number of additional years of service with the Company. The value of the WEC performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé is $5,781,839, $3,009,090, $3,009,090, $1,071,062 and $893,133 for the 2010 awards, respectively; $5,584,327, $2,954,332, $2,954,332, $1,076,398 and $900,193 for the 2009 awards, respectively; and $2,521,838, $1,332,395, $1,332,395, $512,774 and $407,721 for the 2008 awards, respectively.

(2)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of WEC stock options awarded to each named executive officer in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon WEC performance and the executive’s number of additional years of service with WEC or its subsidiaries, including the Company. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the WEC stock options. See “Stock Options” in Note A -- Summary of Significant Accounting Policies and Note H -- Common Equity in the Notes to Consolidated Financial Statements in our 2010 Annual Report on

Form 10-K for a description of these assumptions. For 2010, the assumptions made in connection with the valuation of the stock options are the same as described in Note A in our 2010 Annual Report, except that the expected life of the options is 4.9 years for Messrs. Klappa, Kuester and Fleming and 7.6 years for Mr. Leverett and Ms. Rappé and the expected forfeiture rate is 0%. The change in the expected life of the options to 4.9 years for Messrs. Klappa, Kuester and Fleming and 7.6 years for Mr. Leverett and Ms. Rappé from 5.9 years, as set forth in Note A, resulted from the fact that Messrs. Klappa, Kuester and Fleming were “retirement eligible” as of December 31, 2010, and Mr. Leverett and Ms. Rappé were not, whereas the assumption described in Note A is a weighted average of all option holders. The change in the expected forfeiture rate to 0% from 2.0%, as set forth in Note A, is due to the assumption that the named executive officers will not forfeit any of their WEC stock options.

For 2009, the assumptions made in connection with the valuation of WEC stock options are the same as described in Note A in our 2010 Annual Report, except that the expected life of the options is 4.4 years for Mr. Fleming and 6.8 years for the rest of the named executive officers and the expected forfeiture rate is 0%. The change in the expected life of the options to 4.4 years for Mr. Fleming and 6.8 years for the rest of the named executive officers from 6.2 years, as set forth in Note A, resulted from the fact that Mr. Fleming was “retirement eligible” as of December 31, 2009, and none of the other named executive officers were, whereas the assumption described in Note A is a weighted average of all option holders. The change in the expected forfeiture rate to 0% from 2.0%, as set forth in Note A, is due to the assumption that the named executive officers will not forfeit any of their WEC stock options.

For 2008, the assumptions made in connection with the valuation of WEC stock options are the same as described in Note A in our 2010 Annual Report, except that the expected life of the options is 4.6 years for Mr. Fleming and 6.8 years for the rest of the named executive officers and the expected forfeiture rate is 0%. The change in the expected life of the options to 4.6 years for Mr. Fleming and 6.8 years for the rest of the named executive officers from 6.2 years, as set forth in Note A, resulted from the fact that Mr. Fleming was “retirement eligible” as of December 31, 2008, and none of the other named executive officers were, whereas the assumption described in Note A is a weighted average of all option holders. The change in the expected forfeiture rate to 0% from 2.0%, as set forth in Note A, is due to the assumption that the named executive officers will not forfeit any of their WEC stock options.

(3)	Consists of the annual incentive compensation earned under WEC’s Short-Term Performance Plan for 2010, 2009 and 2008, as well as the short-term dividend equivalents earned for 2010.

(4)

The amounts reported for 2010, 2009 and 2008 reflect the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit plans from December 31, 2009 to December 31, 2010, December 31, 2008 to December 31, 2009 and December 31, 2007 to December 31, 2008, respectively. Our employees, including the named executive officers, are eligible to participate in WEC’s defined benefit plans. The terms of the pension plan did not change, and no changes were made in the method of calculating benefits thereunder. However, for 2010, the applicable discount rate used to value pension plan liabilities was reduced from 6.05% to 5.60%, consistent with the overall decline in interest rates.

The changes in the actuarial present values of the named executive officers’ pension benefits do not constitute cash payments to the named executive officers.

The named executive officers did not receive any above-market or preferential earnings on deferred compensation in 2010, 2009 or 2008.

Mr. Klappa – WEC’s pension benefit obligations to Mr. Klappa will be offset by pension benefits Mr. Klappa is entitled to receive from a prior employer for nearly 29 years of service. The amount reported for Mr. Klappa represents only WEC’s obligation of the aggregate change in the actuarial present value of Mr. Klappa’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Klappa’s total accumulated pension benefit for which WEC will be responsible. If Mr. Klappa’s prior employer becomes unable to pay its portion of his accumulated pension benefit, WEC is obligated to pay the total amount.

The total aggregate change in the actuarial present value of Mr. Klappa’s accumulated benefit for 2010, 2009 and 2008 was $2,744,977, $2,783,138 and $1,347,101, respectively - $345,720, $332,771 and $18,485 of which we estimate the prior employer is obligated to pay.

Mr. Leverett – WEC’s pension benefit obligations to Mr. Leverett will be offset by pension benefits Mr. Leverett is entitled to receive from a prior employer for approximately 15 years of service. The amount reported for Mr. Leverett represents only WEC’s obligation of the aggregate change in the actuarial present value of Mr. Leverett’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Leverett’s total accumulated pension benefit for which WEC will be responsible. If Mr. Leverett’s prior employer becomes unable to pay its portion of Mr. Leverett’s accumulated pension benefit, WEC is obligated to pay the total amount.

The total aggregate change in the actuarial present value of Mr. Leverett’s accumulated benefit for 2010, 2009 and 2008 was $429,426, $350,877 and $75,252, respectively. For 2010 and 2009, we estimate that Mr. Leverett’s prior employer is obligated to pay $41,919 and $36,210 of this change, respectively. However, because the estimated change in the actuarial present value of his prior employer’s obligation decreased by ($12,899) in 2008, WEC’s obligation for the aggregate change in the actuarial present value of Mr. Leverett’s total accumulated pension benefit was actually $88,151 for 2008.

Mr. Kuester – WEC’s pension benefit obligations to Mr. Kuester will be offset by pension benefits Mr. Kuester is entitled to receive from a prior employer for nearly 32 years of service. The amount reported for Mr. Kuester represents only WEC’s obligation of the aggregate change in the actuarial present value of Mr. Kuester’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Kuester’s total accumulated pension benefit for which WEC will be responsible. If Mr. Kuester’s prior employer becomes unable to pay its portion of Mr. Kuester’s accumulated pension benefit, WEC is obligated to pay the total amount.

The total aggregate change in the actuarial present value of Mr. Kuester’s accumulated benefit for 2010, 2009 and 2008 was $1,360,225, $1,730,478 and $958,973, respectively - $243,010, $266,778 and $31,808 of which we estimate the prior employer is obligated to pay.

Mr. Fleming – Mr. Fleming participates in WEC’s qualified pension plan and supplemental executive retirement plan. In addition, Mr. Fleming is entitled to a special supplemental pension account. The present value of the amounts credited to this account is $150,038 for 2010, $145,822 for 2009 and $125,177 for 2008, which will be paid upon termination of employment. See “Pension Benefits at Fiscal Year-End 2010” and “Retirement Plans” later in this information statement for additional details.

(5)

During 2010, each named executive received financial planning services and the cost of an annual physical exam; Messrs. Klappa, Leverett and Fleming, and Ms. Rappé received reimbursement for club dues; Messrs. Klappa, Leverett and Kuester were provided with membership in a service that provides healthcare and safety management when traveling outside the United States; and Mr. Klappa received reimbursement for the cost of a home security system. In addition, the named executives were eligible to receive reimbursement for taxes paid on imputed income attributable to certain perquisites including spousal travel and related costs for industry events where it is customary and expected that officers attend with their spouses. During 2010, Mr. Klappa utilized the benefit of spousal travel for business purposes with the associated tax reimbursement. These tax reimbursements are reflected separately in the Summary Compensation Table (see the third bullet point in Note 6 below). Other than the tax reimbursement, there is no incremental cost to the Company related to this spousal travel.

(6)

For Mr. Klappa, the amount reported in All Other Compensation for 2010 includes $16,701 attributable to the WEC Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Company’s Board of Directors. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

In addition to the perquisites and Directors’ Charitable Awards Program identified above, All Other Compensation for Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé for 2010 consists of:

•	Employer matching of contributions into WEC’s 401(k) plan in the amount of $9,800 for Messrs. Klappa, Kuester and Fleming, and Ms. Rappé, and $9,475 for Mr. Leverett;
•

“Make-whole” payments under WEC’s Executive Deferred Compensation Plan that provides a match at the same level as the 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $127,135, $54,210, $59,379, $33,170 and $25,408, respectively; and

•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amounts of $25,451, $13,330, $6,175, $12,004 and $29,088, respectively.

Percentages of Total Compensation.

For Messrs. Klappa, Leverett, Kuester, and Fleming, and Ms. Rappé, (1) salary (as reflected in column (c) above) represented approximately 11%, 14%, 13%, 20% and 18%, respectively, of total compensation (as shown in column (j) above) for 2010, (2) annual incentive compensation and short-term dividend equivalents (as reflected in column (g) above) represented approximately 24%, 24%, 22%, 31% and 23%, respectively, of total compensation in 2010, and (3) salary and annual incentive compensation and short-term dividend equivalents together represented approximately 35%, 38%, 35%, 51% and 41%, respectively, of total compensation in 2010.

For Messrs. Klappa, Leverett, Kuester, and Fleming, and Ms. Rappé, (1) salary represented approximately 10%, 12%, 11%, 19% and 17%, respectively, of total compensation for 2009, (2) annual incentive compensation represented approximately 20%, 20%, 17%, 27% and 21%, respectively, of total compensation in 2009, and (3) salary and annual incentive compensation together represented approximately 29%, 32%, 28%, 45% and 38%, respectively, of total compensation in 2009.

For Messrs. Klappa, Leverett, Kuester, and Fleming, and Ms. Rappé, (1) salary represented approximately 12%, 15%, 13%, 20% and 20%, respectively, of total compensation for 2008, (2) annual incentive compensation represented approximately 25%, 24%, 21%, 29% and 25%, respectively, of total compensation in 2008, and (3) salary and annual incentive compensation together represented approximately 37%, 39%, 34%, 50% and 45%, respectively, of total compensation in 2008.

Unless otherwise stated, all share amounts provide in this information statement do not reflect the March 1, 2011 two-for-one split of WEC common stock.

Grants of Plan-Based Awards for Fiscal Year 2010

The following table shows additional data regarding incentive plan awards to the named executive officers in 2010.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards (5)			Grant Date Fair Value of Stock and Option Awards (8) ($)
Name	Grant Date	Action Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Number of Securities Underlying Options (#)	Exercise or Base Price (6) ($/Sh)	Closing Market Price (7) ($/Sh)
Gale E.	1/21/10	--	84,676	1,129,008	2,370,917	--	--	--	--	--	--	--	--
Klappa	1/21/10	--	--	106,064	--	--	--	--	--	--	--	--	--
	1/04/10	12/3/09	--	--	--	16,573	66,290	116,008	--	--	--	--	3,303,894
	1/04/10	12/3/09	--	--	--	--	--	--	8,285	--	--	--	412,924
	1/04/10	12/3/09	--	--	--	--	--	--	--	65,530	49.84	49.73	393,835
Allen L.	1/21/10	--	36,461	486,144	1,020,902	--	--	--	--	--	--	--	--
Leverett	1/21/10	--	--	55,200	--	--	--	--	--	--	--	--	--
	1/04/10	12/3/09	--	--	--	8,625	34,500	60,375	--	--	--	--	1,719,480
	1/04/10	12/3/09	--	--	--	--	--	--	4,310	--	--	--	214,810
	1/04/10	12/3/09	--	--	--	--	--	--	--	34,105	49.84	49.73	269,771
Frederick D.	1/21/10	--	39,420	525,600	1,103,760	--	--	--	--	--	--	--	--
Kuester	1/21/10	--	--	55,200	--	--	--	--	--	--	--	--	--
	1/04/10	12/3/09	--	--	--	8,625	34,500	60,375	--	--	--	--	1,719,480
	1/04/10	12/3/09	--	--	--	--	--	--	4,310	--	--	--	214,810
	1/04/10	12/3/09	--	--	--	--	--	--	--	34,105	49.84	49.73	204,971
James C.	1/21/10	--	23,153	308,700	648,270	--	--	--	--	--	--	--	--
Fleming	1/21/10	--	--	19,648	--	--	--	--	--	--	--	--	--
	1/04/10	12/3/09	--	--	--	3,070	12,280	21,490	--	--	--	--	612,035
	1/04/10	12/3/09	--	--	--	--	--	--	1,535	--	--	--	76,504
	1/04/10	12/3/09	--	--	--	--	--	--	--	12,140	49.84	49.73	72,961
Kristine A.	1/21/10	--	17,717	236,225	496,073	--	--	--	--	--	--	--	--
Rappé	1/21/10	--	--	16,384	--	--	--	--	--	--	--	--	--
	1/04/10	12/3/09	--	--	--	2,560	10,240	17,920	--	--	--	--	510,362
	1/04/10	12/3/09	--	--	--	--	--	--	1,280	--	--	--	63,795
	1/04/10	12/3/09	--	--	--	--	--	--	--	10,120	49.84	49.73	80,049

(1)	On December 3, 2009, the Compensation Committee awarded the 2010 option, restricted stock and performance unit grants effective the first trading day of 2010 (January 4, 2010).

(2)

Non-equity incentive plan awards consist of annual incentive awards under WEC’s Short-Term Performance Plan (reported on the first line) and short-term dividend equivalents (reported on the second line). The short-term dividend equivalents only vest upon achievement of the established performance target; otherwise, no dividend equivalents vest. For a more detailed description of the Short-Term Performance Plan and short-term dividend equivalents, see the Compensation Discussion and Analysis.

(3)	Consists of performance units awarded under the WEC Performance Unit Plan. For a more detailed description of the terms of the performance units, see the Compensation Discussion and Analysis.

(4)	Consists of restricted stock awarded under WEC’s 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.

(5)

Consists of non-qualified stock options to purchase shares of WEC common stock pursuant to WEC’s 1993 Omnibus Stock Incentive Plan. These options have exercise prices equal to the fair market value of WEC common stock on the date of grant.

These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The options fully vest and become exercisable three years from the date of grant. Notwithstanding the preceding sentence, the options become immediately exercisable upon the occurrence of a change in control or termination of employment by reason of retirement, disability or death. The exercise price may be paid by delivery of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of WEC’s 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent).

(6)

The exercise price of the option awards is equal to the fair market value of WEC’s common stock on the date of grant, January 4, 2010. Fair market value is the average of the high and low prices of WEC common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

(7)	Reflects the closing market price of WEC common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

(8)

Grant date fair value of each award as determined in accordance with FASB ASC Topic 718, which excludes the amount of estimated forfeitures as required by Item 402 of Regulation S-K. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon WEC performance and the executive’s number of additional years of service with WEC or its subsidiaries, including the Company.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table reflects the number and value of exercisable and unexercisable WEC stock options as well as the number and value of other WEC stock awards held by the named executive officers at fiscal year-end 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (1) (#)	Number of Securities Underlying Unexercised Options: Unexercisable (2) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)
Gale E.	197,010	--	--	33.435	1/02/14	--	--	--	--
Klappa	280,000	--	--	34.200	1/18/15	--	--	--	--
	252,000	--	--	39.475	1/03/16	--	--	--	--
	271,000	--	--	47.755	1/03/17	--	--	--	--
	--	300,000	--	48.035	1/02/18	--	--	--	--
	--	275,980	--	42.215	1/02/19	--	--	--	--
	--	65,530	--	49.840	1/04/20	--	--	--	--
	--	--	--	--	--	22,076 (4)	1,299,393	--	--
	--	--	--	--	--	--	--	132,283 (9)	7,786,177 (9)
	--	--	--	--	--	--	--	116,008 (10)	6,828,231 (10)
Allen L.	122,010	--	--	33.435	1/02/14	--	--	--	--
Leverett	100,000	--	--	34.200	1/18/15	--	--	--	--
	95,000	--	--	39.475	1/03/16	--	--	--	--
	129,000	--	--	47.755	1/03/17	--	--	--	--
	--	164,250	--	48.035	1/02/18	--	--	--	--
	--	146,000	--	42.215	1/02/19	--	--	--	--
	--	34,105	--	49.840	1/04/20	--	--	--	--
	--	--	--	--	--	4,310(5)	253,687	--	--
	--	--	--	--	--	--	--	69,983 (9)	4,119,199 (9)
	--	--	--	--	--	--	--	60,375 (10)	3,553,673 (10)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (1) (#)	Number of Securities Underlying Unexercised Options: Unexercisable (2) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)
Frederick D.	100,000	--	--	34.200	1/18/15	--	--	--	--
Kuester	95,000	--	--	39.475	1/03/16	--	--	--	--
	129,000	--	--	47.755	1/03/17	--	--	--	--
	--	164,250	--	48.035	1/02/18	--	--	--	--
	--	146,000	--	42.215	1/02/19	--	--	--	--
	--	34,105	--	49.840	1/04/20	--	--	--	--
	--	--	--	--	--	12,548 (6)	738,575	--	--
	--	--	--	--	--	--	--	69,983 (9)	4,119,199 (9)
	--	--	--	--	--	--	--	60,375 (10)	3,553,673 (10)
James C.	61,500	--	--	47.755	1/03/17	--	--	--	--
Fleming	--	61,500	--	48.035	1/02/18	--	--	--	--
	--	53,200	--	42.215	1/02/19	--	--	--	--
	--	12,140	--	49.840	1/04/20	--	--	--	--
	--	--	--	--	--	2,085 (7)	122,723	--	--
	--	--	--	--	--	--	--	25,498 (9)	1,500,812 (9)
	--	--	--	--	--	--	--	21,490 (10)	1,264,901 (10)
Kristine A.	--	50,200	--	48.035	1/02/18	--	--	--	--
Rappé	--	44,495	--	42.215	1/02/19	--	--	--	--
	--	10,120	--	49.840	1/04/20	--	--	--	--
	--	--	--	--	--	2,750 (8)	161,865	--	--
	--	--	--	--	--	--	--	21,324 (9)	1,255,131 (9)
	--	--	--	--	--	--	--	17,920 (10)	1,054,771 (10)

(1)	All options reported in this column are fully vested and exercisable.

(2)

All options reported in this column with an exercise price of $48.035 and an expiration date of January 2, 2018, fully vest and become exercisable on January 2, 2011. All options reported in this column with an exercise price of $42.215 and an expiration date of January 2, 2019, fully vest and become exercisable on January 2, 2012. All options reported in this column with an exercise price of $49.84 and an expiration date of January 4, 2020, fully vest and become exercisable on January 4, 2013.

(3)	Based on the closing price of WEC common stock reported in the New York Stock Exchange Composite Transaction Report on December 31, 2010, the last trading day of the year.

(4)

Effective April 14, 2003, Mr. Klappa was granted a WEC restricted stock award of 39,510 shares, which vest at the rate of 10% for each year of service until 100% vesting occurs on April 14, 2013. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of WEC, (d) Mr. Klappa for good reason, or (e) WEC without cause, or (2) action by the Compensation Committee. The number of shares reported includes WEC shares acquired pursuant to the reinvestment of dividends on this award of restricted stock.

Effective January 4, 2010, Mr. Klappa was granted a WEC restricted stock award of 8,285 shares, which vest in three equal annual installments beginning on January 4, 2011. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control of WEC, death or disability or by action of the Compensation Committee.

(5)

Effective January 4, 2010, Mr. Leverett was granted a WEC restricted stock award of 4,310 shares, which vest in three equal annual installments beginning on January 4, 2011. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control of WEC, death or disability or by action of the Compensation Committee.

(6)

Effective October 13, 2003, Mr. Kuester was granted a WEC restricted stock award of 24,140 shares, which vest at the rate of 10% for each year of service until 100% vesting occurs on October 13, 2013. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of WEC, (d) Mr. Kuester for good reason, or (e) WEC without cause, or (2) action by the Compensation Committee. The number of shares reported includes WEC shares acquired pursuant to the reinvestment of dividends on this award of restricted stock.

Effective January 4, 2010, Mr. Kuester was granted a WEC restricted stock award of 4,310 shares, which vest in three equal annual installments beginning on January 4, 2011. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control of WEC, death or disability or by action of the Compensation Committee.

(7)

Effective January 6, 2006, Mr. Fleming was granted a WEC restricted stock award of 2,500 shares, which vest at the rate of 20% for each year of service until 100% vesting occurs on January 6, 2011. Earlier vesting may occur due to termination of employment by death, disability or a change in control of WEC or by action of the Compensation Committee. The number of shares reported includes WEC shares acquired pursuant to the reinvestment of dividends on this award of restricted stock.

Effective January 4, 2010, Mr. Fleming was granted a WEC restricted stock award of 1,535 shares, which vest in three equal annual installments beginning on January 4, 2011. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control of WEC, death or disability or by action of the Compensation Committee.

(8)

Effective February 7, 2001, Ms. Rappé was granted shares of WEC restricted stock that vest in full ten years from the grant date, subject to a performance accelerator. The performance accelerator is triggered by achieving certain cumulative WEC earnings per share targets measured from the respective grant date. Ten percent annually is available for accelerated vesting and the stock is subject to cumulative vesting. Earlier vesting may occur due to termination of employment by death, disability or a change in control of WEC or by action of the Compensation Committee. In addition, the stock vests upon retirement at or after attainment of age 60. The number of shares reported includes WEC shares acquired pursuant to the reinvestment of dividends on this award of restricted stock.

Effective January 4, 2010, Ms. Rappé was granted a WEC restricted stock award of 1,280 shares, which vest in three equal annual installments beginning on January 4, 2011. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control of WEC, death or disability or by action of the Compensation Committee.

(9)

The number of WEC performance units reported were awarded in 2009 and vest at the end of the three-year performance period ending December 31, 2011. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount.

(10)

The number of WEC performance units reported were awarded in 2010 and vest at the end of the three-year performance period ending December 31, 2012. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount.

Option Exercises and Stock Vested for Fiscal Year 2010

This table shows the number and value of (1) WEC stock options that were exercised by the named executive officers, (2) WEC restricted stock awards that vested and (3) WEC performance units that vested in 2010.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gale E. Klappa	252,990	7,700,547	4,798 (2)	245,298 (3)
	--	--	51,000 (4)	3,001,860 (5)
Allen L. Leverett	227,990	5,704,830	2,257 (2)	112,757 (3)
	--	--	26,945 (4)	1,585,983 (5)
Frederick D. Kuester	350,000	7,527,486	2,921 (2)	169,622 (3)
	--	--	26,945 (4)	1,585,983 (5)
James C. Fleming	75,000	1,531,125	554 (2) (6)	27,467 (3) (6)
	--	--	10,370 (4)	610,378 (5)
Kristine A. Rappé	192,425	2,781,718	2,634 (2) (6)	156,885 (3) (6)
	--	--	8,245 (4)	485,301 (5)

(1)

Value realized upon the exercise of WEC stock options is determined by multiplying the number of shares received upon exercise by the difference between the market price of WEC common stock at the time of exercise and the exercise price.

(2)	Reflects the number of shares of WEC restricted stock that vested in 2010.

(3)

Restricted stock value realized is determined by multiplying the number of shares of WEC restricted stock that vested by the fair market value of WEC common stock on the date of vesting. We compute fair market value as the average of the high and low prices of WEC common stock reported in the New York Stock Exchange Composite Transaction Report on the vesting date.

(4)	Reflects the number of WEC performance units that vested as of December 31, 2010, the end of the applicable three-year performance period. The performance units were settled in cash.

(5)	Performance units value realized is determined by multiplying the number of WEC performance units that vested by the closing market price of WEC common stock on December 31, 2010.

(6)

Mr. Fleming and Ms. Rappé deferred $27,467 and $156,885, respectively, into the WEC Executive Deferred Compensation Plan. The number of WEC phantom stock units received in the WEC Executive Deferred Compensation Plan equaled the number of shares of WEC restricted stock deferred.

Pension Benefits at Fiscal Year-End 2010

The following table sets forth information for each named executive officer regarding their pension benefits at fiscal year-end 2010 under WEC’s four different retirement plans discussed below.

(a)	(b)	(c)	(d)	(e)
		Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)(3)	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Gale E. Klappa	WEC Plan	7.67	136,525	--
	SERP A	7.67	1,476,614	--
	Individual Letter Agreement	33.33	14,999,399	--
Allen L. Leverett	WEC Plan	7.50	121,768	--
	SERP A	7.50	723,652	--
	Individual Letter Agreement	22.00	1,019,050	--
Frederick D. Kuester	WEC Plan	7.17	124,327	--
	SERP A	7.17	662,597	--
	Individual Letter Agreement	38.33	8,752,282	--
James C. Fleming	WEC Plan	5.00	84,341	--
	SERP A	5.00	243,483	--
	Individual Letter Agreement	5.00	669,760	--
Kristine A. Rappé	WEC Plan	28.33	682,156	--
	SERP A	28.33	1,992,108	--
	SERP B	-- (4)	563,323	--
	Individual Letter Agreement	--	--	--

(1)

Years of service are computed as of December 31, 2010, the pension plan measurement date used for financial statement reporting purposes. Messrs. Klappa, Leverett and Kuester have been credited with 25.66, 14.5 and 31.16 years of service, respectively, pursuant to the terms of their Individual Letter Agreements (ILAs). The increase in the aggregate amount of each of Messrs. Klappa’s, Leverett’s and Kuester’s accumulated benefit under all of WEC’s retirement plans resulting from the additional years of credited service is the amount identified in connection with each respective ILA set forth in column (d).

(2)	The key assumptions used in calculating the actuarial present values reflected in this column are:

•	First projected unreduced retirement age based on current service:
–	For Mr. Klappa, age 62.
–	For Messrs. Leverett and Fleming, and Ms. Rappé, age 65.
–	For Mr. Kuester, age 60.
•	Discount rate of 5.60%.
•	Cash balance interest crediting rate of 6.03%.
•	Form of payment:
–	WEC Plan: Lump sum.
–	SERP: Life annuity.
–	ILA: Life annuity, other than Mr. Fleming who we assume will receive a lump sum payment.
•	Mortality Table, for life annuity:

–	Messrs. Klappa, Leverett and Kuester - RP2000 with projection to 2010 - Male.
–	Mr. Fleming – N/A.
–	Ms. Rappé - RP2000 with projection to 2015 - Female.

(3)

WEC’s pension benefit obligations to Messrs. Klappa, Leverett and Kuester will be partially offset by pension benefits Messrs. Klappa, Leverett and Kuester are entitled to receive from their former employers. The amounts reported for Messrs. Klappa, Leverett and Kuester represent only WEC’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Klappa’s, Leverett’s and Kuester’s accumulated benefit under all of the plans is $20,127,229, $2,116,702 and $12,475,997, respectively, $3,514,691, $252,232 and $2,936,791 of which we estimate the prior employer is obligated to pay. If Mr. Klappa’s, Mr. Leverett’s or Mr. Kuester’s former employer becomes unable to pay its portion of his respective accumulated pension benefit, WEC is obligated to pay the total amount.

(4)

Pursuant to the terms of SERP B, participants are not entitled to any payments until after they retire at or after age 60, regardless of how many years they have been employed with WEC or its subsidiaries. Therefore, there are no years of credited service associated with participation in SERP B.

Retirement Plans

WEC maintains four different plans providing for retirement payments and benefits: a defined benefit pension plan of the cash balance type (WEC Plan); two supplemental executive retirement plans (SERP A and SERP B); and Individual Letter Agreements with each of the named executive officers. The compensation currently considered for purposes of the retirement plans (other than the WEC Plan) for Messrs. Klappa, Leverett and Kuester, and Ms. Rappé is $3,393,147, $1,581,091, $1,709,416 and $868,149, respectively. These amounts represent the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. Under the terms of Mr. Fleming’s employment agreement with WEC, the compensation considered for purposes of the retirement plans (other than the WEC Plan) is $1,066,118. This amount represents Mr. Fleming’s 2010 base salary, which was the same as his 2009 base salary, plus his 2009 STPP award paid in 2010. As of December 31, 2010, Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé currently have or are considered to have 33.33, 22.00, 38.33, 5.00 and 28.33 credited years of service, respectively, under the various supplemental plans described below. Mr. Leverett and Ms. Rappé are not entitled to these supplemental benefits until they attain the age of 60. Neither Mr. Fleming nor Ms. Rappé were granted additional years of credited service.

The WEC Plan. Most regular full-time and part-time employees, including the named executive officers, participate in the WEC Plan. The WEC Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%.

Beginning January 1, 2008, the interest credit on all prior accruals no longer fluctuates based upon the trust’s investment return for the year. Instead, the interest credit percentage is set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever is greater. For participants in the WEC Plan on December 31, 2007, their WEC Plan benefit starting January 1, 2008 will never be less than the benefit accrued as of December 31, 2007. The WEC Plan benefit will be calculated under both formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007, interest credits as defined under the prior WEC Plan formula will be taken into account but not any additional pay credits. Additionally, the WEC Plan continues to provide that up to an additional 2% of base pay may be earned based upon achievement of WEC earnings targets. Participants who were “grandfathered” as of December 31, 1995 as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.

The life annuity payable under the WEC Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued. This amount continued to increase until December 31, 2010, at which time it was frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.

For the named executive officers other than Mr. Fleming who does not participate in the prior plan formula, estimated benefits under the “grandfathered” formula are higher than under the cash balance plan formula. Although all of the named executive officers, other than Ms. Rappé who is grandfathered under the prior plan formula, participate in the cash balance plan formula, pursuant to the agreements discussed below, Messrs. Klappa’s, Leverett’s and Kuester’s total retirement benefits would be determined by the prior plan benefit formula if they were to retire at or after age 60. Both Messrs. Klappa and Kuester turned 60 in 2010. These benefits are payable under the Individual Letter Agreements, not the WEC Plan. These agreements also provide that the prior plan benefit formula will continue to be applied until retirement, with no amounts frozen as of December 31, 2010. The named executive officers, other than Ms. Rappé, would receive the cash balance in their accounts if they were to terminate employment prior to attaining the age of 60. Ms. Rappé would receive benefits under either the grandfathered formula or the cash balance plan formula, whichever is higher, if she were to terminate employment prior to attaining the age of 60.

Under the WEC Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.

Pursuant to the Internal Revenue Code, only $245,000 of pension eligible earnings (base pay and annual incentive compensation) may be considered for purposes of the WEC Plan.

Supplemental Executive Retirement Plans and Individual Letter Agreements. Designated officers of WEC and the Company, including all of the named executive officers, participate in SERP A and SERP B (collectively, the “SERP”), which are part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. SERP A provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the WEC Executive Deferred Compensation Plan. In addition, pursuant to the terms of SERP B, Ms. Rappé also will receive a supplemental lifetime annuity, equal to 10% of the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. Except for a “change in control” of WEC, as defined in the SPP, and pursuant to the terms of the Individual Letter Agreements discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP. SERP B is only provided to a grandfathered group of officers and was designed to provide an incentive to key employees to remain with WEC or its subsidiaries until retirement or death. The Compensation Committee eliminated the SERP B benefit a number of years ago.

WEC has entered into agreements with Messrs. Klappa, Leverett and Kuester to provide them with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the WEC Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until the executive’s retirement, calculated without regard to Internal Revenue Code limits, and as if the executive had started participation in the WEC Plan at age 27 for Mr. Klappa, on January 1, 1989 for Mr. Leverett, and at the age of 22 for Mr. Kuester. The retirement benefits payable to Messrs. Klappa, Leverett and Kuester will be offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

Messrs. Klappa’s, Leverett’s and Kuester’s agreements also provide for a pre-retirement spousal benefit to be paid to their spouses in the event of the executive’s death while employed by WEC or its subsidiaries. The benefit payable is equal to the amount which would have been received by the executive’s spouse under the WEC Plan as in effect on December 31, 1995, had the benefit formula then in effect continued until the executive’s death, calculated without regard to Internal Revenue Code limits, and as if the executive had started at the ages or dates indicated above for each executive. The spousal benefit payable would be offset by one-half of the value of any qualified or non-qualified deferred benefit pension plans of Messrs. Klappa’s, Leverett’s and Kuester’s prior employers.

WEC has entered into an agreement with Mr. Fleming to provide him a special supplemental pension to keep him whole for pension benefits he would have received from his prior employer. WEC will credit Mr. Fleming’s account with a minimum of $80,000 annually, and will credit up to an additional $40,000 annually based on performance against corporate goals as determined by the Compensation Committee. The amounts credited to Mr. Fleming’s account will earn interest as if it had been credited to the WEC Plan. The account balance vested as, pursuant to the terms of Mr. Fleming’s agreement, vesting occurs at the earlier of five years from the date Mr. Fleming commenced employment (January 3, 2011) or age 65. Mr. Fleming turned 65 in 2010. The account balance will be paid pursuant to the terms of the SPP. Mr. Fleming also participates in the WEC Plan and SERP A, without any additional years of credited service.

The purpose of these agreements is to ensure that Messrs. Klappa, Leverett, Kuester and Fleming did not lose pension earnings by joining the executive management team at WEC and the Company they otherwise would have received from their former employers. Since retirement plans operate in a manner where accrued amounts increase substantially as a participant increases in age and years of service, these officers forfeited substantial pension benefits by coming to work for us. Without providing a means to retain these pension benefits, it would have been difficult for us to attract these officers.

In order to allow Ms. Rappé to retire at age 60 with an unreduced pension benefit, WEC entered into an agreement with Ms. Rappé whereby her SERP A benefit will not be subject to early retirement reduction factors if she retires at or after age 60. Under this agreement, if Ms. Rappé were to retire at age 60, she would be granted less than one year of additional credited service.

The SPP provides for a mandatory lump sum payment upon a change in control of WEC if the executive’s employment is terminated within 18 months after the change in control. The WEC Amended Non-Qualified Trust, a grantor trust, was established to fund certain non-qualified benefits, including the SPP and the Individual Letter Agreements, as well as WEC’s Executive Deferred Compensation Plan and WEC’s Directors’ Deferred Compensation Plan discussed later in this information statement. See “Potential Payments upon Termination or Change in Control” later in this information statement for additional information.

Nonqualified Deferred Compensation for Fiscal Year 2010

The following table reflects activity by the named executive officers during 2010 in WEC’s Executive Deferred Compensation Plan discussed below.

(a)	(b)	(c)	(d)	(e)	(f)

Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End (3) ($)
Gale E. Klappa	460,037	127,135	103,059	--	3,518,793
Allen L. Leverett	111,449	54,210	129,289	--	2,264,948
Frederick D. Kuester	112,829	59,379	88,883	--	2,081,371
James C. Fleming	185,177	33,170	92,719	--	1,123,458
Kristine A. Rappé	217,930	25,408	244,251	--	2,297,279

(1)

Other than $60,539 and $156,885 of Mr. Fleming’s and Ms. Rappé’s contribution, respectively, all of the amounts are reported as compensation in the Summary Compensation Table of this information statement. These amounts consist of the value of WEC restricted stock that vested during 2010 and/or dividends paid on WEC performance units during 2010. The grant date fair value of the WEC performance units granted in 2008, 2009 and 2010 are included in the Summary Compensation Table.

(2)	All of the reported amounts are reported as compensation in the Summary Compensation Table.

(3)

$2,418,009, $1,500,655, $1,333,971, $666,699 and $293,613 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior information statements for Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé, respectively. Messrs. Klappa, Leverett and Kuester have been named executive officers since commencing employment with the Company in 2003. Mr. Fleming has been a named executive officer since commencing employment with the Company in January 2006. Ms. Rappé was a named executive officer in 2004 and 2005, and became a named executive officer again in 2007.

Executive Deferred Compensation Plan

WEC maintains two executive deferred compensation plans, the Legacy Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “Legacy EDCP”) and the Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “EDCP”), adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. Executive officers and certain other highly compensated employees are eligible to participate in both plans. The Legacy EDCP provides that (i) amounts earned, deferred, vested, credited and/or accrued as of December 31, 2004 are preserved and frozen so that these amounts are exempt from Section 409A and (ii) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. The provisions of each of these plans are described below.

The Legacy EDCP. Under the plan, a participant could have deferred up to 100% of his or her base salary, annual incentive compensation, long-term incentive compensation (including the value of any WEC stock option gains, vested awards of WEC restricted stock, performance shares and units and dividends earned on unvested performance units), severance payments due under WEC’s Executive Severance Policy or under any change in control agreement between WEC and a participant, and any “make-whole” pension supplements.

Deferral elections were made annually by each participant for the upcoming plan year. WEC maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, WEC was also able to credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching was determined by a formula taking into account the matching rate applicable under WEC’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching and the amount of eligible compensation actually deferred. Also, WEC, in its discretion, could have credited any other amounts, as appropriate, to each participant’s account. Additionally, “make-whole” payments could have been made to participants who were not eligible to participate in the SERP and whose deferrals resulted in lesser payments under WEC’s qualified pension plan.

WEC tracks each participant’s account balance as though the balance was actually invested in one or more of several measurement funds. Measurement fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among any one or more of the available measurement funds. Participants may elect from among eight measurement funds that correspond to investment options in WEC’s 401(k) plan in addition to the prime rate fund and WEC’s stock measurement fund. Deferred amounts relating to the value of participants’ WEC stock option gains and vested WEC restricted stock are always deemed invested in WEC’s stock measurement fund and may not be transferred to any other measurement fund. Contributions and deductions may be made to each participant’s account based on the performance of the measuring funds elected. The table below shows the funds available under the Legacy EDCP and their annual rate of return for the calendar year ended December 31, 2010:

Name of Fund	Rate of Return (%)	Name of Fund	Rate of Return (%)
Fidelity Balanced Fund	13.76	Prime Rate	3.30
Fidelity Diversified International Fund	9.65	S&P 500 Fund	15.07
Fidelity Growth Company Fund	20.55	Vanguard Intermediate Bond Index	13.15
Fidelity Low-Priced Stock Fund	20.70	Vanguard Mid-Cap Index	25.46
MFS Value R4	11.68	WEC Common Stock Fund	21.71

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant designated a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control of WEC, as defined in the plan, or (2) upon any downgrade of WEC’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

The EDCP. Under the plan, a participant may defer up to 75% of his or her base salary and annual incentive compensation and up to 100% of his or her long-term incentive compensation (including vested awards of WEC restricted stock, performance units and dividends earned on unvested performance units). Stock option gains may not be deferred into the EDCP.

Generally, deferral elections are made annually by each participant for the upcoming plan year. WEC maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, WEC may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under WEC’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching and the amount of eligible compensation actually deferred. Also, WEC, in its discretion, may credit any other amounts, as appropriate, to each participant’s account.

WEC tracks each participant’s account balance as though the balance was actually invested in one or more of several measurement funds. Measurement fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among any one or more of the same ten measurement funds described under “The Legacy EDCP” above. Deferred amounts relating to the value of participants’ vested WEC restricted stock are always deemed invested in WEC’s stock measurement fund and may not be transferred to any other measurement fund. Contributions and deductions may be made to each participant’s account based on the performance of the measuring funds elected.

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant may designate a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout date delays the initial payment five years beyond the originally designated payout date. WEC may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC or its subsidiaries. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC or its subsidiaries within 18 months after a change in control of WEC, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

Potential Payments upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of the named executive officers in the event of termination of each executive’s employment. These amounts are in addition to each named executive officers’ aggregate balance in the Executive Deferred Compensation Plan at fiscal year-end 2010, as reported in column (f) under “Nonqualified Deferred Compensation for Fiscal Year 2010.” The amount of compensation payable to each named executive officer upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by WEC for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control” of WEC, disability and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2010 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the named executive officers upon termination. The amounts shown under “Normal Retirement” assume the named executive officers were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the named executive officers terminated employment as of December 31, 2010, which was within 18 months of a change in control of WEC. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2010.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability. In the event a named executive officer voluntarily terminates employment or is terminated for cause, death or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, pro-rated annual incentive compensation;
•	401(k) plan and Executive Deferred Compensation Plan account balances;
•	the WEC Plan cash balance;
•

in the case of death or disability, full vesting in all outstanding WEC stock options, restricted stock and performance units (otherwise, the ability to exercise already vested options within three months of termination); and

•	if termination occurs after age 60 or by death or disability, vesting in the SERP and Individual Letter Agreements.

Named executive officers are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the death benefit only plan.

Payments Made Upon Normal Retirement. In the event of the retirement of a named executive officer, the officer will receive:

•	full vesting in all outstanding WEC stock options and a prorated amount of WEC performance units;
•	full vesting in all retirement plans, including the WEC Plan, SERP and Individual Letter Agreements; and
•	401(k) plan and Executive Deferred Compensation Plan account balances.

Named executive officers are also entitled to the value of unused vacation days, if any.

Payments Made Upon a Change in Control or Involuntary Termination. WEC has entered into written employment agreements with each of Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé, which provide for certain severance benefits as described below.

Under the agreement with Mr. Klappa, severance benefits are provided if his employment is terminated:

•	in anticipation of or following a change in control by WEC for any reason, other than cause, death or disability;
•	by Mr. Klappa for good reason in anticipation of or following a change in control of WEC;
•	by Mr. Klappa within six months after completing one year of service following a change in control of WEC; or
•	in the absence of a change in control of WEC, by WEC for any reason other than cause, death or disability or by Mr. Klappa for good reason.

Upon the occurrence of one of these events, Mr. Klappa’s agreement provides for:

•	a lump sum severance payment equal to three times the sum of Mr. Klappa’s highest annual base salary in effect in the last three years and highest bonus amount;
•	three years’ continuation of health and certain other welfare benefit coverage and eligibility for retiree health coverage thereafter;
•

a payment equal to the value of three additional years’ of participation in the applicable qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination and (2) any salary in effect during the 180 day period preceding termination, plus the highest bonus amount;

•	a payment equal to the value of three additional years of WEC match in the 401(k) plan and the WEC Executive Deferred Compensation Plan;
•	full vesting in all outstanding WEC stock options, restricted stock and other equity awards;
•	401(k) plan and Executive Deferred Compensation Plan account balances;
•	certain financial planning services and other benefits; and
•

in the event of a change in control of WEC, a “gross-up” payment should any payments or benefits under the agreements trigger federal excise taxes under the “parachute payment” provisions of the tax law.

The highest bonus amount would be calculated as the largest of (1) the current target bonus for the fiscal year in which employment termination occurs, or (2) the highest bonus paid in any of the last three fiscal years prior to termination or the change in control of WEC. The agreement contains a one-year non-compete provision applicable on termination of employment.

Mr. Leverett’s and Mr. Kuester’s agreements are substantially similar to Mr. Klappa’s, except that if their employment is terminated by WEC for any reason other than cause, death or disability or by them for good reason in the absence of a change in control of WEC:

•	the special lump sum severance benefit is two times the sum of their highest annual base salary in effect for the three years preceding their termination and their highest bonus amount;
•	health and certain other welfare benefits are provided for a two-year period;
•	the special retirement plan lump sum is calculated as if their employment continued for a two-year period following termination of employment; and
•	the payment for 401(k) plan and Executive Deferred Compensation Plan match is equal to two years of WEC match.

Mr. Leverett’s and Mr. Kuester’s agreements contain a one-year non-compete provision applicable on termination of employment.

Mr. Fleming is entitled to the same benefits as Mr. Klappa upon termination of employment in connection with a change in control of WEC. However, Mr. Fleming is not entitled to receive any severance payments under his agreement upon the termination of employment for good reason or without cause in the absence of a change in control of WEC.

Ms. Rappé’s agreement is substantially similar to Mr. Klappa’s, except that if Ms. Rappé’s employment is terminated upon a change in control of WEC, (1) the special lump sum severance benefit is three times the sum of her highest annual base salary in effect for the three years preceding termination and her target bonus amount, and (2) the payment related to the retirement plans is based upon the same base salary amount calculated as set forth above plus her target bonus amount. In addition, if Ms. Rappé’s employment is terminated by WEC for any reason other than cause, death or disability or by Ms. Rappé for good reason in the absence of a change of control of WEC:

•	the special lump sum severance benefit is two times the sum of her highest annual base salary in effect for the three years preceding her termination and her target bonus amount;
•	health and certain other welfare benefits are provided for a two-year period;
•	the special retirement plan lump sum is calculated as if her employment continued for a two-year period following termination of employment; and
•	the payment for 401(k) plan and Executive Deferred Compensation Plan match is equal to two years of WEC match.

Ms. Rappé’s agreement contains a one-year non-compete provision applicable on termination of employment.

Pursuant to the terms of the SPP and Individual Letter Agreements, retirement benefits are paid to the named executive officers upon termination of employment within 18 months of a change in control of WEC. Participants in SERP A, including the named executive officers, are also eligible to receive a supplemental disability benefit in an amount equal to the difference between the actual amount of the benefit payable under the long-term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder. Generally, pursuant to the agreements, a change in control of WEC is deemed to occur:

(1)	if any person or group acquires WEC common stock that constitutes more than 50% of the total fair market value or total voting power of WEC;
(2)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) WEC common stock that constitutes 30% or more of the total voting power of WEC;
(3)	if a majority of the members of WEC’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of WEC’s Board before the date of appointment or election; or
(4)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from WEC that have a total gross fair market value equal to or more than 40% of the total gross value of all the assets of WEC immediately before such acquisition or acquisitions, unless the assets are transferred to:
•	an entity that is controlled by the shareholders of the transferring corporation;
•	a shareholder of WEC in exchange for or with respect to its stock;
•	an entity of which WEC owns, directly or indirectly, 50% or more of its total value or voting power; or
•

a person or group (or an entity of which such person or group owns, directly or indirectly, 50% or more of its total value or voting power) that owns, directly or indirectly, 50% or more of the total value or voting power of WEC.

Generally, pursuant to the agreements, good reason means:

(1)	solely in the context of a change in control of WEC, a material reduction of the executive’s duties and responsibilities (other than Mr. Kuester’s agreement);
(2)	a material reduction in the executive’s base compensation;
(3)	a material change in the geographic location at which the executive must perform services; or
(4)	a material breach of the agreement by WEC.

The following table shows the potential payments upon termination or a change in control of WEC for Gale E. Klappa.

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	10,372,761	10,372,761	--	--
Additional Pension Credited Service	--	--	--	2,073,553	2,073,553	--	--
Additional 401(k) and EDCP Match	--	--	--	414,910	414,910	--	--
Long-Term Incentive Compensation:
Performance Units	4,266,761	4,266,761	--	8,351,057	8,351,057	8,351,057	8,351,057
Restricted Stock	--	--	--	1,299,427	1,299,427	1,299,427	1,299,427
Options	8,432,268	8,432,268	--	8,432,268	8,432,268	8,432,268	8,432,268
Benefits & Perquisites:
Retirement Plans	16,612,538	16,612,538	16,612,538	14,805,753	14,805,753	16,612,538	7,549,206
Health and Welfare Benefits	--	--	--	42,756	42,756	--	--
Excise Tax Gross-Up	--	--	--	--	10,238,977	--	--
Financial Planning	--	--	--	45,000	45,000	--	--
Outplacement	--	--	--	30,000	30,000	--	--
Death Benefit Only Plan	--	--	--	--	--	--	3,387,024
Total	29,311,567	29,311,567	16,612,538	45,867,485	56,106,462	34,695,290	29,018,982

The following table shows the potential payments upon termination or a change in control of WEC for Allen L. Leverett.

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	3,220,704	4,831,056	--	--
Additional Pension Credited Service	--	--	--	517,935	762,334	--	--
Additional 401(k) and EDCP Match	--	--	--	128,828	193,242	--	--
Long-Term Incentive Compensation:
Performance Units	--	2,246,098	--	4,384,481	4,384,481	4,384,481	4,384,481
Restricted Stock	--	--	--	253,687	253,687	253,687	253,687
Options	--	4,515,803	--	4,515,803	4,515,803	4,515,803	4,515,803
Benefits & Perquisites:
Retirement Plans	121,768	1,864,470	121,768	1,924,537	1,927,268	1,864,470	1,400,950
Health and Welfare Benefits	--	--	--	28,504	42,756	--	--
Excise Tax Gross-Up	--	--	--	--	6,480,166	--	--
Financial Planning	--	--	--	30,000	45,000	--	--
Outplacement	--	--	--	30,000	30,000	--	--
Death Benefit Only Plan	--	--	--	--	--	--	1,823,040
Total	121,768	8,626,371	121,768	15,034,479	23,465,793	11,018,441	12,377,961

The following table shows the potential payments upon termination or a change in control of WEC for Frederick D. Kuester.

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	3,482,100	5,223,150	--	--
Additional Pension Credited Service	--	--	--	689,913	715,509	--	--
Additional 401(k) and EDCP Match	--	--	--	139,284	208,926	--	--
Long-Term Incentive Compensation:
Performance Units	2,246,098	2,246,098	--	4,384,481	4,384,481	4,384,481	4,384,481
Restricted Stock	--	--	--	738,596	738,596	738,596	738,596
Options	4,515,803	4,515,803	--	4,515,803	4,515,803	4,515,803	4,515,803
Benefits & Perquisites:
Retirement Plans	9,539,205	9,539,205	9,539,205	7,958,928	7,257,527	9,539,205	5,099,812
Health and Welfare Benefits	--	--	--	28,504	42,756	--	--
Excise Tax Gross-Up	--	--	--	--	5,129,666	--	--
Financial Planning	--	--	--	30,000	45,000	--	--
Outplacement	--	--	--	30,000	30,000	--	--
Death Benefit Only Plan	--	--	--	--	--	--	1,971,000
Total	16,301,106	16,301,106	9,539,205	21,997,609	28,291,414	19,178,085	16,709,692
The following table shows the potential payments upon termination or a change in control of WEC for James C. Fleming.
Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	--	3,233,082	--	--
Additional Pension Credited Service	--	--	--	--	551,901	--	--
Additional 401(k) and EDCP Match	--	--	--	--	129,323	--	--
Long-Term Incentive Compensation:
Performance Units	812,660	812,660	--	812,660	1,580,391	1,580,391	1,580,391
Restricted Stock	--	--	--	--	122,746	122,746	122,746
Options	1,660,754	1,660,754	--	1,660,754	1,660,754	1,660,754	1,660,754
Benefits & Perquisites:
Retirement Plans	997,583	997,583	997,583	1,005,724	1,016,589	997,583	997,583
Health and Welfare Benefits	--	--	--	--	42,756	--	--
Excise Tax Gross-Up	--	--	--	--	2,695,718	--	--
Financial Planning	--	--	--	--	45,000	--	--
Outplacement	--	--	--	--	30,000	--	--
Death Benefit Only Plan	--	--	--	--	--	--	1,323,000
Total	3,470,997	3,470,997	997,583	3,479,138	11,108,260	4,361,474	5,684,474

The following table shows the potential payments upon termination or a change in control of WEC for Kristine A. Rappé.

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	1,259,866	1,889,798	--	--
Additional Pension Credited Service	--	--	--	299,088	410,650	--	--
Additional 401(k) and EDCP Match	--	--	--	50,395	75,592	--	--
Long-Term Incentive Compensation:
Performance Units	--	679,048	--	1,319,936	1,319,936	1,319,936	1,319,936
Restricted Stock	--	161,893	--	161,893	161,893	161,893	161,893
Options	--	1,375,317	--	1,375,317	1,375,317	1,375,317	1,375,317
Benefits & Perquisites:
Retirement Plans	682,156	3,237,587	682,156	4,067,791	4,075,534	3,237,587	2,032,310
Health and Welfare Benefits	--	--	--	28,504	42,756	--	--
Excise Tax Gross-Up	--	--	--	--	3,403,678	--	--
Financial Planning	--	--	--	30,000	30,000	--	--
Outplacement	--	--	--	30,000	30,000	--	--
Death Benefit Only Plan	--	--	--	--	--	--	1,181,124
Total	682,156	5,453,845	682,156	8,622,790	12,815,154	6,094,733	6,070,580

DIRECTOR COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to each of the Company’s non-employee directors during 2010. The amounts in the table are WEC consolidated compensation data.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid In Cash ($)	Stock Awards (1)(2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (4) ($)	Total ($)
John F. Bergstrom	80,000	75,000	--	--	--	21,486	176,486
Barbara L. Bowles	80,000	75,000	--	--	--	19,746	174,746
Patricia W. Chadwick	75,000	75,000	--	--	--	22,447	172,447
Robert A. Cornog	75,000	75,000	--	--	--	20,608	170,608
Curt S. Culver	80,000	75,000	--	--	--	15,349	170,349
Thomas J. Fischer	82,500	75,000	--	--	--	25,670	183,170
Ulice Payne, Jr.	75,000	75,000	--	--	--	10,973	160,973
Frederick P. Stratton, Jr.	75,000	75,000	--	--	--	21,947	171,947

(1)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, of WEC restricted stock awards made to the directors in 2010. Each restricted stock award vests in full on the third anniversary of the grant date.

(2)	Each director held 5,141 shares of WEC restricted stock as of December 31, 2010.

(3)	Directors held the following number of options to purchase WEC common stock as of December 31, 2010, all of which are exercisable: Mr. Cornog (10,000) and Mr. Payne (10,000).

(4)	All amounts represent costs for the WEC Directors’ Charitable Awards Program. See “Compensation of the Board of Directors” below for additional information regarding this program.

Compensation of the Board of Directors

During 2010, each non-employee director received an annual retainer fee of $75,000. Non-employee chairs of Board committees received a quarterly retainer of $1,250, except the chair of the Audit and Oversight Committee who received a quarterly retainer of $1,875. The Company reimbursed non-employee directors for all out-of-pocket travel expenses (which reimbursed amounts are not reflected in the table above). Each non-employee director also received on January 4, 2010, the 2010 annual stock compensation award in the form of WEC restricted stock equal to a value of $75,000, with all shares vesting three years from the grant date. Employee directors do not receive these fees. Insurance is also provided for director liability coverage, fiduciary and employee benefit liability coverage and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table above.

Non-employee directors may defer all or a portion of director fees pursuant to WEC’s Directors’ Deferred Compensation Plan, adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. Prior to January 1, 2005, amounts were deferred to the Legacy Directors’ Deferred Compensation Plan and are preserved and frozen in that plan, which is not subject to the provisions of Section 409A. Deferred amounts can be credited to any of ten measurement funds, including a WEC phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director’s service to WEC and its subsidiaries, including the Company. The deferred amounts will be paid out of general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

Although Wisconsin Electric directors also serve on the Wisconsin Energy and Wisconsin Gas boards and their committees, a single annual retainer fee and quarterly committee chair retainer were paid. Fees were allocated among Wisconsin Electric, Wisconsin Energy and Wisconsin Gas based on services rendered.

WEC has a Directors’ Charitable Awards Program to help further its philosophy of charitable giving. Under the program, WEC intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each director, including employee directors, following the director’s death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries, including the Company. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to WEC. The tax deductibility of these charitable donations mitigates the net cost to WEC. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007. Directors already participating as of that date, which includes all of the current directors, were grandfathered.

In December 2010, the Compensation Committee conducted its annual review of director compensation and determined that the committee chair retainer fees for each of the committee chairs were below market. As a result, effective January 1, 2011, the Committee increased the annual committee chair retainers as follows: Audit and Oversight Committee from $7,500 to $15,000; Compensation Committee from $5,000 to $12,000; and Finance Committee and Corporate Governance Committee from $5,000 to $10,000.

RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES

As part of its process to determine the 2010 compensation of the named executive officers, the Compensation Committee analyzed whether the compensation program of WEC and its subsidiaries, including the Company, taken as a whole creates risks that are reasonably likely to have a material adverse effect on WEC and its subsidiaries. The Committee concluded it does not. This analysis applies generally to the compensation program for WEC’s and the Company’s employees since all management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the named executive officers. The compensation package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect WEC or the Company.

There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of our compensation program that could incentivize risk taking by WEC’s or the Company’s employees, and therefore have a reasonable likelihood of materially adversely affecting WEC or the Company, are the annual cash incentive compensation and the long-term incentive compensation, the payout of which is dependent on the achievement of certain performance levels by WEC and its subsidiaries, including the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe our compensation program is appropriately balanced. We believe that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize WEC’s or the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe our compensation program incentivizes unreasonable risk taking by management. In addition, we believe the Compensation Committee’s stock ownership guidelines, which require officers who participate in the long-term incentive compensation program to hold WEC common stock and other equity-related WEC securities having a minimum fair market value ranging from 150% to 300% of base salary, further discourage unreasonable risk taking by WEC or Company officers.

As part of this analysis, we also considered the nature of WEC’s business as a public utility holding company and the fact that substantially all of its earnings and other financial results are generated by regulated public utilities, including the Company. The highly regulated nature of WEC’s business, including limits on the amount of profit the Company (and therefore, WEC) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on WEC or the Company.

STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

None of the Company’s directors, nominees or executive officers own any WE stock, but do beneficially own shares of its parent company, Wisconsin Energy Corporation. The following table lists the beneficial ownership of WEC common stock of each Wisconsin Electric director, nominee, named executive officer and all of its directors and executive officers as a group as of March 2, 2011, and includes the shares received as part of the two-for-one stock split on March 1, 2011. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and WEC stock options that are exercisable currently or within 60 days of March 2, 2011. Included are shares owned by each individual’s spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC’s Stock Plus Investment Plan and 401(k) plan. Other than as indicated in Note 6 below, none of these persons beneficially owns more than 1% of the outstanding WEC common stock.

Name	Shares Beneficially Owned(1)
	Shares Owned(2) (3) (4) (5)	Option Shares Exercisable Within 60 Days	Total
John F. Bergstrom	21,036	--	21,036
Barbara L. Bowles	34,587	--	34,587
Patricia W. Chadwick	18,201	--	18,201
Robert A. Cornog	30,315	20,000	50,315
Curt S. Culver	9,519	--	9,519
Thomas J. Fischer	27,447	--	27,447
James C. Fleming	7,064	246,000	253,064
Gale E. Klappa	106,754	2,550,020	2,656,774	(6)
Frederick D. Kuester	56,023	910,500	966,523
Allen L. Leverett	31,231	1,159,520	1,190,751
Ulice Payne, Jr.	26,241	20,000	46,241
Kristine A. Rappé	20,620	100,400	121,020
Frederick P. Stratton, Jr.	38,718	--	38,718
All directors and executive officers as a group (15 persons)	494,851	5,250,030	5,744,881	(7)

(1)

Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of WEC’s proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)

Certain directors, named executive officers and other executive officers also hold share units in the WEC phantom common stock account under WEC’s deferred compensation plans as indicated: Mr. Bergstrom (32,934), Ms. Bowles (75), Mr. Cornog (45,880), Mr. Culver (42,477), Mr. Fleming (5,732), Mr. Kuester (5,847), Ms. Rappé (35,073), Mr. Stratton (37,119) and all directors and executive officers as a group (205,761). Share units are intended to reflect the performance of WEC common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, have no voting rights and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, named executive officers and other executive officers tied to the performance of WEC common stock.

(3)

Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Mr. Bergstrom (6,000), Mr. Cornog (15,340), Mr. Klappa (5,000), Mr. Kuester (24,422), Mr. Leverett (16,294), Mr. Stratton (9,200) and all directors and executive officers as a group (76,256).

(4)

Certain directors and executive officers hold shares of WEC restricted stock (included in the table above) over which the holders have sole voting but no investment power: Mr. Bergstrom (9,518), Ms. Bowles (9,518), Ms. Chadwick (9,519), Mr. Cornog (9,518), Mr. Culver (9,519), Mr. Fischer (9,519), Mr. Fleming (4,412), Mr. Klappa (53,447), Mr. Kuester (29,089), Mr. Leverett (12,468), Mr. Payne (9,518), Ms. Rappé (3,676), Mr. Stratton (9,518) and all directors and executive officers as a group (182,367).

(5)	None of the shares of WEC common stock beneficially owned by the directors, named executive officers and all directors and executive officers as a group are pledged as security.

(6)	Represents approximately 1.1% of total WEC common stock outstanding on March 2, 2011.

(7)	Represents approximately 2.5% of total WEC common stock outstanding on March 2, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons owning more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of equity and derivative securities of Wisconsin Electric with the Securities and Exchange Commission. Specific due dates for those reports have been established by the Securities and Exchange Commission, and the Company is required to disclose in this information statement any failure to file by those dates during the 2010 fiscal year. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2010 were complied with in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company provides to and receives from WEC, and other subsidiaries of WEC, services, property and other things of value (the “Items”). These transactions are made pursuant to either a master affiliated interest agreement or a service agreement, both of which have been approved by the Public Service Commission of Wisconsin. The master affiliated interest agreement provides that the Company receive payment equal to the higher of its cost or fair market value for the Items provided to WEC or its nonutility subsidiaries, and that the Company make payment equal to the lower of the provider’s cost or fair market value for the Items which WEC or its nonutility subsidiaries provided to the Company. The service agreement provides that Items provided by the Company or Wisconsin Gas to each other shall be provided at cost. Modification or amendment to the master affiliated interest agreement or the service agreement requires the approval of the Public Service Commission of Wisconsin.

Compensation Committee Interlocks and Insider Participation – None of the persons who served as members of the Compensation Committee during 2010 was an officer or employee of the Company during 2010 or at any time in the past nor had reportable transactions with the Company.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of Wisconsin Electric Power Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of Wisconsin Electric preferred stock by writing to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P. O. Box 2046, Milwaukee, Wisconsin 53201. The Wisconsin Electric consolidated financial statements and certain other information found in the Form 10-K are included in the Wisconsin Electric Power Company 2010 Annual Financial Statements and Review of Operations, attached hereto as Appendix A.

APPENDIX A

WISCONSIN ELECTRIC POWER COMPANY

2010 ANNUAL REPORT TO STOCKHOLDERS

2010 ANNUAL FINANCIAL STATEMENTS

And

REVIEW OF OPERATIONS

DEFINITION OF ABBREVIATIONS AND INDUSTRY TERMS

The abbreviations and terms set forth below are used throughout this report and have the meanings assigned to them below:

Primary Subsidiary and Affiliates
Bostco	Bostco LLC
We Power	W.E. Power, LLC
Wisconsin Energy	Wisconsin Energy Corporation
Wisconsin Gas	Wisconsin Gas LLC

Significant Assets
OC 1	Oak Creek expansion Unit 1
OC 2	Oak Creek expansion Unit 2
PWGS	Port Washington Generating Station
PWGS 1	Port Washington Generating Station Unit 1
PWGS 2	Port Washington Generating Station Unit 2

Other Affiliates
ATC	American Transmission Company LLC
ERGSS	Elm Road Generating Station Supercritical, LLC

Federal and State Regulatory Agencies
DOE	United States Department of Energy
EPA	United States Environmental Protection Agency
FERC	Federal Energy Regulatory Commission
IRS	Internal Revenue Service
MPSC	Michigan Public Service Commission
PSCW	Public Service Commission of Wisconsin
SEC	Securities and Exchange Commission
WDNR	Wisconsin Department of Natural Resources

Environmental Terms
Act 141	2005 Wisconsin Act 141
BART	Best Available Retrofit Technology
BTA	Best Technology Available
CAA	Clean Air Act
CAIR	Clean Air Interstate Rule
CAMR	Clean Air Mercury Rule
CATR	Clean Air Transport Rule
CAVR	Clean Air Visibility Rule
CO2	Carbon Dioxide
FIP	Federal Implementation Plan
MACT	Maximum Achievable Control Technology
NAAQS	National Ambient Air Quality Standards
NOV	Notice of Violation
NOx	Nitrogen Oxide
PM2.5	Fine Particulate Matter
RACT	Reasonably Available Control Technology
SIP	State Implementation Plan
SO2	Sulfur Dioxide
VOC	Volatile Organic Compounds
WPDES	Wisconsin Pollution Discharge Elimination System

DEFINITION OF ABBREVIATIONS AND INDUSTRY TERMS - (Cont’d)

The abbreviations and terms set forth below are used throughout this report and have the meanings assigned to them below:

Other Terms and Abbreviations
AQCS	Air Quality Control System
ARRs	Auction Revenue Rights
Bechtel	Bechtel Power Corporation
Compensation Committee	Compensation Committee of the Board of Directors of Wisconsin Energy
CPCN	Certificate of Public Convenience and Necessity
Energy Policy Act	Energy Policy Act of 2005
ERISA	Employee Retirement Income Security Act of 1974
Exchange Act	Securities Exchange Act of 1934, as amended
Fitch	Fitch Ratings
FTRs	Financial Transmission Rights
GCRM	Gas Cost Recovery Mechanism
GDP	Gross Domestic Product
Guardian	Guardian Pipeline L.L.C.
LLC	Limited Liability Company
LMP	Locational Marginal Price
LSEs	Load Serving Entities
MISO	Midwest Independent Transmission System Operator, Inc.
MISO Energy Markets	MISO Energy and Operating Reserves Market
Moody’s	Moody’s Investor Service
NYMEX	New York Mercantile Exchange
OTC	Over-the-Counter
Plan	The Wisconsin Energy Corporation Retirement Account Plan
Point Beach	Point Beach Nuclear Power Plant
PTF	Power the Future
RSG	Revenue Sufficiency Guarantee
RTO	Regional Transmission Organization
Settlement Agreement	Settlement Agreement and Release between Elm Road Services, LLC and Bechtel effective as of December 16, 2009
S&P	Standard & Poor’s Ratings Services
WPL	Wisconsin Power and Light Company, a subsidiary of Alliant Energy Corp.

Measurements
Btu	British thermal unit(s)
Dth	Dekatherm(s) (One Dth equals one million Btu)
kW	Kilowatt(s) (One kW equals one thousand watts)
kWh	Kilowatt-hour(s)
MW	Megawatt(s) (One MW equals one million watts)
MWh	Megawatt-hour(s)
Watt	A measure of power production or usage

Accounting Terms
AFUDC	Allowance for Funds Used During Construction
ARO	Asset Retirement Obligation
CWIP	Construction Work in Progress
GAAP	Generally Accepted Accounting Principles
IFRS	International Financial Reporting Standards
OPEB	Other Post-Retirement Employee Benefits

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act). These statements are based upon management’s current expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements include, among other things, statements concerning management’s expectations and projections regarding earnings, completion of construction projects, regulatory matters, on-going legal proceedings, fuel costs, sources of electric energy supply, coal and gas deliveries, remediation costs, environmental and other capital expenditures, liquidity and capital resources and other matters. In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “guidance,” “intends,” “may,” “objectives,” “plans,” “possible,” “potential,” “projects,” “should” or similar terms or variations of these terms.

Actual results may differ materially from those set forth in forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with these statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements or otherwise affect our future results of operations and financial condition include, among others, the following:

➢

Factors affecting utility operations such as catastrophic weather-related or terrorism-related damage; availability of electric generating facilities; unscheduled generation outages, or unplanned maintenance or repairs; unanticipated events causing scheduled generation outages to last longer than expected; unanticipated changes in fossil fuel, purchased power, coal supply, gas supply or water supply costs or availability due to higher demand, shortages, transportation problems or other developments; nonperformance by electric energy or natural gas suppliers under existing power purchase or gas supply contracts; environmental incidents; electric transmission or gas pipeline system constraints; unanticipated organizational structure or key personnel changes; collective bargaining agreements with union employees or work stoppages; or inflation rates.

➢

Factors affecting the demand for electricity and natural gas, including weather; the economic climate in our service territories; customer growth and declines; customer business conditions, including demand for their products and services; and energy conservation efforts.

➢

Timing, resolution and impact of pending and future rate cases and negotiations, including recovery of all costs associated with Wisconsin Energy Corporation’s (Wisconsin Energy) Power the Future (PTF) strategy, as well as costs associated with environmental compliance, renewable generation, transmission service, fuel and the Midwest Independent Transmission System Operator, Inc. (MISO) Energy Markets.

➢	Increased competition in our electric and gas markets and continued industry consolidation.

➢	The ability to control costs and avoid construction delays during the development and construction of new environmental controls and renewable generation.

➢

The impact of recent and future federal, state and local legislative and regulatory changes, including any changes in rate-setting policies or procedures; electric and gas industry restructuring initiatives; transmission or distribution system operation and/or administration initiatives; any required changes in facilities or operations to reduce the risks or impacts of potential terrorist activities; required approvals for new construction, and the siting approval process for new generation and transmission facilities and new pipeline construction; changes to the Federal Power Act and related regulations under the Energy Policy Act and enforcement thereof by the Federal Energy Regulatory Commission (FERC) and other regulatory agencies; changes in allocation of energy assistance, including state public benefits funds; changes in environmental, tax and other laws and regulations to which we are subject; changes in the application of existing laws and regulations; and changes in the interpretation or enforcement of permit conditions by the permitting agencies.

➢	Internal restructuring options that may be pursued by Wisconsin Energy.

➢

Current and future litigation, regulatory investigations, proceedings or inquiries, including the pending lawsuit against the Wisconsin Energy Corporation Retirement Account Plan (Plan), FERC matters, and IRS audits and other tax matters.

➢	Events in the global credit markets that may affect the availability and cost of capital.

➢

Other factors affecting our ability to access the capital markets, including general capital market conditions; our capitalization structure; market perceptions of the utility industry, us or our subsidiary; and our credit ratings.

➢	The investment performance of Wisconsin Energy’s pension and other post-retirement benefit trusts.

➢	The financial performance of American Transmission Company LLC (ATC) and its corresponding contribution to our earnings.

➢	The impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated thereunder.

➢	The impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 and any related regulations.

➢

The effect of accounting pronouncements issued periodically by standard setting bodies, including any changes in regulatory accounting policies and practices and any requirement for U.S. registrants to follow International Financial Reporting Standards (IFRS) instead of Generally Accepted Accounting Principles (GAAP).

➢	Unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets.

➢	Changes in the creditworthiness of the counterparties with whom we have contractual arrangements, including participants in the energy trading markets and fuel suppliers and transporters.

➢	Other business or investment considerations that may be disclosed from time to time in our Securities and Exchange Commission (SEC) filings or in other publicly disseminated written documents.

We expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED SELECTED FINANCIAL AND

STATISTICAL DATA

Financial	2010	2009	2008	2007	2006
Year Ended December 31
Earnings available for common stockholder (Millions)	$314.2	$287.4	$280.1	$287.7	$275.6

Operating revenues (Millions)
Electric	$2,936.3	$2,685.0	$2,660.6	$2,674.6	$2,499.5
Gas	481.6	564.2	709.2	611.9	590.0
Steam	38.8	39.1	40.3	35.1	27.2

Total operating revenues	$3,456.7	$3,288.3	$3,410.1	$3,321.6	$3,116.7

At December 31 (Millions)
Total assets	$10,170.7	$8,871.2	$8,775.4	$8,312.8	$8,257.8
Long-term debt and capital lease obligations (including current maturities)	$4,053.5	$3,092.8	$2,886.4	$1,990.4	$2,152.1

CONSOLIDATED SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

	(Millions of Dollars) (a)
	March		June
Three Months Ended	2010	2009	2010	2009

Total operating revenues	$933.9	$988.4	$777.6	$723.7
Operating income	$130.8	$158.1	$96.2	$87.2
Earnings available for common stockholder	$79.1	$98.5	$61.1	$51.2

	September		December
Three Months Ended	2010	2009	2010	2009

Total operating revenues	$883.2	$738.3	$862.0	$837.9
Operating income	$139.6	$83.4	$122.6	$140.2
Earnings available for common stockholder	$89.3	$52.4	$84.7	$85.3

(a)	Quarterly results of operations are not directly comparable because of seasonal and other factors. See Management’s Discussion and Analysis of Financial Condition and Results of Operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CORPORATE DEVELOPMENTS

INTRODUCTION

Wisconsin Electric Power Company, a wholly-owned subsidiary of Wisconsin Energy, is engaged primarily in the business of generating and distributing electricity in Wisconsin and the Upper Peninsula of Michigan, and distributing natural gas in Wisconsin. Unless qualified by their context when used in this document, the terms Wisconsin Electric, the Company, our, us or we refer to Wisconsin Electric Power Company and its subsidiary, Bostco.

Wisconsin Energy is also the parent company of Wisconsin Gas, a natural gas distribution utility, which serves customers throughout Wisconsin; and We Power, an unregulated company that was formed in 2001 to design, construct, own and lease to us the new generating capacity included in Wisconsin Energy’s PTF strategy, which is described further in this report. We have combined common functions with Wisconsin Gas and operate under the trade name of “We Energies.”

CORPORATE STRATEGY

Business Opportunities

We have two primary investment opportunities and earnings streams: our regulated utility business and our investment in ATC.

Our regulated utility business consists of electric generation assets and the electric and gas distribution assets that serve our electric and gas customers. During 2010, our regulated utility earned $489.2 million of operating income. Over the next three years, we expect to invest approximately $1.8 billion in this business to construct renewable energy generation and environmental control equipment and to update the electric and gas distribution infrastructure.

We have a $290.6 million investment in ATC, which represents a 23.0% ownership interest. Our 2010 pre-tax earnings totaled $52.7 million and we received $43.3 million in dividends from ATC. Over the next three years, we expect to invest approximately $17 million in ATC as it continues to upgrade the transmission infrastructure within Wisconsin.

RESULTS OF OPERATIONS

EARNINGS

2010 vs. 2009: Earnings increased to $314.2 million in 2010 compared with $287.4 million in 2009. Operating income increased $20.3 million between the comparative periods. The increase in operating income was primarily caused by favorable weather during 2010, partially offset by unfavorable recoveries of revenues associated with fuel and purchased power in 2010. During 2010, we experienced unfavorable fuel recoveries of approximately $44 million. During 2009, we experienced favorable fuel recoveries of approximately $19 million.

2009 vs. 2008: Earnings increased to $287.4 million in 2009 compared with $280.1 million in 2008. Operating income decreased $13.0 million between the comparative periods. The most significant factors that impacted operating income during 2009 were less favorable weather during the spring and summer months and a decline in economic conditions throughout 2009, both of which decreased electric sales. However, we experienced a decrease in fuel and purchased power costs largely due to lower MWh sales and a decrease in operating and maintenance expense during 2009 as compared to 2008.

The following table summarizes our consolidated earnings during 2010, 2009 and 2008:

	2010	2009	2008
	(Millions of Dollars)
Utility Gross Margin
Electric (See below)	$1,844.8	$1,632.9	$1,431.5
Gas (See below)	165.6	174.5	182.8
Steam	25.6	26.7	27.1

Total Gross Margin	2,036.0	1,834.1	1,641.4
Other Operating Expenses
Other operation and maintenance	1,432.5	1,231.7	1,295.2
Depreciation and amortization	216.2	265.1	256.0
Property and revenue taxes	96.5	99.1	96.4
Amortization of gain	(198.4)	(230.7)	(488.1)

Operating Income	489.2	468.9	481.9
Equity in Earnings of Transmission Affiliate	52.7	51.9	45.4
Other Income and Deductions, net	39.8	25.8	9.9
Interest Expense, net	101.5	100.3	86.6

Income Before Income Taxes	480.2	446.3	450.6
Income Taxes	164.8	157.7	169.3
Preferred Stock Dividend Requirement	1.2	1.2	1.2

Earnings Available for Common Stockholder	$314.2	$287.4	$280.1

Electric Utility Gross Margin

The following table compares our electric utility gross margin during 2010 with similar information for 2009 and 2008, including a summary of electric operating revenues and electric sales by customer class:

	Electric Revenues and Gross Margin			Electric MWh Sales
Electric Utility Operations	2010	2009	2008	2010	2009	2008
	(Millions of Dollars)			(Thousands, Except Degree Days)
Customer Class
Residential	$1,114.3	$977.6	$962.5	8,426.3	7,949.3	8,277.1
Small Commercial/Industrial	922.2	860.3	869.7	8,823.3	8,571.6	9,023.7
Large Commercial/Industrial	677.1	599.4	646.3	9,961.5	9,140.3	10,691.7
Other - Retail	21.9	21.2	20.8	155.3	156.5	161.5

Total Retail	2,735.5	2,458.5	2,499.3	27,366.4	25,817.7	28,154.0
Wholesale - Other	134.6	116.7	77.7	2,004.6	1,529.4	2,620.7
Resale - Utilities	40.4	47.5	37.7	1,103.8	1,548.9	881.0
Other Operating Revenues	25.8	62.3	45.9	-	-	-

Total	2,936.3	2,685.0	2,660.6	30,474.8	28,896.0	31,655.7

Fuel and Purchased Power
Fuel	570.5	518.3	570.6
Purchased Power	521.0	533.8	658.5

Total Fuel and Purchased Power	1,091.5	1,052.1	1,229.1

Total Electric Gross Margin	$1,844.8	$1,632.9	$1,431.5

Weather -- Degree Days (a)
Heating (6,612 Normal)				6,183	6,825	7,073
Cooling (698 Normal)				944	475	593

(a)	As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a 20-year moving average.

Electric Utility Revenues and Sales

2010 vs. 2009: Our electric utility operating revenues increased by $251.3 million, or 9.4%, when compared to 2009. The most significant factors that caused a change in revenues were:

•

Net pricing increases totaling $121.0 million related to Wisconsin and Michigan rate orders that became effective in 2010. For information on these rate orders, see Factors Affecting Results, Liquidity and Capital Resources -- Rates and Regulatory Matters.

•	Favorable weather that increased electric revenues by an estimated $103.4 million as compared to 2009.
•	Net economic growth that increased electric revenues by an estimated $43.0 million as compared to 2009.
•

2010 pricing increases totaling approximately $32.3 million, reflecting the reduction of Point Beach bill credits to retail customers. For information on the bill credits, see Amortization of Gain below.

As measured by cooling degree days, 2010 was 98.7% warmer than the same period in 2009 and 35.2% warmer than normal. Collectively, retail sales to our residential and small commercial and industrial customers, who are more weather sensitive, increased by 4.4%. Sales to our large commercial and industrial customers increased by 9.0% during 2010 as compared to the same period in 2009, primarily because of an improving economy. Electric sales to our largest customers, two iron ore mines, which represent approximately 6.9% of our annual sales, increased significantly for the year. If these sales are excluded, sales to our large commercial and industrial customers increased by 3.2% for 2010 as compared to 2009. The $36.5 million decline in Other Operating Revenues primarily relates to regulatory amortizations during 2010 as compared to 2009.

We currently estimate that 2011 electric revenues will increase because of the completion of the Point Beach bill credits and an increase in revenues related to increased fuel costs. However, we would expect residential and small commercial and industrial sales to decrease if we experience normal weather.

2009 vs. 2008: Our electric utility operating revenues increased by $24.4 million, or 0.9%, when compared to 2008. The most significant factors that caused a change in revenues were:

•	2009 pricing increases totaling approximately $109.9 million reflecting the reduction of Point Beach credits to retail customers.
•	A one-time FERC-approved refund to our wholesale customers in 2008 associated with their share of the gain on the sale of Point Beach that reduced 2008 wholesale revenues by $62.5 million.
•	Net pricing increases totaling approximately $20.4 million related to Wisconsin and Michigan rate orders.
•	Unfavorable weather that reduced electric revenues by an estimated $35.3 million as compared to 2008.
•	A slowdown in the economy that reduced commercial and industrial sales by an estimated $129.0 million and wholesale sales by an estimated $30.9 million.

Our total electric sales volumes decreased by approximately 8.7% as compared to 2008 due almost exclusively to a continued decline in economic conditions, which primarily affected our commercial and industrial sales, and milder weather, which primarily affected our residential sales. Total retail sales volumes declined approximately 8.3%. Of the 8.3% decline in retail sales volumes, approximately 7.1% relates to sales volumes at our small and large commercial and industrial customers. As measured by cooling degree days, 2009 was 19.9% cooler than 2008 and 31.9% cooler than normal. The $16.4 million increase in Other Operating Revenues primarily relates to regulatory amortizations during 2009 as compared to 2008.

Electric Fuel and Purchased Power Expenses

2010 vs. 2009: Our electric fuel and purchased power costs increased by $39.4 million, or approximately 3.7%, when compared to 2009. This increase was primarily caused by a 5.5% increase in MWh sales, partially offset by a 1.6% decrease in the average cost/MWh between periods. The average cost/MWh was comparable between periods because of a 7.7% increase in generation from our lower cost coal units and a 16.5% decrease in the cost of natural gas used at the Port Washington Generating Station (PWGS), which was sufficient to offset the impact of a 5.7% increase in coal and related transportation costs and the increase in gas generation and purchased power utilized as a result of the increased sales.

We expect electric fuel and purchased power expenses to increase in 2011 because of changes in the price of natural gas and in the cost of coal and related transportation prices.

2009 vs. 2008: Our electric fuel and purchased power costs decreased by $177.0 million, or approximately 14.4%, when compared to 2008. This decline was primarily caused by lower MWh sales and lower natural gas and purchased power prices, partially offset by higher coal and related transportation costs. Approximately $41.2 million of this decrease related to the one-time amortization of deferred fuel costs recorded in the first quarter of 2008 pursuant to the January 2008 PSCW rate order. Adjusted for the one-time amortization, our electric fuel and purchased power costs decreased by $135.8 million, or 11.0%.

Gas Utility Revenues, Gross Margin and Therm Deliveries

The following table compares our total gas utility operating revenues and gross margin (total gas utility operating revenues less cost of gas sold) during 2010, 2009 and 2008:

Gas Utility Operations	2010	2009	2008
	(Millions of Dollars)

Operating Revenues	$481.6	$564.2	$709.2
Cost of Gas Sold	316.0	389.7	526.4

Gross Margin	$165.6	$174.5	$182.8

We believe gross margin is a better performance indicator than revenues because changes in the cost of gas sold flow through to revenue under our GCRM. The following table compares our gas utility gross margin and therm deliveries by customer class during 2010, 2009 and 2008:

	Gross Margin			Therm Deliveries
Gas Utility Operations	2010	2009	2008	2010	2009	2008
	(Millions of Dollars)			(Millions, Except Degree Days)
Customer Class
Residential	$111.2	$117.3	$120.5	321.8	349.4	364.7
Commercial/Industrial	35.8	40.2	41.9	184.5	208.8	216.2
Interruptible	0.6	0.6	0.7	5.5	5.9	6.9

Total Retail	147.6	158.1	163.1	511.8	564.1	587.8
Transported Gas	15.5	14.3	15.8	300.8	298.4	313.3
Other	2.5	2.1	3.9	-	-	-

Total	$165.6	$174.5	$182.8	812.6	862.5	901.1

Weather -- Degree Days (a)
Heating (6,612 Normal)				6,183	6,825	7,073

(a)	As measured at Mitchell International Airport in Milwaukee, Wisconsin. Normal degree days are based upon a 20-year moving average.

2010 vs. 2009: Our gas margin decreased by $8.9 million, or approximately 5.1%, when compared to 2009 primarily because of a decline in sales volumes as a result of warmer winter weather in 2010 as compared to 2009. As measured by heating degree days, 2010 was 9.4% warmer than 2009 and 6.5% warmer than normal.

2009 vs. 2008: Our gas margin decreased by $8.3 million, or approximately 4.5%, when compared to 2008. We estimate that milder winter weather and a decline in economic conditions caused our margin to decrease by approximately $5.4 million during 2009 as compared to 2008. As measured by heating degree days, 2009 was 3.5% warmer than 2008, but 2.8% colder than normal.

Other Operation and Maintenance Expense

2010 vs. 2009: Our other operation and maintenance expense increased by $200.8 million, or approximately 16.3%, when compared to 2009. The 2010 PSCW rate case order allowed for pricing increases related to regulatory items including PTF lease costs, bad debt expense and amortization of other deferred costs. We estimate that these items were approximately $72.6 million higher in 2010 as compared to 2009. In addition, operation and maintenance expenses at our power plants increased approximately $63.7 million primarily because of the operation of OC 1, which was placed in service in February 2010, and higher maintenance costs at our other power plants. We also had increased operation and maintenance expenses of approximately $20.7 million related to increased reliability maintenance in our distribution system in 2010 and responding to damage caused by a larger number of summer storms compared to 2009.

Our utility operation and maintenance expenses are influenced by labor costs, employee benefit costs, plant outages and amortization of regulatory assets. We expect our 2011 other operation and maintenance expenses to increase slightly because of inflation related items.

2009 vs. 2008: Our other operation and maintenance expense decreased by $63.5 million, or approximately 4.9%, when compared to 2008. The largest factor for this decrease relates to a $43.8 million one-time amortization of deferred bad debt costs in 2008 pursuant to the January 2008 PSCW rate order. The January 2008 PSCW rate order, which was in effect for all of 2009, allowed for pricing increases related to transmission costs, PTF lease costs and the amortization of other deferred costs. We estimate that these items were approximately $16.4 million higher in 2009 as compared to 2008. The remaining decrease is primarily related to reduced operating and maintenance expenses at our power plants and electric distribution system.

Depreciation and Amortization Expense

2010 vs. 2009: Depreciation and Amortization expense decreased by $48.9 million, or approximately 18.4%, when compared to 2009. This decrease was primarily because of new depreciation rates that were implemented in connection with the 2010 PSCW rate case order. The new depreciation rates generally reflect longer lives for our utility assets.

We expect depreciation and amortization expense to increase in 2011 as a result of an overall increase in utility plant in service.

2009 vs. 2008: Depreciation and amortization expense increased by $9.1 million, or approximately 3.6%, when compared to 2008. This increase was primarily the result of higher depreciation related to new capital projects placed in service, including the Blue Sky Green Field wind project, which was placed in service in May 2008.

Amortization of Gain

In connection with the September 2007 sale of Point Beach, we reached agreements with our regulators to allow for the net gain on the sale to be used for the benefit of our customers. The majority of the benefits are being returned to customers in the form of bill credits. The net gain was originally recorded as a regulatory liability, and it is being amortized to the income statement as we issue bill credits or make refunds to our customers. When the bill credits and refunds are issued to customers, we transfer cash from the restricted accounts to the unrestricted accounts, adjusted for taxes.

During 2010, 2009 and 2008, the Amortization of Gain was as follows:

	2010	2009	2008
	(Millions of Dollars)

Bill Credits - Retail	$198.4	$230.7	$340.6
One-Time FERC Refund	-	-	62.5
One-Time Amortization to Offset Regulatory Asset	-	-	85.0

Total Amortization of Gain	$198.4	$230.7	$488.1

All bill credits associated with the sale of Point Beach have been applied to customers’ bills as of December 31, 2010.

Other Income and Deductions, net

Other Income and Deductions, net	2010	2009	2008
	(Millions of Dollars)

AFUDC - Equity	$32.4	$15.9	$7.5
Gain on Property Sales	4.5	1.7	2.3
Other, net	2.9	8.2	0.1

Total Other Income and Deductions, net	$39.8	$25.8	$9.9

2010 vs. 2009: Other income and deductions, net increased by approximately $14.0 million, or 54.3%, when compared to 2009. This increase primarily relates to increased AFUDC - Equity related to the construction of the Oak Creek Air Quality Control System (AQCS) project.

During 2011, we expect to see an increase in AFUDC - Equity with the continued construction of the Oak Creek AQCS project and the Glacier Hills Wind Park.

2009 vs. 2008: Other income and deductions, net increased by $15.9 million when compared to 2008 primarily due to higher interest income and an increase in AFUDC - Equity related to the construction of the Oak Creek AQCS project.

Interest Expense, net

Interest Expense, net	2010	2009	2008
	(Millions of Dollars)

Gross Interest Costs	$115.0	$106.9	$89.6
Less: Capitalized Interest	13.5	6.6	3.0

Interest Expense, net	$101.5	$100.3	$86.6

2010 vs. 2009: Our gross interest costs increased by $8.1 million, or 7.6%, during 2010, primarily because of higher long-term debt balances compared to 2009. Our capitalized interest increased by $6.9 million primarily because of increased capital expenditures related to our Oak Creek AQCS project. As a result, our net interest expense increased by $1.2 million, or 1.2%, as compared to 2009.

During 2011, we expect gross interest expense to increase due to increased debt levels to fund our planned construction activity. We expect our capitalized interest to increase slightly due to increased capital expenditures related to our Oak Creek AQCS project and Glacier Hills Wind Park. As a result, we expect our net interest expense to increase slightly in 2011.

2009 vs. 2008: Our gross interest costs increased by $17.3 million, or 19.3%, when compared to 2008, primarily due to higher debt balances to fund our planned construction activity, partially offset by lower short-term interest rates. Our capitalized interest increased by $3.6 million due to increased capital expenditures in 2009 related to our Oak Creek AQCS project. As a result, our net interest expense increased by $13.7 million, or 15.8%, as compared to 2008.

Income Taxes

2010 vs. 2009: Our effective income tax rate was 34.3% in 2010 compared with 35.3% in 2009. This reduction in our effective tax rate was primarily the result of increased AFUDC - Equity and increased production activities tax deductions. For further information regarding income taxes, see Note G -- Income Taxes in the Notes to Consolidated Financial Statements. We expect our 2011 annual effective tax rate to range between 32.0% and 33.0%.

2009 vs. 2008: Our effective income tax rate was 35.3% in 2009 compared with 37.6% in 2008. This reduction in our effective tax rate was primarily the result of tax credits associated with wind production.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

The following table summarizes our cash flows during 2010, 2009 and 2008:

	2010	2009	2008
	(Millions of Dollars)
Cash Provided by (Used in)
Operating Activities	$425.2	$226.6	$362.9
Investing Activities	($470.8)	($333.6)	($212.7)
Financing Activities	$50.6	$96.9	($143.8)

Operating Activities

2010 vs. 2009: Cash provided by operating activities was $425.2 million during 2010, which was an increase of $198.6 million over 2009. This increase is primarily related to a $283.8 million contribution to Wisconsin Energy’s qualified benefit plans in 2009. No such contributions were made in 2010. This increase was partially offset by an increase in cash paid for taxes during 2010.

2009 vs. 2008: Cash provided by operating activities was $226.6 million during 2009, which was $136.3 million lower than 2008. Although we experienced an increase in net income and depreciation during 2009, our operating cash flows declined because of large contributions to Wisconsin Energy’s qualified benefit plans. During 2009, we contributed $283.8 million to Wisconsin Energy’s qualified benefit plans compared to $37.9 million during 2008.

Investing Activities

2010 vs. 2009: Cash used in investing activities was $470.8 million during 2010, which was $137.2 million higher than the same period in 2009. This increase in cash used in investing activities primarily reflects an increase in capital expenditures of $136.2 million related to our Glacier Hills Wind Park and continued construction of the Oak Creek AQCS project. The increase in investing activities also reflects a reduction in the release of restricted cash related to the Point Beach bill credits.

2009 vs. 2008: Cash used in investing activities was $333.6 million during 2009, which was $120.9 million higher than 2008. This increase primarily reflects a reduction in the release of restricted cash related to the Point Beach bill credits, partially offset by lower capital expenditures during 2009. During 2009, we released $153.1 million less from restricted cash as compared to 2008. In September 2007, we sold Point Beach and placed approximately $924 million of cash in restricted accounts to be used for the payment of taxes and for the benefit of our customers. We release the restricted cash, adjusted for taxes, as we issue bill credits to our customers, which is reflected as an amortization of the gain on our income statement. In addition, during 2009, our capital expenditures decreased by $42.6 million as compared to 2008, primarily due to the completion of our Blue Sky Green Field wind project in 2008.

Financing Activities

The following table summarizes our cash flows from financing activities:

	2010	2009	2008
	(Millions of Dollars)

Dividends to Wisconsin Energy	($179.6)	($179.6)	($367.0)
Capital Contribution from Wisconsin Energy	100.0	100.0	-
Net increase in Debt	117.9	176.2	225.3
Other	12.3	0.3	(2.1)

Cash Provided by (Used in) Financing	$50.6	$96.9	($143.8)

2010 vs. 2009: Cash provided by financing activities was $50.6 million during 2010 compared to $96.9 million provided by financing activities during 2009. The decrease in financing cash flows is primarily related to changes in our debt levels. In 2010, we increased our debt levels by $117.9 million compared to an increase of $176.2 million during 2009.

2009 vs. 2008: Cash provided by financing activities was $96.9 million during 2009 compared to $143.8 million used in financing activities during 2008. During 2009, we issued $250 million of debentures. The net proceeds were used to repay short-term debt and for other general corporate purposes. In addition, we repurchased $147 million of outstanding tax-exempt bonds in August 2009.

CAPITAL RESOURCES AND REQUIREMENTS

Liquidity

We anticipate meeting our capital requirements during 2011 primarily through internally generated funds and short-term borrowings, supplemented as necessary by the issuance of intermediate or long-term debt securities, depending on market conditions and other factors, and an equity contribution from our parent. Beyond 2011, we anticipate meeting our capital requirements through internally generated funds supplemented, when required, by short-term borrowings, the issuance of debt securities and equity contributions from our parent.

We currently have access to the capital markets and have been able to generate funds internally and externally to meet our capital requirements. Our ability to attract the necessary financial capital at reasonable terms is critical to our overall strategic plan. We currently believe that we have adequate capacity to fund our operations for the foreseeable future through our existing borrowing arrangement, access to capital markets and internally generated cash.

We maintain a bank back-up credit facility that provides liquidity support for our obligations with respect to commercial paper and for general corporate purposes.

As of December 31, 2010, we had approximately $496.6 million of available, undrawn lines under our bank back-up credit facility, and approximately $210.5 million of commercial paper outstanding that was supported by the available lines of credit. For additional information regarding our commercial paper balances during 2010, see Note J -- Short-Term Debt in the Notes to Consolidated Financial Statements.

We review our bank back-up credit facility needs on an ongoing basis and expect to be able to maintain adequate credit facilities to support our operations. The following table summarizes such facility as of December 31, 2010:

Total Facility	Letters of Credit	Credit Available	Facility Expiration
	(Millions of Dollars)

$500.0	$3.4	$496.6	December 2013

On December 20, 2010, we entered into an unsecured three-year $500 million bank back-up credit facility to replace a $500 million five-year credit facility with an expiration date of March 2011. This new facility will expire in December 2013. This facility has a renewal provision for two one-year extensions, subject to lender approval.

The following table shows our consolidated capitalization structure as of December 31:

Capitalization Structure	2010		2009
	(Millions of Dollars)

Common Equity	$3,065.1	41.5%	$2,804.2	46.4%
Preferred Stock	30.4	0.4%	30.4	0.5%
Long-Term Debt (a)	1,970.9	26.7%	1,969.5	32.5%
Capital Lease Obligations (a)	2,082.6	28.2%	1,123.3	18.6%
Short-Term Debt (b)	238.1	3.2%	120.2	2.0%

Total	$7,387.1	100.0%	$6,047.6	100.0%

(a) Includes current maturities
(b) Includes subsidiary note payable to Wisconsin Energy

We recorded an increase of approximately $1.0 billion to our capital lease obligations in connection with OC 1 being placed in service in February 2010 and an increase of approximately $650 million in connection with OC 2 being placed in service in January 2011. For additional information, see Note I -- Long-Term Debt and Capital Lease Obligations in the Notes to Consolidated Financial Statements.

We are the obligor under two series of tax-exempt pollution control refunding bonds in outstanding principal amount of $147 million. In August 2009, we terminated letters of credit that provided credit and liquidity support for the bonds, which resulted in a mandatory tender of the bonds. We issued commercial paper to fund the purchase of the bonds. As of December 31, 2010, the repurchased bonds were still outstanding, but were reported as a reduction in our consolidated long-term debt because they are held by us. Depending on market conditions and other factors, we may change the method used to determine the interest rate on the bonds and have them remarketed to third parties.

Bonus Depreciation Provisions

In December 2010, the President of the United States signed tax legislation extending the bonus depreciation rules to certain projects placed in service in 2011 and 2012. As a result of this change in law, we anticipate that certain projects will benefit from the increased bonus depreciation in 2011 and 2012. We estimate $60 million in cash benefits from bonus depreciation in 2011 and $180 million in 2012.

Credit Rating Risk

We do not have any credit agreements that would require material changes in payment schedules or terminations as a result of a credit rating downgrade. We do have certain agreements in the form of commodity contracts and employee benefit plans that could require collateral or a termination payment in the event of a credit rating change to below BBB- at S&P and/or Baa3 at Moody’s. As of December 31, 2010, we estimate that the collateral or the termination payment required under these agreements totaled approximately $195.8 million. Generally, collateral may be provided by a guaranty, letter of credit or cash. We also have commodity contracts that in the event of a credit rating downgrade could result in a reduction of our unsecured credit granted by counterparties.

In addition, access to capital markets at a reasonable cost is determined in large part by credit quality. Any credit ratings downgrade could impact our ability to access capital markets.

In November 2010, Moody’s downgraded our long-term debt ratings (senior unsecured to A2 from A1; commercial paper, P-1). Moody’s affirmed our stable ratings outlook.

In July 2010, S&P affirmed our ratings (commercial paper, A-2; senior unsecured, A-) and our stable ratings outlook.

In June 2010, Fitch affirmed our ratings (commercial paper, F1; senior unsecured, A+) and revised our ratings outlook from negative to stable.

Subject to other factors affecting the credit markets as a whole, we believe our current security ratings should provide a significant degree of flexibility in obtaining funds on competitive terms. However, these security ratings reflect the views of the rating agencies only. An explanation of the significance of these ratings may be obtained from each rating agency. Such ratings are not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that the circumstances warrant the change.

Capital Requirements

Capital Expenditures: Our estimated 2011, 2012 and 2013 capital expenditures are as follows:

Capital Expenditures	2011	2012	2013
	(Millions of Dollars)

Renewable	$332.9	$131.9	$10.4
Environmental	165.5	67.5	71.1
Base Spending	343.3	351.5	336.8

Total	$841.7	$550.9	$418.3

Our actual future long-term capital requirements may vary from these estimates because of changing environmental and other regulations such as air quality standards, renewable energy standards and electric reliability initiatives that impact us.

Investments in Outside Trusts: We use outside trusts to fund our pension and certain other post-retirement obligations. These trusts had investments of approximately $950 million as of December 31, 2010. These trusts hold investments that are subject to the volatility of the stock market and interest rates.

In January 2009, we contributed approximately $265 million to Wisconsin Energy’s qualified pension plan due to poor investment returns during 2008. We did not make contributions to the plan during 2010 as it was adequately funded. In January 2011, we contributed $99.1 million to the qualified pension plan. Future contributions to the plans will be dependent upon many factors, including the performance of existing plan assets and long-term discount rates. For additional information, see Note M -- Benefits in the Notes to Consolidated Financial Statements.

Off-Balance Sheet Arrangements: We are a party to various financial instruments with off-balance sheet risk as a part of our normal course of business, including financial guarantees and letters of credit which support commodity contracts and other payment obligations. We believe that these agreements do not have, and are not reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our investors. For further information, see Note N -- Guarantees and Note F -- Variable Interest Entities in the Notes to Consolidated Financial Statements in this report.

Contractual Obligations/Commercial Commitments: We have the following contractual obligations and other commercial commitments as of December 31, 2010:

	Payments Due by Period
Contractual Obligations (a)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Millions of Dollars)

Long-Term Debt Obligations (b)	$3,890.8	$111.1	$515.3	$718.1	$2,546.3
Capital Lease Obligations (c)	8,079.9	314.2	632.7	657.3	6,475.7
Operating Lease Obligations (d)	86.2	22.8	22.8	7.9	32.7
Purchase Obligations (e)	12,412.1	910.3	1,359.3	842.6	9,299.9
Other Long-Term Liabilities (f)	86.0	86.0	-	-	-

Total Contractual Obligations	$24,555.0	$1,444.4	$2,530.1	$2,225.9	$18,354.6

(a)	The amounts included in the table are calculated using current market prices, forward curves and other estimates.

(b)	Principal and interest payments on Long-Term Debt (excluding capital lease obligations).

(c)	Capital Lease Obligations for power purchase commitments and the PTF leases. For information regarding the capital lease obligation for OC 2, which was placed into service on January 12, 2011, see Note S -- Subsequent Events.

(d)	Operating Lease Obligations for power purchase commitments and vehicle and rail car leases.

(e)	Purchase Obligations under various contracts for the procurement of fuel, power, gas supply and associated transportation and for construction, information technology and other services for utility operations. This includes the power purchase agreement for all of the energy produced by Point Beach.

(f)	Other Long-Term Liabilities include our portion of the expected 2011 supplemental executive retirement plan obligation. For additional information on employer contributions to Wisconsin Energy’s benefit plans, see Note M -- Benefits in the Notes to Consolidated Financial Statements.

The table above does not include liabilities related to the accounting treatment for uncertainty in income taxes. For additional information regarding these liabilities, refer to Note G -- Income Taxes in the Notes to Consolidated Financial Statements in this report.

Our obligations for utility operations have historically been included as part of the rate-making process and therefore are generally recoverable from customers.

FACTORS AFFECTING RESULTS, LIQUIDITY AND CAPITAL RESOURCES

MARKET RISKS AND OTHER SIGNIFICANT RISKS

We are exposed to market and other significant risks as a result of the nature of our businesses and the environment in which those businesses operate. These risks, described in further detail below, include but are not limited to:

Regulatory Recovery: We account for our regulated operations in accordance with accounting guidance for regulated entities. Our rates are determined by regulatory authorities. Our primary regulator is the PSCW. Regulated entities are allowed to defer certain costs that would otherwise be charged to expense, if the regulated entity believes the recovery of these costs is probable. We record regulatory assets pursuant to specific orders or by a generic order issued by our regulators, and recovery of these deferred costs in future rates is subject to the review and approval of those regulators. We assume the risks and benefits of ultimate recovery of these items in future rates. If the recovery of these costs is not approved by our regulators, the costs are charged to income in the current period. We expect to recover our outstanding regulatory assets in rates over a period of no longer than 20 years. Regulators can impose liabilities on a prospective basis for amounts previously collected from customers and for amounts that are expected to be refunded to customers. We record these items as regulatory liabilities.

Commodity Prices: In the normal course of providing energy, we are subject to market fluctuations of the costs of coal, natural gas, purchased power and fuel oil used in the delivery of coal. We manage our fuel and gas supply costs through a portfolio of short and long-term procurement contracts with various suppliers for the purchase of coal, natural gas and fuel oil. In addition, we manage the risk of price volatility by utilizing gas and electric hedging programs.

Wisconsin’s retail electric fuel cost adjustment procedure mitigates some of our risk of electric fuel cost fluctuation. If cumulative fuel and purchased power costs for electric utility operations deviate from a prescribed range (plus or minus 2% for 2010) when compared to the costs projected in the most recent retail rate proceeding, retail electric rates may be adjusted prospectively. Beginning in 2011, the PSCW has implemented new fuel rules which allow for a deferral of prudently incurred fuel costs that fall outside of a symmetrical band (plus or minus 2% for 2011). Under the rules, any fuel costs deferred at the end of the year would be incorporated into fuel cost recovery rates in future years. For information regarding the fuel rules, see Rates and Regulatory Matters.

The PSCW has authorized dollar for dollar recovery for the majority of natural gas costs for our gas utility operations through a GCRM, which mitigates most of the risk of gas cost variations. For information concerning the electric utility fuel cost adjustment procedure and our natural gas utility’s GCRM, see Rates and Regulatory Matters.

Natural Gas Costs: Higher natural gas costs increase our working capital requirements and result in higher gross receipts taxes in the state of Wisconsin. Higher natural gas costs combined with slower economic conditions also expose us to greater risks of accounts receivable write-offs as more customers are unable to pay their bills. Higher natural gas costs may also lead to increased energy efficiency investments by our customers to reduce utility usage and/or fuel substitution.

In March 2005, the PSCW authorized the use of the escrow method of accounting for bad debt costs allowing for deferral of Wisconsin residential bad debt expense that exceeds amounts allowed in rates. As part of the January 2010 PSCW rate order, the PSCW authorized continued use of the escrow method of accounting for bad debt costs through December 31, 2011.

As a result of our GCRM, our gas distribution operation receives dollar for dollar recovery on the cost of natural gas. However, increased natural gas costs increase the risk that customers will switch to alternative fuel sources, which could reduce future gas margins.

Weather: Our Wisconsin utility rates are set by the PSCW based upon estimated temperatures which approximate 20-year averages. Our electric revenues and sales are unfavorably sensitive to below normal temperatures during the summer cooling season, and to some extent, to above normal temperatures during the winter heating season. Our gas revenues and sales are unfavorably sensitive to above normal temperatures during the winter heating season. A summary of actual weather information in our service territory during 2010, 2009 and 2008, as measured by degree days, may be found above in Results of Operations.

Interest Rate: We have various short-term borrowing arrangements to provide working capital and general corporate funds. We also have variable rate long-term debt outstanding as of December 31, 2010. Borrowing levels under these arrangements vary from period to period depending on capital investments and other factors. Future short-term interest expense and payments will reflect both future short-term interest rates and borrowing levels.

We performed an interest rate sensitivity analysis at December 31, 2010 of our outstanding portfolio of commercial paper and variable rate long-term debt. As of December 31, 2010, we had $210.5 million of commercial paper outstanding with a weighted-average interest rate of 0.25% and $147.0 million of variable rate long-term debt outstanding with a weighted-average interest rate of 0.50%. A one-percentage point change in interest rates would cause our annual interest expense to increase or decrease by approximately $2.1 million before taxes from commercial paper and by $1.5 million before taxes from variable rate long-term debt outstanding.

Marketable Securities Return: We use various trusts to fund our pension and Other Post-Retirement Employee Benefit (OPEB) obligations. These trusts invest in debt and equity securities. Changes in the market prices of these assets can affect future pension and OPEB expenses. Additionally, future contributions can also be affected by the investment returns on trust fund assets. We believe that the financial risks associated with investment returns would be partially mitigated through future rate actions by our various utility regulators.

The fair value of our trust fund assets as of December 31, 2010 was approximately:

Millions of Dollars

Pension trust funds	$813.7
Other post-retirement benefits trust funds	$135.9

The expected long-term rate of return on plan assets is 7.25% and 7.5%, respectively, for both the pension and other post-retirement benefit plans for 2011.

Fiduciary oversight of the pension and OPEB trust fund investments is the responsibility of an Investment Trust Policy Committee. The Committee works with external actuaries and investment consultants on an ongoing basis to establish and monitor investment strategies and target asset allocations. Forecasted cash flows for plan liabilities are regularly updated based on annual valuation results. Target asset allocations are determined utilizing projected benefit payment cash flows and risk analyses of appropriate investments. The targeted asset allocations are intended to reduce risk, provide long-term financial stability for the plans and maintain funded levels which meet long-term plan obligations while preserving sufficient liquidity for near-term benefit payments. Investment strategies utilize a wide diversification of asset types and qualified external investment managers.

Wisconsin Energy consulted with its investment advisors on an annual basis to help it forecast expected long-term returns on plan assets by reviewing actual historical returns and calculating expected total trust returns using the weighted-average of long-term market returns for each of the major target asset categories utilized in the fund.

Economic Conditions: Our service territory is within the state of Wisconsin and the Upper Peninsula of Michigan. We are exposed to market risks in the regional midwest economy.

Inflation: We continue to monitor the impact of inflation, especially with respect to the costs of medical plans, fuel, transmission access, construction costs, regulatory and environmental compliance and new generation in order to minimize its effects in future years through pricing strategies, productivity improvements and cost reductions. We do not believe the impact of general inflation will have a material impact on our future results of operations.

For additional information concerning risk factors, including market risks, see the Cautionary Statement Regarding Forward-Looking Information at the beginning of this report.

POWER THE FUTURE

As of January 12, 2011, all of the PTF units have been placed into service and are positioned to provide a significant portion of our future generation needs. The PTF units include PWGS 1, PWGS 2, OC 1 and OC 2. The following table identifies certain key items related to the units:

Unit Name	In Service	Cash Costs (a)
PWGS 1	July 2005	$ 333 million
PWGS 2	May 2008	$ 331 million
OC 1	February 2010	$ 1,355 million
OC 2	January 2011	$ 668 million

(a)	Cash costs represent actual and current projected costs, excluding capitalized interest. Approximate costs for OC 1 and OC 2 include the cost of the settlement agreement with Bechtel adjusted for We Power’s ownership percentage.

We are leasing the PTF units from We Power under long-term leases. We are recovering the lease payments associated with PWGS 1, PWGS 2 and OC 1 in our rates as authorized by the PSCW, the MPSC and FERC. We are recovering the lease payment associated with OC 2 as authorized by the PSCW and FERC, and will request authorization from the MPSC with the next rate case.

Background: The PSCW issued orders granting CPCNs for the construction of the PWGS and the Oak Creek expansion in 2002 and 2003, respectively.

PWGS consists of two 545 MW natural gas-fired combined cycle generating units on the site of our former Port Washington Power Plant, the natural gas lateral to supply the new plant, and the transmission system upgrades required of ATC. PWGS 1 and PWGS 2 were completed within the PSCW approved cost parameters and were placed in service in July 2005 and May 2008, respectively.

The Oak Creek expansion is located adjacent to the site of our existing Oak Creek Power Plant. OC 1 and OC 2 were placed into service on February 2, 2010 and January 12, 2011, respectively. The total cost for the two units was set at $2.191 billion. We Power estimates that the final cost of the Oak Creek expansion is approximately $191.0 million, or 8.7%, over the amount initially approved by the PSCW, of which its share is $162.0 million. The additional amount includes the amounts payable to Bechtel pursuant to the Settlement Agreement. The order approving the Oak Creek expansion provides for recovery of excess costs of up to 5% of the total project, subject to a prudence review by the PSCW. Costs above the 5% cap would also be included in lease payments and recovered from customers if the PSCW finds that such costs were prudently incurred and were the result of force majeure conditions, an excused event and/or event of loss. In addition, the leases provide for a guaranteed in-service date of September 29, 2009 for OC 1 and September 29, 2010 for OC 2, and impose liquidated damages of $250,000 per day, of which the amount payable to us by Elm Road Generating Station Supercritical, LLC (ERGSS) is approximately $208,350 per day, for failure to achieve the guaranteed in-service date unless the delays result from force majeure conditions or an excused event. In light of the weather delays incurred on the project and other factors, we, along with ERGSS, expect to request authorization from the PSCW to recover all costs associated with the units.

ERGSS is entitled to receive its share of $250,000 per day from Bechtel under the contract with Bechtel for each day Bechtel failed to achieve the guaranteed in-service dates of September 29, 2009 and September 29, 2010, unless the delays resulted from force majeure conditions or excused events. Pursuant to the terms of the Settlement Agreement and a change order signed concurrent with the turnover of OC 2, ERGSS granted Bechtel total schedule relief of 120 days for OC 1 and 81 days for OC 2. Subject to PSCW review, all liquidated damages collected by us from ERGSS are for the benefit of our customers.

Lease Terms: The PSCW approved the lease agreements and related documents under which we will staff, operate and maintain PWGS 1, PWGS 2, OC 1 and OC 2. Key terms of the leased generation contracts are as follows:

PWGS 1 & PWGS 2

➢	Initial lease term of 25 years with the potential for subsequent renewals at reduced rates;
➢	Cost recovery over a 25 year period on a mortgage basis amortization schedule;
➢	Imputed capital structure of 53% equity, 47% debt;
➢	Authorized rate of return of 12.7% after tax on equity;
➢	Fixed construction cost of PWGS 1 and PWGS 2 at $309.6 million and $280.3 million (2001 dollars) subject to escalation at the GDP inflation rate;
➢	Recovery of carrying costs during construction; and
➢	Ongoing PSCW supervisory authority over those lease terms and conditions specifically identified in the order, which do not include the key financial terms.

OC 1 & OC 2

➢	Initial lease term of 30 years with the potential for subsequent renewals at reduced rates;
➢	Cost recovery over a 30 year period on a mortgage basis amortization schedule;
➢	Imputed capital structure of 55% equity, 45% debt;
➢	Authorized rate of return of 12.7% after tax on equity;
➢	Recovery of carrying costs during construction; and
➢	Ongoing PSCW supervisory authority over those lease terms and conditions specifically identified in the order, which do not include the key financial terms.

WPDES Permit: In order to resolve all outstanding challenges to the Wisconsin Pollution Discharge Elimination System (WPDES) permit issued by the WDNR in connection with the Oak Creek expansion, a settlement agreement was reached with Clean Wisconsin, Inc. and Sierra Club, in which we committed to contribute our share of $5 million (approximately $4.2 million) towards projects to reduce greenhouse gas emissions. We also agreed (i) for the 25 year period ending 2034, subject to regulatory approval and cost recovery, to contribute our share of up to $4 million per year (approximately $3.3 million) to fund projects to address Lake Michigan water quality, and (ii) subject to regulatory approval and cost recovery, to develop new solar and biomass generation projects. We also agreed to support state legislation to increase the renewable portfolio standard to 10% by 2013 and 25% by 2025, and to retire 116 MW of coal-fired generation at our Presque Isle Power Plant.

In its December 2009 decision, based upon a proposal submitted by the parties to the settlement agreement, the PSCW authorized recovery of $2.0 million per year for 2010 and 2011 related to costs associated with projects to address Lake Michigan water quality and recovery of $2.0 million of the second $2.5 million payment related to projects to reduce greenhouse gas emissions. Based upon this decision, the parties are proceeding to carry out the settlement agreement. We are responsible for our pro rata share of these payments.

RATES AND REGULATORY MATTERS

The PSCW regulates our retail electric, natural gas and steam rates in the state of Wisconsin, while FERC regulates our wholesale power and electric transmission service rates. The MPSC regulates our retail electric rates in the state of Michigan. We estimate that approximately 87% of our electric revenues are regulated by the PSCW, 7% are regulated by the MPSC and the balance of our electric revenues is regulated by FERC. In Wisconsin, a general rate case is typically filed every two years. We anticipate filing a rate case in 2011 for rates effective in January 2012. All of our natural gas and steam revenues are regulated by the PSCW. Orders from the PSCW can be viewed at http://psc.wi.gov/ and orders from the MPSC can be viewed at www.michigan.gov/mpsc/.

2010 Wisconsin Rate Case: In March 2009, we initiated rate proceedings with the PSCW. We initially asked the PSCW to approve a rate increase for our Wisconsin retail electric customers of approximately $76.5 million, or 2.8%, and a rate increase for our natural gas customers of approximately $22.1 million, or 3.6%. In addition, we requested increases of approximately $1.4 million, or 5.8%, and approximately $1.3 million, or 6.8%, for our Milwaukee Downtown (Valley) steam utility customers and Milwaukee County steam utility customers, respectively.

In July 2009, we filed supplemental testimony with the PSCW updating our rate increase request for retail electric customers to reflect the impact of lower sales as a result of the decline in the economy. The effect of the change resulted in us increasing our request from $76.5 million to $126.0 million.

In December 2009, the PSCW authorized rate adjustments related to our request to increase electric, natural gas and steam rates. The PSCW approved the following rate adjustments:

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An increase of approximately $85.8 million (3.35%) in our retail electric rates, which was partially offset by bill credits in 2010 and included a decrease in base fuel revenues of approximately $111.0 million, or a fuel rate component decrease of 13.8%;

➢	A decrease of approximately $2.0 million (0.35%) for natural gas service; and
➢	A decrease of approximately $0.4 million (1.65%) for our Valley steam utility customers and a decrease of approximately $0.1 million (0.47%) for our Milwaukee County steam utility customers.

These rate adjustments became effective January 1, 2010. In addition, the PSCW lowered our authorized return on equity from 10.75% to 10.4%.

The PSCW also made, among others, the following determinations:

➢	New depreciation rates were incorporated into the new base rates approved in the rate case;
➢	Certain regulatory assets that were scheduled to be fully amortized over four years are instead being amortized over eight years; and
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We will continue to receive AFUDC on 100% of Construction Work in Progress for the environmental control projects at our Oak Creek Power Plant and at Edgewater Generating Unit 5, and on the Glacier Hills Wind Park.

As part of its final decision in the 2010 rate case, the PSCW authorized us to reopen the docket in 2010 to review updated 2011 fuel costs. On September 3, 2010, we filed an application with the PSCW to reopen the docket to review updated 2011 fuel costs and to set rates for 2011 that reflect those costs. We requested an increase in 2011 Wisconsin retail electric rates of $38.4 million, or 1.4%, related to the increase in 2011 monitored fuel costs as compared to the level of monitored fuel costs currently embedded in rates. In December 2010, we reduced our request by approximately $6 million. The net increase of $32.4 million is being driven primarily by an increase in the delivered cost of coal. We expect to receive approval for the increased rates in the first quarter of 2011.

2010 Michigan Rate Increase Request: In July 2009, we filed a $42 million rate increase request with the MPSC, primarily to recover the costs of PTF projects. Michigan law allows utilities, upon the satisfaction of certain conditions, to self-implement a rate increase request, subject to refund with interest. In December 2009, the MPSC approved our modified self-implementation plan to increase electric rates in Michigan by approximately $12 million effective upon commercial operation of OC 1, which occurred on February 2, 2010. On July 1, 2010, the MPSC issued the final order, approving an additional increase of $11.5 million effective July 2, 2010. The combined total increase is $23.5 million annually, or 14.2%. In August 2010, our largest customers, two iron ore mines, filed an appeal with the MPSC regarding this rate order. In October 2010, the MPSC ruled on the mines’ appeal and reduced the rate increase by approximately $0.3 million annually, effective November 1, 2010. On November 12, 2010, the mines filed a Claim of Appeal of the October 2010 order with the Michigan Court of Appeals. On December 28, 2010, the MPSC filed a Motion for Remand with the Court of Appeals.

2008 Wisconsin Rate Increase: During 2007, we initiated rate proceedings. In January 2008, the PSCW approved pricing increases for us as follows:

➢	$389.1 million (17.2%) in electric rates - the pricing increase was offset by bill credits in 2008 and 2009;
➢	$4.0 million (0.6%) for natural gas service; and
➢	$3.6 million (11.2%) for steam service.

In addition, the PSCW lowered our return on equity from 11.2% to 10.75%. The PSCW also determined that $85.0 million of the Point Beach proceeds should be immediately applied to offset certain regulatory assets.

2008 Michigan Rate Increase: In January 2008, we filed a rate increase request with the MPSC. This request represented an increase in electric rates of 14.7%, or $22.0 million, to support the growing demand for electricity at that time, continued investment in renewable programs, compliance with environmental regulations, addition of distribution infrastructure and increased operational expenses. In November 2008, a settlement agreement with the MPSC staff and intervenors for a rate increase of $7.2 million, or 4.6%, was approved by the MPSC, effective January 1, 2009.

Limited Rate Adjustment Requests

2010 Fuel Recovery Request: In February 2010, we filed a $60.5 million rate increase request with the PSCW to recover forecasted increases in fuel and purchased power costs. The increase in fuel and purchased power costs was being driven primarily by increases in the price of natural gas compared to the forecasted prices included in the 2010 PSCW rate case order, changes in the timing of plant outages and increased MISO costs. Effective March 25, 2010, the PSCW approved an annual increase of $60.5 million in Wisconsin retail electric rates on an interim basis. The revenues that we collect are subject to refund with interest at a rate of 10.4%. We expect PSCW review and final approval in the first quarter of 2011.

2009 Fuel Order: We operate under a fuel cost adjustment clause for fuel and purchased power costs associated with the generation of electricity for our retail customers in Wisconsin. Under the fuel rules in effect in 2008 and 2009, a Wisconsin utility could request an emergency rate increase if projected costs fell outside of a prescribed range of costs which was plus or minus 2% of the fuel rate approved in a general rate proceeding.

In March 2008, we filed a request for an emergency rate increase with the PSCW to recover forecasted increases in fuel and purchased power costs. The PSCW authorized a total increase of $118.9 million. In April 2009, we filed a request with the PSCW to decrease annual Wisconsin retail electric rates by $67.2 million because we forecasted that our monitored fuel cost for 2009 would fall outside the range prescribed by the PSCW and would be less than the fuel cost reflected in then authorized rates. The PSCW approved this request on an interim basis with rates effective May 1, 2009.

The PSCW staff is currently auditing the fuel costs for the year 2009 to determine whether we collected excess revenues as a result of the fuel surcharges that were in place in 2008 and 2009. Under the fuel rules, if a utility collects excess revenues in a year in which it implemented an emergency fuel surcharge, it is required to refund to customers the over-collected fuel surcharge revenue up to the amount of the excess revenues.

The PSCW staff issued for comment a memorandum detailing different alternatives for calculating excess revenues. We do not believe the amount to be refunded to customers, if any, should be material. We anticipate a decision in this matter in the first quarter of 2011.

Other Rate Matters

Oak Creek Air Quality Control System Approval: In July 2008, we received approval from the PSCW granting us authority to construct wet flue gas desulfurization and selective catalytic reduction facilities at Oak Creek Power Plant units 5-8. Construction of these emission controls began in late July 2008, and we expect the installation to be completed during 2012. We currently expect the cost of completing this project to be approximately $780 million ($910 million including AFUDC). The cost of constructing these facilities is included in our estimates of the costs to implement the Consent Decree with the EPA.

Michigan Legislation: During October 2008, Michigan enacted legislation to make significant changes in regulatory procedures, which should provide for more timely cost recovery. Public Act 286 allows the use of a forward-looking test year in rate cases, rather than historical data, and allows us to put interim rates into effect six months after filing a complete case. Rate filings for which an order is not issued within 12 months are deemed approved. In addition, we could seek a CPCN for new investment, and could recover interest on the investment during construction. Public Act 286 also gives the MPSC expanded authority over proposed mergers and acquisitions, and requires action within 180 days of filing.

Wisconsin Fuel Rules: Embedded within our base rates is an amount to recover fuel costs. Under the Wisconsin fuel rules prior to January 1, 2011, no adjustments were made to rates under the fuel cost adjustment clause as long as fuel and purchased power costs were expected to be within a band of the costs embedded in current rates for the 12-month period ending December 31. If, however, annual fuel costs were expected to fall outside of the band, and actual costs fell outside of established fuel bands, then we could file for a change in fuel recoveries on a prospective basis.

In April 2010, the Wisconsin legislature passed the Fuel Rule Bill, and the Governor signed it in May 2010. This bill instructed the PSCW to defer, for subsequent rate recovery or refund, any under-collection or over-collection of fuel costs that are outside of the utility’s symmetrical fuel cost tolerance, which the PSCW set at plus or minus 2% of the utility’s approved fuel cost plan. In August 2010, the PSCW proposed new fuel rules pursuant to this legislation, which the Wisconsin legislature reviewed and sent back to the PSCW for additional rule-making. In December 2010, the PSCW revised the proposed rules as requested by the legislature and sent the revised rules back to the legislature for review. The new fuel rules are now in effect and fuel cost plans approved by the PSCW after January 1, 2011 will be subject to the new rules.

Electric Transmission Cost Recovery: We divested our transmission assets with the formation of ATC in January 2001. We now procure transmission service from ATC at FERC approved tariff rates. In connection with the formation of ATC, our transmission costs have escalated due to the socialization of costs within ATC and increased transmission infrastructure requirements in the state. In 2002, in connection with the increased costs experienced by our customers, the PSCW issued an order which allowed us to use escrow accounting whereby we deferred transmission costs that exceeded amounts embedded in our rates. We were allowed to earn a return on the unrecovered transmission costs we deferred at our weighted-average cost of capital. As of December 31, 2010, we had deferred $138.0 million of unrecovered transmission costs. The escrow accounting treatment has been discontinued as our 2008 and 2010 PSCW rate orders have provided for recovery of these costs.

Gas Cost Recovery Mechanism: Our natural gas operations operate under a GCRM as approved by the PSCW. Generally, the GCRM allows for a dollar for dollar recovery of gas costs. Prior to 2010, there was an incentive mechanism under the GCRM that allowed for increased revenues if we acquired gas at prices lower than benchmarks approved by the PSCW. However, as part of the January 2010 PSCW rate order, the PSCW approved changing from an incentive method to a modified one for one method. The new method does not have revenue sharing. The GCRM measures commodity purchase costs against a monthly benchmark which includes a 2% tolerance. Costs in excess of this monthly benchmark are subject to additional review by the PSCW before they can be passed through to our customers. The modified one for one is the same method used by most other utilities in Wisconsin.

Bad Debt Costs: In March 2005, the PSCW approved our use of escrow accounting for residential bad debt costs. The escrow method of accounting for bad debt costs allows for deferral of Wisconsin residential bad debt expense that exceeds amounts allowed in rates. As part of the January 2010 PSCW rate order, the escrow accounting method for bad debt costs was extended through December 31, 2011.

Depreciation Rates: In January 2009, we filed a depreciation study with the PSCW proposing new depreciation rates that would reduce annual depreciation expense by approximately $41 million. The PSCW approved the depreciation study and the new depreciation rates began on January 1, 2010. We estimate that the new depreciation rates did not have a material impact on earnings because the new depreciation rates were considered when the PSCW set our 2010 electric and gas rates.

Renewables, Efficiency and Conservation: In March 2006, Wisconsin revised the requirements for renewable energy generation by enacting Act 141. Act 141 defines “baseline renewable percentage” as the average of an energy provider’s renewable energy percentage for 2001, 2002 and 2003. A utility’s renewable energy percentage is equal to the amount of its total retail energy sales that are provided by renewable sources. Our baseline renewable energy percentage is 2.27%. Under Act 141, we could not decrease our renewable energy percentage for the years 2006-2009, and for the years 2010-2014, we must increase our renewable energy percentage at least two percentage points to a level of 4.27%. As of December 31, 2010, our renewable energy percentage is at 4.27%. Act 141 further requires that for the year 2015 and beyond, the renewable energy percentage must increase at least six percentage points above the baseline to a level of 8.27%. Act 141 establishes a goal that 10% of all electricity consumed in Wisconsin be generated by renewable resources by December 31, 2015. To comply with increasing requirements, we have developed and contracted for several hundred megawatts of wind generation and are in the process of seeking permits and approvals for approximately 50 megawatts of biomass fueled generation. Assuming the additional wind generation currently under construction and the proposed biomass project is approved and completed on schedule, we expect to be in compliance with Act 141 through the year 2015. To remain in compliance with Act 141, we would need to construct or contract for the equivalent of approximately 500 MW of additional renewable generating capacity by 2020. See Renewable Energy Portfolio discussion below for additional information regarding the development of renewable energy generation.

Act 141 allows the PSCW to delay a utility’s implementation of the renewable portfolio standard if it finds that achieving the renewable requirement would result in unreasonable rate increases or would lessen reliability, or that new renewable projects could not be permitted on a timely basis or could not be served by adequate transmission facilities. Act 141 provides that if a utility is in compliance with the renewable energy and energy efficiency requirements as determined by the PSCW, then the utility may not be ordered to achieve additional energy conservation or efficiency. Prior to Act 141, there had been no agreement on how to determine compliance with the Energy Priorities law, which provides that it is the policy of the PSCW, to the extent it is cost-effective and technically feasible, to consider the following options in the listed order when reviewing energy-related applications: (1) energy conservation and efficiency, (2) noncombustible renewable energy resources, (3) combustible renewable energy resources, (4) natural gas, (5) oil or low sulfur coal and (6) high sulfur coal and other carbon-based fuels.

Act 141 also redirects the administration of energy efficiency, conservation and renewable programs from the Wisconsin Department of Administration back to the PSCW and/or contracted third parties. In addition, Act 141 required that 1.2% of utilities’ annual operating revenues be used to fund these programs. The funding required by Act 141 increased to 1.5% of annual operating revenues in 2011 and is scheduled to increase to 1.9% in 2012.

Public Act 295 enacted in Michigan calls for the implementation of a renewable portfolio standard by 2015 and energy optimization (efficiency) targets up to 1% annually by 2015. Public Act 295 specifically calls for current recovery of costs incurred to meet the standards and provides for ongoing review and revision to assure the measures taken are cost-effective.

Renewable Energy Portfolio: In May 2008, the Blue Sky Green Field wind farm project, which has 88 turbines with an installed capacity of 145 MW, reached commercial operation. In July 2008, we completed the purchase of rights to a new wind farm site in Central Wisconsin, Glacier Hills Wind Park, and filed a request for a CPCN with the PSCW in October 2008. The PSCW approved the CPCN in January 2010. We currently expect to install 90 wind turbines with a total generating capacity of approximately 162 MW. This project is expected to cost between $360 million and $370 million, excluding AFUDC. Construction commenced in May 2010, and we anticipate 2012 will be the first full year of operation.

In September 2009, we announced plans to construct a biomass-fueled power plant at Domtar Corporation’s Rothschild, Wisconsin paper mill site. Wood waste and wood shavings will be used to produce approximately 50 MW of renewable electricity and will also support Domtar’s sustainable papermaking operations. We believe the biomass plant will be eligible for the federal production tax credit. We currently expect to invest approximately $255 million, excluding AFUDC, in the plant and for it to be completed during the fall of 2013, subject to regulatory and other approvals. In March 2010, we filed a request for a Certificate of Authority for the project with the PSCW. We anticipate a decision from the PSCW during the first quarter of 2011.

Edgewater Generating Unit 5: During the fourth quarter of 2009, we reached a contingent agreement to sell our 25% interest in Edgewater Generating Unit 5 to WPL for our net book value, including working capital. In March 2010, the agreement became effective and we are in the process of receiving regulatory approvals. We received approval for the sale from FERC in June 2010, and from the PSCW in November 2010. We are currently working with the MPSC to obtain approval on terms that are acceptable to us. Assuming completion of the sale, we expect to realize proceeds of between $40 million and $45 million depending on the working capital balances and our level of capital investment in the unit prior to the sale. The contractual deadline to complete the sale is June 30, 2011.

ELECTRIC SYSTEM RELIABILITY

In response to customer demand for higher quality power required by modern equipment, we are evaluating and updating our electric distribution system. We are taking steps to reduce the likelihood of outages by upgrading substations and rebuilding lines to upgrade voltages and reliability. These improvements, along with better technology for analysis of our existing system, better resource management to speed restoration and improved customer communication, are near-term efforts to enhance our current electric distribution infrastructure. For the long-term, we have developed a distribution system asset management strategy that requires increased levels of automation of both substations and line equipment to consistently provide the level of reliability needed for a digital economy.

We had adequate capacity to meet all of our firm electric load obligations during 2010 and 2009. All of our generating plants performed well during the warmest periods of the summer and all power purchase commitments under firm contract were received. During this period, public appeals for conservation were not required and we did not interrupt or curtail service to non-firm customers who participate in load management programs. We expect to have adequate capacity to meet all of our firm load obligations during 2011. However, extremely hot weather, unexpected equipment failure or unavailability could require us to call upon load management procedures.

ENVIRONMENTAL MATTERS

Consistent with other companies in the energy industry, we face significant ongoing environmental compliance and remediation obligations related to current and past operations. Specific environmental issues affecting us include, but are not limited to, current and future regulation of: (1) air emissions such as CO2, SO2, NOx, fine particulates and mercury; (2) disposal of coal combustion by-products such as fly ash; and (3) remediation of impacted properties, including former manufactured gas plant sites.

We are currently pursuing a proactive strategy to manage our environmental compliance obligations, including: (1) improving our overall energy portfolio by adding more efficient generation as part of Wisconsin Energy’s PTF strategy; (2) developing additional sources of renewable electric energy supply; (3) reviewing water quality matters such as discharge limits and cooling water requirements; (4) adding emission control equipment to existing facilities to comply with new ambient air quality standards and federal clean air rules; (5) implementing a Consent Decree with the EPA to reduce emissions of SO2 and NOx by more than 65% by 2013; (6) evaluating and implementing improvements to our cooling water intake systems; (7) continuing the beneficial re-use of ash and other solid products from coal-fired generating units; and (8) conducting the clean-up of former manufactured gas plant sites.

Air Quality

8-hour Ozone Standard: In April 2004, the EPA designated 10 counties in southeastern Wisconsin as non-attainment areas for the 8-hour ozone ambient air quality standard. States were required to develop and submit a State Implementation Plan (SIP) to the EPA by June 2007 to demonstrate how they intended to comply with the 8-hour ozone ambient air quality standard. Instead of submitting a SIP, Wisconsin submitted a request to redesignate all counties in southeastern Wisconsin as in attainment with the standard. In addition to the request for redesignation, Wisconsin also adopted the Reasonably Available Control Technology (RACT) rule that applies to emissions from our power plants in the affected areas of Wisconsin. Compliance with the NOx emission reduction requirements under the Consent Decree has substantially mitigated costs to comply with the RACT rule. In March 2008, the EPA issued a determination that the state of Wisconsin had failed to submit a SIP. In a separate action in May 2008, the EPA redesignated one of the 10 counties, Kewaunee County, as in attainment. In September 2009, Wisconsin submitted a SIP to the EPA. Based on our review of this submittal, we do not believe we would be subject to any further requirements to reduce emissions. In July 2010, the EPA redesignated an additional two counties, Manitowoc and Door, as in attainment. Although the EPA has yet to take action on redesignation of the remaining 7 counties due to continuing issues related to a portion of the SIP, Volatile Organic Compounds (VOC) RACT rules that do not apply to our facilities, it issued a finding of attainment in December 2010 for the remaining 7 counties in southeastern Wisconsin. In order for the EPA to redesignate these counties, the state must revise, submit and receive EPA approval of revised VOC RACT rules. Pending redesignation, we will continue to be subject to more stringent permitting standards for new or revised facilities in the affected 7 counties.

In March 2008, the EPA announced its decision to further lower the 8-hour ozone standard, and in January 2010, the EPA proposed to lower that standard further. In a December 2010 motion, the EPA asked that the litigation challenging the 2008 ozone National Ambient Air Quality Standards (NAAQS) be set aside. The EPA indicates that it now expects to complete its reconsideration rulemaking by July 29, 2011. Although it is likely that additional counties, including the 10 in southeastern Wisconsin discussed above, may be designated as non-attainment areas under the revised standard, until those designations become final and until any potential additional rules are adopted, we are unable to predict the impact on the operation of our coal-fired generation facilities.

Fine Particulate Standard: In December 2004, the EPA designated Fine Particulate Matter (PM2.5) non-attainment areas. All counties in Wisconsin and all counties in the Upper Peninsula of Michigan were designated as in attainment with the standard. In December 2006, a more restrictive federal standard became effective; however, on February 24, 2009, the D.C. Circuit Court of Appeals issued a decision on the revised standard and remanded it back to the EPA for revision. The court’s decision will likely result in an even more stringent annual PM2.5 standard. In October 2009, the EPA designated three counties in southeast Wisconsin (Milwaukee, Waukesha and Racine) as not meeting the 2006 daily standard for PM2.5. Wisconsin has until 2012 to develop a SIP and submit it to the EPA for approval, and will need to implement actions to reach attainment in the 2014-2019 time period. The impact of future SIP requirements cannot be determined at this time. Similarly, until the EPA revises the 2006 standard consistent with the court’s decision and the states develop rules and submit SIPs to the EPA to demonstrate how they intend to comply with that standard, we are unable to predict the impact of this more restrictive standard on the operation of our coal-fired generation facilities.

In a related matter, in August 2010, the Wisconsin Natural Resources Board adopted rules to reflect changes made by the EPA in their regulations regarding the regulation of PM2.5. The rule became effective on January 1, 2011. PM2.5 is proposed to be included as a pollutant used to determine whether a facility is a major source of air pollution. Additionally, if modifications to an existing facility would result in increases in PM2.5 emissions, we would potentially need to obtain an air pollution control construction permit, including requirements to control emissions to levels which represent best available control technology or lowest achievable emission rate.

Sulfur Dioxide Standard: The EPA adopted its final rule revising the NAAQS for SO2. The rule became effective August 23, 2010. If the revised standard results in the designation of new non-attainment areas, it could potentially have an adverse effect on our facilities in those areas. We are unable to predict the impact on the operation of our coal-fired generation facilities until final attainment designations are made and until any potential additional rules are adopted.

Nitrogen Dioxide Standard: In January 2010, the EPA announced a new hourly Nitrogen Dioxide standard, which became effective in April 2010. We are unable to predict the impact on the operation of our coal-fired generation facilities until final attainment designations are made and until any potential additional rules are adopted.

Clean Air Interstate Rule: The EPA issued the final Clean Air Interstate Rule (CAIR) in March 2005 to facilitate the states in meeting the 8-hour Ozone and Fine Particulate Matter standards by addressing the regional transport of SO2 and NOx. In 2008, the U.S. Court of Appeals for the D.C. Circuit invalidated several aspects of CAIR and remanded the rule to the EPA to promulgate a replacement rule.

In July 2010, the EPA proposed a Transport Rule to replace CAIR. The proposed Transport Rule, like CAIR, would establish individual state caps for the emissions of SO2 and NOX from electric generating units in the eastern half of the United States, including Michigan and Wisconsin. The CAIR is in effect as of 2009 for NOx and 2010 for SO2, but will be replaced with the new requirements of the Transport Rule, if adopted. The Transport Rule may require new reductions in 2012 for NOx and SO2 and additional reductions in 2014 for SO2 for some states, including Wisconsin and Michigan. According to the EPA, the Transport Rule and other actions by States is expected to result in a 71% reduction of SO2 and 52% reduction of NOx emissions from power plants in the eastern United States by 2014 from 2005 emission levels.

We submitted comments on the proposed rule in October 2010. The EPA intends to finalize the rule in mid-2011.

We previously determined that compliance with the NOx and SO2 emission reductions requirements under the Consent Decree that we entered into with the EPA in April 2003 would substantially mitigate costs to comply with CAIR and would achieve the levels necessary under at least the first phase of CAIR. The proposed limits under the Transport Rule appear to be more stringent and could result in the need for additional expenditures by 2014.

Mercury and Other Hazardous Air Pollutants: The EPA issued the final Clean Air Mercury Rule (CAMR) in March 2005, addressing mercury emissions from new and existing coal-fired power plants. The federal rule was challenged by a number of states including Wisconsin and Michigan. In February 2008, the U.S. Court of Appeals for the D.C. Circuit vacated CAMR and sent the rule back to the EPA for reconsideration.

In December 2008, a number of environmental groups filed a complaint with the D.C. Circuit asking that the court place the EPA on a schedule for promulgating Maximum Achievable Control Technology (MACT) limits for fossil-fuel fired electric generating units to address hazardous air pollutants, including mercury. In October 2009, the EPA published notice of a proposed consent decree in connection with this litigation that would place the EPA on a schedule to set a MACT rule for coal and oil-fired electric generating units in 2011. In April 2010, the D.C. District Court approved a settlement agreement between the EPA and the plaintiffs in the litigation setting a firm schedule for the remanded rule-making. This settlement requires that the EPA issue a proposed rule by March 16, 2011 and a final rule by November 16, 2011. The EPA is currently in the process of developing the proposed MACT rule, which is expected to reduce emissions of numerous hazardous air pollutants, including mercury. We are unable to predict the impact on the operation of our existing coal-fired generation facilities until a proposed and final rule is issued.

Wisconsin and Michigan Mercury Rules: Both Wisconsin and Michigan have mercury rules in place. Both states require a 90% reduction of mercury. We have plans in place to comply with these requirements and the costs of these plans are incorporated into our capital and operation and maintenance costs.

Proposed New Coal Combustion Products Regulation: We currently have a program of beneficial utilization for substantially all of our coal combustion products, including fly ash, bottom ash and gypsum, which minimizes the need for disposal in specially-designed landfills. Both Wisconsin and Michigan have regulations governing the use and disposal of these materials. In June 2010, the EPA issued draft rules for public comment proposing various scenarios for regulating coal combustion products including classifying them as hazardous waste. We submitted comments on the proposed rule in November 2010. If coal combustion products are classified as hazardous waste, it could have a material adverse effect on our ability to continue our current program. Curtailing our program could result in the loss of a revenue stream that helps to offset the cost of pollution control equipment and the activities necessary to collect the coal combustion products.

In addition, if coal combustion products are classified as hazardous waste and we terminate our coal combustion products utilization program, we could be required to dispose of the coal combustion products at a significant cost to the Company.

Clean Air Visibility Rule: The EPA issued the Clean Air Visibility Rule (CAVR) in June 2005 to address Regional Haze, or regionally-impaired visibility caused by multiple sources over a wide area. The rule defines Best Available Retrofit Technology (BART) requirements for electric generating units and how BART will be addressed in the 28 states subject to EPA’s CAIR. The pollutants from power plants that reduce visibility include PM2.5 or compounds that contribute to fine particulate formation, NOx, SO2 and ammonia. States were required to submit SIPs to implement CAVR by December 2007. Wisconsin has not yet submitted a SIP. Michigan submitted a SIP, which was partially approved. In response to a citizen suit, in January 2009, the EPA issued a finding of failure to 37 states, including Wisconsin and Michigan, regarding their failure to submit SIPs. The finding started a two-year review window for the EPA to issue Federal Implementation Plans (FIPs), unless a state submits and receives SIP approval. Wisconsin has not yet released a SIP, nor made a SIP submittal to the EPA. Michigan submitted a complete SIP in November 2010. The EPA, however, has not yet taken any action to approve this SIP, nor issue a FIP to any states, including Michigan and Wisconsin.

Wisconsin and Michigan have completed the BART rules, which cover one aspect of the CAVR regulations. Wisconsin BART rules became effective in July 2008 and Michigan BART rules became effective in September 2008.

Both Wisconsin and Michigan BART rules are based, in part, on utility reductions of NOx and SO2 that were expected to occur under CAIR. Therefore, we will not be able to determine final impacts of these rules until the EPA completes a new rule, which it intends to finalize by mid-2011, pursuant to a ruling by the U.S. Court of Appeals for the D.C. Circuit.

EPA Consent Decree: In April 2003, we reached a Consent Decree with the EPA in which we agreed to significantly reduce air emissions from certain of our coal-fired generating facilities. The U.S. District Court for the Eastern District of Wisconsin approved the amended Consent Decree and entered it in October 2007. For further information, see Note Q -- Commitments and Contingencies in the Notes to Consolidated Financial Statements.

Climate Change: We continue to take measures to reduce our emissions of greenhouse gases. We support flexible, market-based strategies to curb greenhouse gas emissions, including emissions trading, joint implementation projects and credit for early actions. We support an approach that encourages technology development and transfer and includes all sectors of the economy and all significant global emitters. Our emissions in future years will continue to be influenced by several actions completed, planned or underway, including:

➢	Repowering the Port Washington Power Plant from coal to natural gas-fired combined cycle units.
➢	Adding coal-fired units as part of the Oak Creek expansion that will be the most thermally efficient coal units in our system.
➢	Increasing investment in energy efficiency and conservation.
➢	Adding renewable capacity and promoting increased participation in the Energy for Tomorrow® renewable energy program.
➢	Retirement of coal units 1-4 at the Presque Isle Power Plant.

Federal, state, regional and international authorities have undertaken efforts to limit greenhouse gas emissions. Legislative and regulatory proposals that would impose mandatory restrictions on CO2 emissions continue to be considered in the U.S. Congress and by the EPA, and the President and his administration have made it clear that they are focused on reducing CO2 emissions, through legislation and/or regulation. Although the ultimate outcome of these efforts cannot be determined at this time, mandatory restrictions on our CO2 emissions could result in significant compliance costs that could affect future results of operations, cash flows and financial condition.

Clean Water Act

Section 316(b) of the Clean Water Act requires that the location, design, construction and capacity of cooling water intake structures reflect the Best Technology Available (BTA) for minimizing adverse environmental impact. In September 2004, the EPA adopted rules for existing facilities to minimize the potential adverse impacts to aquatic organisms associated with water withdrawals from cooling water intakes. Costs associated with implementation of the 316(b) rules for our Oak Creek Power Plant, We Power’s Oak Creek expansion and PWGS were included in project costs.

In January 2007, the Federal Court of Appeals for the Second Circuit found certain portions of the rule impermissible, including portions that permitted approval of water intake system technologies based on a cost-benefit analysis, and remanded several parts of the rule to the EPA for further consideration or potential additional rulemaking. In April 2009, the United States Supreme Court reversed the Second Circuit regarding the use of cost-benefit analysis and held that it was permissible for the EPA to rely on cost-benefit analysis in setting national performance standards and in providing variances from those standards. The Supreme Court remanded the case for further proceedings consistent with its opinion.

On December 3, 2010, the Federal District Court in New York approved a settlement agreement between the EPA and Riverkeeper Inc. (plaintiff in the litigation) setting a firm schedule for the remanded Section 316(b) rulemaking. This settlement requires that the EPA issue a proposed rule by March 14, 2011 and a final rule by July 27, 2012. Until the EPA completes its reconsideration and rulemaking, we cannot predict what impact these changes may have on our facilities. The decision will not affect the new units at the Oak Creek expansion because those units were permitted based on a BTA decision under the Phase I rule for new facilities.

In December 2009, the EPA published its determination that revision of the current effluent guidelines for steam electric generating units was warranted, and proposed a rulemaking process to adopt such revisions by 2013. Revisions to the current effluent guidelines are expected to result in more stringent standards that may result in the installation of additional controls. Until the EPA completes its rulemaking process, however, we cannot predict what impact these new standards may have on our facilities.

Other Environmental Matters

Manufactured Gas Plant Sites: We are voluntarily reviewing and addressing environmental conditions at a number of former manufactured gas plant sites. For further information, see Note Q -- Commitments and Contingencies in the Notes to Consolidated Financial Statements.

Ash Landfill Sites: We aggressively seek environmentally acceptable, beneficial uses for our combustion by-products. For further information, see Note Q -- Commitments and Contingencies in the Notes to Consolidated Financial Statements.

LEGAL MATTERS

Cash Balance Pension Plan: On June 30, 2009, a lawsuit was filed by Alan M. Downes, a former employee, against the Plan in the U.S. District Court for the Eastern District of Wisconsin. Counsel representing the plaintiff is attempting to seek class certification for other similarly situated plaintiffs. The complaint alleges that Plan participants who received a lump sum distribution under the Plan prior to their normal retirement age did not receive the full benefit to which they were entitled in violation of the Employee Retirement Income Security Act of 1974 (ERISA) and are owed additional benefits, because the Plan failed to apply the correct interest crediting rate to project the cash balance account to their normal retirement age. On September 6, 2010, the plaintiff filed a First Amended Class Action Complaint alleging additional claims under ERISA and adding Wisconsin Energy Corporation as a defendant. The plaintiff has not specified the amount of relief he is seeking. An adverse outcome of this lawsuit could have a material adverse effect on Plan funding and expense and our results of operations. Although we are currently unable to predict the final outcome or impact of this litigation, we are aware that courts in two similar lawsuits filed in Wisconsin found that the interest crediting rates applied by the pension plan involved in those cases were not in compliance with ERISA.

Stray Voltage: On July 11, 1996, the PSCW issued a final order regarding the stray voltage policies of Wisconsin’s investor-owned utilities. The order clarified the definition of stray voltage, affirmed the level at which utility action is required, and placed some of the responsibility for this issue in the hands of the customer. Additionally, the order established a uniform stray voltage tariff which delineates utility responsibility and provides for the recovery of costs associated with unnecessary customer demanded services.

In recent years, dairy farmers have commenced actions or made claims against us for loss of milk production and other damages to livestock allegedly caused by stray voltage and ground currents resulting from the operation of our electrical system, even though that electrical system has been operated within the parameters of the PSCW’s order. The Wisconsin Supreme Court has rejected the arguments that, if a utility company’s measurement of stray voltage is below the PSCW “level of concern,” that utility could not be found negligent in stray voltage cases. Additionally, the Court has held that the PSCW regulations regarding stray voltage were only minimum standards to be considered by a jury in stray voltage litigation. As a result of this case, claims by dairy farmers for livestock damage have been based upon ground currents with levels measuring less than the PSCW “level of concern.” In December 2008, a stray voltage lawsuit was filed against us. Another stray voltage lawsuit was filed against us on January 27, 2011. We do not believe these lawsuits have merit and we will vigorously defend them. These lawsuits are not expected to have a material adverse effect on our financial statements. We continue to evaluate various options and strategies to mitigate this risk.

NUCLEAR OPERATIONS

Used Nuclear Fuel Storage and Disposal: During our ownership of Point Beach, we were authorized by the PSCW to load and store sufficient dry fuel storage containers to allow Point Beach Units 1 and 2 to operate to the end of their original operating licenses, but not to exceed the original 48-canister capacity of the dry fuel storage facility. The original operating licenses were set to expire in October 2010 for Unit 1 and in March 2013 for Unit 2 before they were renewed by the United States Nuclear Regulatory Commission in December 2005.

Temporary storage alternatives at Point Beach are necessary until the DOE takes ownership of and permanently removes the used fuel as mandated by the Nuclear Waste Policy Act of 1982, as amended in 1987. The Nuclear Waste Policy Act established the Nuclear Waste Fund which is composed of payments made by the generators and owners of such waste and fuel. Effective January 31, 1998, the DOE failed to meet its contractual obligation to begin removing used fuel from Point Beach, a responsibility for which we paid a total of $215.2 million into the Nuclear Waste Fund over the life of our ownership of Point Beach.

In August 2000, the United States Court of Appeals for the Federal Circuit ruled in a lawsuit brought by Maine Yankee and Northern States Power Company that the DOE’s failure to begin performance by January 31, 1998 constituted a breach of the Standard Contract, providing clear grounds for filing complaints in the Court of Federal Claims. Consequently, we filed a complaint in November 2000 against the DOE in the Court of Federal Claims. In October 2004, the Court of Federal Claims granted our motion for summary judgment on liability. The Court held a trial during September and October 2007 to determine damages. In December 2009, the Court ruled in our favor, granting us more than $50 million in damages. In February 2010, the DOE filed an appeal. We negotiated a settlement with the DOE for $45.5 million, which we expect to receive in the first quarter of 2011. We anticipate that this amount, net of costs incurred, will be returned to customers in future rate cases.

INDUSTRY RESTRUCTURING AND COMPETITION

Electric Utility Industry

The regulated energy industry continues to experience significant changes. FERC continues to support large RTOs, which will affect the structure of the wholesale market. To this end, the MISO implemented bid-based markets, the MISO Energy Markets, including the use of LMP to value electric transmission congestion and losses. The MISO Energy Markets commenced operation in April 2005 for energy distribution and in January 2009 for operating reserves. Increased competition in the retail and wholesale markets, which may result from restructuring efforts, could have a significant and adverse financial impact on us. It is uncertain when retail access might be implemented, if at all, in Wisconsin; however, Michigan has adopted retail choice which potentially affects our Michigan operations. The Energy Policy Act, among other things, amended federal energy laws and provided FERC with new oversight responsibilities.

Restructuring in Wisconsin:  Electric utility revenues in Wisconsin are regulated by the PSCW. Due to many factors, including relatively competitive electric rates charged by the state’s electric utilities, the PSCW has been focused on electric reliability infrastructure issues for the state of Wisconsin in recent years.

The PSCW continues to maintain the position that the question of whether to implement electric retail competition in Wisconsin should ultimately be decided by the Wisconsin legislature. No such legislation has been introduced in Wisconsin to date.

Restructuring in Michigan:  Our Michigan retail customers are allowed to remain with their regulated utility at regulated rates or choose an alternative electric supplier to provide power supply service. We have maintained our generation capacity and distribution assets and provide regulated service as we have in the past. We continue providing distribution and customer service functions regardless of the customer’s power supplier.

Competition and customer switching to alternative suppliers in our service territory in Michigan has been limited. With the exception of general inquiries, no alternate supplier activity has occurred in our service territories in Michigan. We believe that this lack of alternate supplier activity reflects our small market area in Michigan, our competitive regulated power supply prices and a general lack of interest in the Upper Peninsula of Michigan as a market for alternative electric suppliers.

Electric Transmission and Energy Markets

In connection with its status as a FERC approved RTO, MISO developed bid-based energy markets, which were implemented on April 1, 2005. In January 2009, MISO commenced the Energy and Operating Reserves Markets, which includes the bid-based energy markets and an ancillary services market. We previously self-provided both regulation reserves and contingency reserves. In the MISO ancillary services market, we buy/sell regulation and contingency reserves from/to the market. The MISO ancillary services market has been able to reduce overall ancillary services costs in the MISO footprint. The MISO ancillary services market has enabled MISO to assume significant balancing area responsibilities such as frequency control and disturbance control.

In MISO, base transmission costs are currently being paid by Load Serving Entities (LSEs) located in the service territories of each MISO transmission owner. In February 2008, FERC issued several orders confirming the use of the current transmission cost allocation methodology. Certain additional costs for new transmission projects are allocated throughout the MISO footprint.

In April 2006, FERC issued an order determining that MISO had not applied its energy markets tariff correctly in the assessment of Revenue Sufficiency Guarantee (RSG) charges. FERC ordered MISO to resettle all affected transactions retroactive to the commencement of the energy market. In October 2006 and March 2007, we received additional rulings from FERC on these issues. FERC’s rulings have been challenged by MISO and numerous other market participants. In July 2007, MISO commenced with the resettlement of the market in response to the orders. The resettlement was completed in January 2008 and resulted in a net cost increase of $7.5 million to us. Several entities filed formal complaints with FERC on the assessment of these charges. We filed in support of these complaints.

In November 2007, FERC issued another RSG order related to the rehearing requests previously filed. This order provided a clarification that was contrary to how MISO implemented the last resettlement. Once again, we filed for rehearing and/or clarification with FERC, along with several other parties.

In addition, FERC ruled on the formal complaints filed by other entities in August 2007. FERC ruled that the current RSG cost allocation methodology may be unjust and unreasonable and established a refund effective date of August 10, 2007. MISO was ordered to file a new cost allocation methodology by March 2008. MISO filed new tariff language which indicated the new cost allocation methodology cannot be applied retroactively. We extended our previous rehearing/clarification request to include the timeframe from the established refund date through March 2008. In September 2008, FERC set a paper hearing for the formal complaints filed in 2007. FERC ruled on the outstanding rehearing/clarification requests and formal complaints in November 2008. FERC’s ruling ordered the resettlements to begin from the date the MISO Energy Markets commenced in order to correct the RSG cost allocation methodology. Additionally, the order also set a new RSG cost allocation effective August 10, 2007. However, numerous entities filed rehearing requests in objection of these rulings. Although MISO requested a postponement of the resettlements until the matter is resolved, the resettlement commenced in March 2009. In May 2009, FERC issued an order denying rehearing on substantive matters for the rate period beginning August 10, 2007. However, FERC modified the effective date of that rate to November 10, 2008, and ordered MISO to cease the ongoing resettlement and to reconcile all invoices and payments therein. Similarly, in June 2009, FERC dismissed rehearing requests, but waived refunds for the period April 25, 2006 through November 4, 2007. FERC also stated for the first time that it was waiving refunds for the period April 1, 2005 through April 24, 2006. We, along with others, have sought rehearing and/or appeal of the FERC’s May and June 2009 determinations pertaining to refunds. In addition, there are contested compliance matters pending FERC review. The net effects of FERC’s rulings are uncertain at this time.

As part of MISO, a market-based platform was developed for valuing transmission congestion premised upon the LMP system that has been implemented in certain northeastern and mid-Atlantic states. The LMP system includes the ability to mitigate or eliminate congestion costs through Auction Revenue Rights (ARRs) and Financial Transmission Rights (FTRs). ARRs are allocated to market participants by MISO and FTRs are purchased through auctions. A new allocation and auction was completed for the period of June 1, 2010 through May 31, 2011. The resulting ARR valuation and the secured FTRs should mitigate our transmission congestion risk for that period.

Natural Gas Utility Industry

Restructuring in Wisconsin:  The PSCW previously instituted generic proceedings to consider how its regulation of gas distribution utilities should change to reflect the changing competitive environment in the natural gas industry. To date, the PSCW has made a policy decision to deregulate the sale of natural gas in customer segments with workably competitive market choices and has adopted standards for transactions between a utility and its gas marketing affiliates. However, work on deregulation of the gas distribution industry by the PSCW is presently on hold. Currently, we are unable to predict the impact of potential future deregulation on our results of operations or financial position.

ACCOUNTING DEVELOPMENTS

New Pronouncements:  See Note B -- Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for information on new accounting pronouncements.

International Financial Reporting Standards:  During 2009, the SEC announced a “roadmap” for U.S. registrants that, if adopted, would require U.S. companies to follow IFRS instead of GAAP. The SEC guidelines, in their current form, would require us to adopt IFRS in 2014.

CRITICAL ACCOUNTING ESTIMATES

Preparation of financial statements and related disclosures in compliance with GAAP requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments, in and of themselves, could materially impact the financial statements and disclosures based on varying assumptions. In addition, the financial and operating environment also may have a significant effect, not only on the operation of our business, but on our results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies applied have not changed.

The following is a list of accounting policies that are most significant to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments:

Regulatory Accounting:  We operate under rates established by state and federal regulatory commissions which are designed to recover the cost of service and provide a reasonable return to investors. The actions of our regulators may allow us to defer costs that non-regulated companies would expense. The actions of our regulators may also require us to accrue liabilities that non-regulated entities would not. As of December 31, 2010, we had $1,056.0 million in regulatory assets and $672.6 million in regulatory liabilities. In the future, if we move to market based rates, or if the actions of our regulators change, we may conclude that we are unable to follow regulatory accounting. In this situation, continued deferral of certain regulatory asset and liability amounts on our books, as allowed under regulatory accounting, may no longer be appropriate and the unamortized regulatory assets net of the regulatory liabilities would be recorded as an extraordinary after-tax non-cash charge to earnings. We continually review the applicability of regulatory accounting and have determined that it is currently appropriate to continue following it. In addition, each quarter we perform a review of our regulatory assets and our regulatory environment and we evaluate whether we believe that it is probable that we will recover the regulatory assets in future rates. See Note C -- Regulatory Assets and Liabilities in the Notes to Consolidated Financial Statements for additional information.

Pension and OPEB:  Our reported costs of providing non-contributory defined pension benefits (described in Note M -- Benefits in the Notes to Consolidated Financial Statements) are dependent upon numerous factors resulting from actual plan experience and assumptions of future experience. Pension costs are impacted by actual employee demographics (including age, compensation levels and employment periods), the level of contributions made to plans and earnings on plan assets. Changes made to the provisions of the plans may also impact current and future pension costs. Pension costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation and pension costs.

Changes in pension obligations associated with these factors may not be immediately recognized as pension costs on the income statement, but generally are recognized in future years over the remaining average service period of plan participants. As such, significant portions of pension costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants.

The following table reflects pension plan sensitivities associated with changes in certain actuarial assumptions by the indicated percentage. Each sensitivity reflects a change to the given assumption, holding all other assumptions constant.

Pension Plan Actuarial Assumption	Impact on Annual Cost

(Millions of Dollars)

0.5% decrease in discount rate and lump sum conversion rate	$5.6
0.5% decrease in expected rate of return on plan assets	$4.1

In addition to pension plans, we maintain OPEB plans which provide health and life insurance benefits for retired employees (described in Note M -- Benefits in the Notes to Consolidated Financial Statements). Our reported costs of providing these post-retirement benefits are dependent upon numerous factors resulting from actual plan experience including employee demographics (age and compensation levels), our contributions to the plans, earnings on plan assets and health care cost trends. Changes made to the provisions of the plans may also impact current and future OPEB costs. OPEB costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the OPEB and post-retirement costs. Our OPEB plan assets are primarily made up of equity and fixed income investments. Fluctuations in actual equity market returns, as well as changes in general interest rates, may result in increased or decreased other post-retirement costs in future periods. Similar to accounting for pension plans, our regulators have adopted accounting guidance for compensation related to retirement benefits for rate-making purposes.

The following table reflects OPEB plan sensitivities associated with changes in certain actuarial assumptions by the indicated percentage. Each sensitivity reflects a change to the given assumption, holding all other assumptions constant.

OPEB Plan Actuarial Assumption	Impact on Annual Cost

(Millions of Dollars)

0.5% decrease in discount rate	$2.5
0.5% decrease in health care cost trend rate in all future years	($3.1)
0.5% decrease in expected rate of return on plan assets	$0.7

Unbilled Revenues:  We record utility operating revenues when energy is delivered to our customers. However, the determination of energy sales to individual customers is based upon the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of their last meter reading are estimated and corresponding unbilled revenues are calculated. This unbilled revenue is estimated each month based upon actual generation and throughput volumes, recorded sales, estimated customer usage by class, weather factors, estimated line losses and applicable customer rates. Significant fluctuations in energy demand for the unbilled period or changes in the composition of customer classes could impact the accuracy of the unbilled revenue estimate. Total operating revenues during 2010 of approximately $3.5 billion included accrued revenues of $208.7 million as of December 31, 2010.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED INCOME STATEMENTS

Year Ended December 31

	2010	2009	2008
	(Millions of Dollars)

Operating Revenues	$3,456.7	$3,288.3	$3,410.1

Operating Expenses
Fuel and purchased power	1,104.7	1,064.5	1,242.3
Cost of gas sold	316.0	389.7	526.4
Other operation and maintenance	1,432.5	1,231.7	1,295.2
Depreciation and amortization	216.2	265.1	256.0
Property and revenue taxes	96.5	99.1	96.4

Total Operating Expenses	3,165.9	3,050.1	3,416.3

Amortization of Gain	198.4	230.7	488.1

Operating Income	489.2	468.9	481.9

Equity in Earnings of Transmission Affiliate	52.7	51.9	45.4
Other Income and Deductions, net	39.8	25.8	9.9
Interest Expense, net	101.5	100.3	86.6

Income Before Income Taxes	480.2	446.3	450.6

Income Taxes	164.8	157.7	169.3

Net Income	315.4	288.6	281.3

Preferred Stock Dividend Requirement	1.2	1.2	1.2

Earnings Available for Common Stockholder	$314.2	$287.4	$280.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31

	2010	2009	2008
	(Millions of Dollars)
Operating Activities
Net income	$315.4	$288.6	$281.3
Reconciliation to cash
Depreciation and amortization	224.2	272.5	263.4
Amortization of gain	(198.4)	(230.7)	(488.1)
Equity in earnings of transmission affiliate	(52.7)	(51.9)	(45.4)
Distributions from transmission affiliate	43.3	40.9	34.2
Deferred income taxes and investment tax credits, net	69.6	132.3	264.6
Contributions to qualified benefit plans	-	(283.8)	(37.9)
Change in - Accounts receivable and accrued revenues	(44.0)	51.2	(5.3)
Inventories	(0.3)	(25.0)	(10.9)
Other current assets	17.0	19.6	(44.9)
Accounts payable	23.0	(64.4)	45.2
Accrued income taxes, net	(65.5)	51.1	(61.5)
Deferred costs, net	25.9	46.2	81.5
Other current liabilities	6.6	4.9	9.6
Other, net	61.1	(24.9)	77.1

Cash Provided by Operating Activities	425.2	226.6	362.9

Investing Activities
Capital expenditures	(617.3)	(481.1)	(523.7)
Investment in transmission affiliate	(4.6)	(22.7)	(22.2)
Change in restricted cash	186.2	192.0	345.1
Other, net	(35.1)	(21.8)	(11.9)

Cash Used in Investing Activities	(470.8)	(333.6)	(212.7)

Financing Activities
Dividends paid on common stock	(179.6)	(179.6)	(367.0)
Dividends paid on preferred stock	(1.2)	(1.2)	(1.2)
Issuance of long-term debt	-	250.0	697.0
Retirement and repurchase of long-term debt	-	(164.4)	(147.0)
Change in total short-term debt	117.9	90.6	(324.7)
Capital contribution from parent	100.0	100.0	-
Other, net	13.5	1.5	(0.9)

Cash Provided by (Used in) Financing Activities	50.6	96.9	(143.8)

Change in Cash and Cash Equivalents	5.0	(10.1)	6.4

Cash and Cash Equivalents at Beginning of Year	18.3	28.4	22.0

Cash and Cash Equivalents at End of Year	$23.3	$18.3	$28.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED BALANCE SHEETS

December 31

ASSETS

	2010	2009
	(Millions of Dollars)
Property, Plant and Equipment
Electric	$6,612.1	$6,477.5
Gas	882.4	850.0
Steam	91.4	89.9
Common	239.4	239.1
Other	60.1	61.5

	7,885.4	7,718.0
Accumulated depreciation	(2,879.7)	(2,822.6)

	5,005.7	4,895.4
Construction work in progress	803.3	382.6
Leased facilities, net	1,850.7	959.6

Net Property, Plant and Equipment	7,659.7	6,237.6

Investments
Equity investment in transmission affiliate	290.6	276.7
Other	0.5	0.5

Total Investments	291.1	277.2

Current Assets
Cash and cash equivalents	23.3	18.3
Restricted cash	8.3	194.5
Accounts receivable, net of allowance for doubtful accounts of $34.2 and $31.5	260.4	223.0
Accounts receivable from related parties	23.3	22.8
Accrued revenues	208.7	212.8
Materials, supplies and inventories	321.8	321.5
Prepayments	131.0	122.2
Regulatory assets	47.0	48.5
Other	20.4	25.5

Total Current Assets	1,044.2	1,189.1

Deferred Charges and Other Assets
Regulatory assets	1,009.0	1,014.6
Other	166.7	152.7

Total Deferred Charges and Other Assets	1,175.7	1,167.3

Total Assets	$10,170.7	$8,871.2

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED BALANCE SHEETS

December 31

CAPITALIZATION AND LIABILITIES

	2010	2009
	(Millions of Dollars)
Capitalization
Common equity	$3,065.1	$2,804.2
Preferred stock	30.4	30.4
Long-term debt	1,970.9	1,969.5
Capital lease obligations	2,060.8	1,111.3

Total Capitalization	7,127.2	5,915.4

Current Liabilities
Long-term debt and capital lease obligations due currently	21.8	12.0
Short-term debt	210.5	92.0
Subsidiary note payable to Wisconsin Energy	27.6	28.2
Accounts payable	234.8	207.0
Accounts payable to related parties	83.7	79.9
Payroll and vacation accrued	68.8	64.9
Accrued taxes	11.6	50.5
Accrued interest	13.6	13.8
Regulatory liabilities	14.5	220.8
Other	99.9	100.3

Total Current Liabilities	786.8	869.4

Deferred Credits and Other Liabilities
Regulatory liabilities	658.1	591.3
Deferred income taxes - long-term	925.4	833.8
Accumulated deferred investment tax credits	32.3	35.6
Asset retirement obligations	50.8	52.6
Pension and other benefit obligations	403.7	374.2
Other	186.4	198.9

Total Deferred Credits and Other Liabilities	2,256.7	2,086.4

Commitments and Contingencies (Note Q)

Total Capitalization and Liabilities	$10,170.7	$8,871.2

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED STATEMENTS OF CAPITALIZATION

December 31

		2010	2009
		(Millions of Dollars)
	Common Equity (See Consolidated Statements of Common Equity)
	Common stock - $10 par value; authorized 65,000,000 shares; outstanding - 33,289,327 shares	$332.9	$332.9
	Other paid in capital	928.7	802.4
	Retained earnings	1,803.5	1,668.9

	Total Common Equity	3,065.1	2,804.2

	Preferred Stock
	Six Per Cent. Preferred Stock-$100 par value; authorized 45,000 shares; outstanding - 44,498 shares	4.4	4.4
	Serial preferred stock -
	$100 par value; authorized 2,286,500 shares; 3.60% Series redeemable at $101 per share; outstanding - 260,000 shares	26.0	26.0
	$25 par value; authorized 5,000,000 shares; none outstanding	-	-

	Total Preferred Stock	30.4	30.4

	Long-Term Debt

Debentures (unsecured)	4.50% due 2013	300.0	300.0
	6.00% due 2014	300.0	300.0
	6.25% due 2015	250.0	250.0
	4.25% due 2019	250.0	250.0
	6-1/2% due 2028	150.0	150.0
	5.625% due 2033	335.0	335.0
	5.70% due 2036	300.0	300.0
	6-7/8% due 2095	100.0	100.0

Notes (secured, nonrecourse)	2% stated rate due 2011	-	0.1
	4.81% effective rate due 2030	2.0	2.0

Notes (unsecured)	0.504% variable rate due 2016 (a)	67.0	67.0
	0.504% variable rate due 2030 (a)	80.0	80.0
	Variable rate notes held by us (see Note I)	(147.0)	(147.0)

	Unamortized discount, net	(16.1)	(17.6)

	Total Long-Term Debt	1,970.9	1,969.5

	Obligations Under Capital Leases (see Note I)	2,060.8	1,111.3

	Total Capitalization	$7,127.2	$5,915.4

(a)	Variable interest rate as of December 31, 2010.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED STATEMENTS OF COMMON EQUITY

	Common Stock	Other Paid In Capital	Retained Earnings
				Total
	(Millions of Dollars)

Balance - December 31, 2007	$332.9	$675.3	$1,648.0	$2,656.2
Net income			281.3	281.3

Other comprehensive income			-	-
Comprehensive Income	-	-	281.3	281.3
Cash dividends
Common stock			(367.0)	(367.0)
Preferred stock			(1.2)	(1.2)
Stock - based compensation		11.3		11.3
Tax benefit of exercised stock options allocated from Parent		2.2		2.2

Balance - December 31, 2008	332.9	688.8	1,561.1	2,582.8
Net income			288.6	288.6
Other comprehensive income			-	-

Comprehensive Income	-	-	288.6	288.6
Cash dividends
Common stock			(179.6)	(179.6)
Preferred stock			(1.2)	(1.2)
Cash contribution from Parent		100.0		100.0
Stock - based compensation		9.9		9.9
Tax benefit of exercised stock options allocated from Parent		3.7		3.7

Balance - December 31, 2009	332.9	802.4	1,668.9	2,804.2
Net income			315.4	315.4
Other comprehensive income			-	-

Comprehensive Income	-	-	315.4	315.4
Cash dividends
Common stock			(179.6)	(179.6)
Preferred stock			(1.2)	(1.2)
Cash contribution from Parent		100.0		100.0
Stock-based compensation		7.0		7.0
Tax benefit of exercised stock options allocated from Parent		19.3		19.3

Balance - December 31, 2010	$332.9	$928.7	$1,803.5	$3,065.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

WISCONSIN ELECTRIC POWER COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General:  Wisconsin Electric Power Company (Wisconsin Electric, the Company, our, us or we), a subsidiary of Wisconsin Energy, is an electric, gas and steam utility which services electric customers in Wisconsin and the Upper Peninsula of Michigan, gas customers in Wisconsin and steam customers in metropolitan Milwaukee, Wisconsin. We consolidate our wholly-owned subsidiary, Bostco. Bostco had total assets of $35.1 million as of December 31, 2010.

All intercompany transactions and balances have been eliminated from the consolidated financial statements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues:  We recognize energy revenues on the accrual basis and include estimated amounts for services rendered but not billed.

Our retail electric rates in Wisconsin are established by the PSCW and include base amounts for fuel and purchased power costs. Beginning in January 2011, the electric fuel rules in Wisconsin allow us to defer, for subsequent rate recovery or refund, any under-collection or over-collection of fuel costs that are outside of the symmetrical fuel cost tolerance, which the PSCW set at plus or minus 2% of the approved fuel cost plan.

Our retail gas rates include monthly adjustments which permit the recovery or refund of actual purchased gas costs. We defer any difference between actual gas costs incurred (adjusted for a sharing mechanism) and costs recovered through rates as a current asset or liability. The deferred balance is returned to or recovered from customers at intervals throughout the year.

Accounting for MISO Energy Transactions:   The MISO Energy Markets operate under both day-ahead and real-time markets. We record energy transactions in the MISO Energy Markets on a net basis for each hour.

Other Income and Deductions, Net:  We recorded the following items in Other Income and Deductions, net for the years ended December 31:

Other Income and Deductions, net	2010	2009	2008
	(Millions of Dollars)

AFUDC - Equity	$32.4	$15.9	$7.5
Gain on Property Sales	4.5	1.7	2.3
Other, net	2.9	8.2	0.1

Total Other Income and Deductions, net	$39.8	$25.8	$9.9

Property and Depreciation:  We record property, plant and equipment at cost. Cost includes material, labor, overheads and capitalized interest. Utility property also includes AFUDC - Equity. Additions to and significant replacements of property are charged to property, plant and equipment at cost; minor items are charged to maintenance expense. The cost of depreciable utility property less salvage value is charged to accumulated depreciation when property is retired.

Our utility depreciation rates are certified by the PSCW and MPSC and include estimates for salvage value and removal costs. Depreciation as a percent of average depreciable utility plant was 2.9% in 2010 and 3.6% in 2009 and 2008.

For assets other than our regulated assets and leased equipment, we accrue depreciation expense at straight-line rates over the estimated useful lives of the assets, or over the non-cancellable lease term for leased equipment.

We collect in our rates amounts representing future removal costs for many assets that do not have an associated Asset Retirement Obligation (ARO). We record a regulatory liability on our balance sheet for the estimated amounts we have collected in rates for future removal costs less amounts we have spent in removal activities. This regulatory liability was $564.2 million as of December 31, 2010 and $497.5 million as of December 31, 2009.

Allowance For Funds Used During Construction:  AFUDC is included in utility plant accounts and represents the cost of borrowed funds (AFUDC - Debt) used during plant construction and a return on stockholders’ capital (AFUDC - Equity) used for construction purposes. AFUDC - Debt is recorded as a reduction of interest expense and AFUDC - Equity is recorded in Other Income and Deductions, net.

During 2009 and 2008, we accrued AFUDC at a rate of 9.09% as authorized by the PSCW. Consistent with the PSCW’s 2008 rate order, we accrued AFUDC on 50% of all utility Construction Work in Progress (CWIP) projects except our Oak Creek AQCS project, which accrued AFUDC on 100% of CWIP. Our rates are set to provide a current return on CWIP that does not accrue AFUDC. Based on the 2010 PSCW rate order, effective January 1, 2010, we are recording AFUDC on 100% of CWIP associated with the Oak Creek AQCS project, the Edgewater Unit 5 Selective Catalytic Reduction project, and the Glacier Hills Wind Park. We will record AFUDC on 50% of all other electric, gas and steam utility CWIP. Our AFUDC rate starting January 1, 2010 is 8.83%.

We recorded the following AFUDC for the years ended December 31:

	2010	2009	2008
	(Millions of Dollars)

AFUDC - Debt	$13.5	$6.6	$3.0
AFUDC - Equity	$32.4	$15.9	$7.5

Materials, Supplies and Inventories:    Our inventory as of December 31 consists of:

Materials, Supplies and Inventories	2010	2009
	(Millions of Dollars)

Fossil Fuel	$182.3	$181.0
Materials and Supplies	101.0	99.3
Natural Gas in Storage	38.5	41.2

Total	$321.8	$321.5

Substantially all fossil fuel, materials and supplies and natural gas in storage inventories are recorded using the weighted-average cost method of accounting.

Regulatory Accounting:  The economic effects of regulation can result in regulated companies recording costs that have been or are expected to be allowed in the rate-making process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this occurs, costs are deferred as assets on the balance sheet (regulatory assets) and recorded as expenses in the periods when those same amounts are reflected in rates. We defer regulatory assets pursuant to specific orders or by a generic order issued by our regulators. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for amounts that are expected to be refunded to customers (regulatory liabilities). We expect to recover our outstanding regulatory assets in rates over a period of no longer than 20 years. Regulatory assets and liabilities that are expected to be amortized within one year are recorded as current on the balance sheet. For further information, see Note C.

Asset Retirement Obligations:  We record a liability for a legal ARO in the period in which it is incurred. When a new legal obligation is recorded, we capitalize the costs of the liability by increasing the carrying amount of the related long-lived asset. We accrete the liability to its present value each period and depreciate the capitalized cost over the useful life of the related asset. At the end of the asset’s useful life, we settle the obligation for its recorded amount or incur a gain or loss. As it relates to our regulated operations, we apply regulatory accounting guidance and recognize regulatory assets or liabilities for the timing differences between when we recover legal AROs in rates and when we would recognize these costs. For further information, see Note E.

Derivative Financial Instruments:  We have derivative physical and financial instruments which we report at fair value. For further information, see Note K.

Cash and Cash Equivalents:  Cash and cash equivalents include marketable debt securities acquired three months or less from maturity.

Restricted Cash:  Cash proceeds that we received from the sale of Point Beach that are to be used for the benefit of our customers are recorded as restricted cash. As of December 31, 2010, all restricted cash is classified as current.

Margin Accounts:  Cash deposited in brokerage accounts for margin requirements is recorded in Other Current Assets on our Consolidated Balance Sheets.

Restrictions:  Various financing arrangements and regulatory requirements impose certain restrictions on our ability to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. In addition, under Wisconsin law, we are prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. We do not believe that these restrictions will materially affect our operations. For further information, see Note H.

Investments:  We account for investments in other affiliated companies in which we do not maintain control using the equity method of accounting. We had a total ownership interest of approximately 23.0% in ATC as of December 31, 2010 and 2009. We are represented by one out of ten ATC board members, each of whom has one vote. Due to the voting requirements, no individual member has more than 10% of the voting control. For further information regarding such investments, see Note P.

Income Taxes:  We follow the liability method in accounting for income taxes. Accounting guidance for income taxes requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in our financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes. We are required to assess the likelihood that our deferred tax assets would expire before being realized.

Investment tax credits related to regulated utility assets are recorded as a deferred credit on the balance sheet and amortized to income over the applicable service lives of related properties in accordance with regulatory treatment. We are included in Wisconsin Energy’s consolidated Federal income tax return. Wisconsin Energy allocates Federal tax expense or credits to us based on our separate tax computation. For further information on income taxes, see Note G.

Wisconsin Energy allocates the tax benefit of exercised stock options to us to the extent the option holder’s payroll cost was incurred by us. We record the allocated tax benefit as an addition to paid in capital.

We recognize interest and penalties accrued related to unrecognized tax benefits in Income Taxes in our Consolidated Income Statements, as well as Regulatory Assets or Regulatory Liabilities in our Consolidated Balance Sheets.

We collect sales and use taxes from our customers and remit these taxes to governmental authorities. These taxes are recorded in our Consolidated Income Statements on a net basis.

Stock Options:  Our employees participate in the Wisconsin Energy stock-based compensation plan. The amounts reported represent the allocated costs related to options held by our employees.

Wisconsin Energy estimates the fair value of stock options using the binomial pricing model. Historically, all stock options have been granted with an exercise price equal to the fair market value of the common stock on the date of grant and expire no later than 10 years from the grant date. Excess tax benefits are reported as a financing cash inflow. In addition, Wisconsin Energy reports unearned stock-based compensation associated with non-vested restricted stock and performance awards within other paid in capital in its Consolidated Statements of Common Equity. For a discussion of the impacts to our Consolidated Financial Statements, see Note H.

The fair value of each Wisconsin Energy option was calculated using a binomial option pricing model using the following weighted-average assumptions:

	2010	2009	2008
Risk-free interest rate	0.2% - 3.9%	0.3% - 2.5%	2.9% - 3.9%
Dividend yield	3.7%	3.0%	2.1%
Expected volatility	20.3%	25.9%	20.0%
Expected life (years)	5.9	6.2	6.2
Expected forfeiture rate	2.0%	2.0%	2.0%
Pro forma weighted-average fair value of stock options granted	$6.72	$8.01	$9.39

B -- RECENT ACCOUNTING PRONOUNCEMENTS

Amendments to Variable Interest Entity Consolidation Guidance:  In June 2009, the Financial Accounting Standards Board issued new accounting guidance related to variable interest entity consolidation. The purpose of this guidance is to improve financial reporting by enterprises with variable interest entities. The new guidance is effective for all new and existing variable interest entities for fiscal years beginning after November 15, 2009. We adopted these provisions on January 1, 2010. This adoption did not have any impact on our financial condition, results of operations or cash flows. See Note F -- Variable Interest Entities for required disclosures.

C -- REGULATORY ASSETS AND LIABILITIES

Our primary regulator, the PSCW, considers our regulatory assets and liabilities in two categories, escrowed and deferred. In escrow accounting we expense amounts that are included in rates. If actual costs exceed, or are less than the amounts that are allowed in rates, the difference in cost is escrowed on the balance sheet as a regulatory asset or regulatory liability and the escrowed balance is considered in setting future rates. Under deferred cost accounting, we defer amounts to our balance sheet based upon orders or correspondence with our regulators. These deferred costs will be considered in future rate setting proceedings. As of December 31, 2010 and 2009, we had approximately $12.2 million and $12.4 million, respectively, of net regulatory assets that were not earning a return.

In December 2009, the PSCW issued a rate order effective January 1, 2010 that, among other things, reaffirmed our accounting for the regulatory assets and liabilities identified below. The rate order provided for the recovery over an eight year period of specific regulatory assets, the largest of which is the balance of the remaining deferred transmission costs. The order also specified that the deferred Point Beach gain would be passed on to customers as authorized in the prior rate case such that the final credits were issued by the end of 2010.

Our regulatory assets and liabilities as of December 31 consist of:

	2010	2009
	(Millions of Dollars)
Regulatory Assets
Deferred unrecognized pension costs	$384.9	$378.6
Deferred plant related -- capital leases	231.7	163.7
Escrowed electric transmission costs	138.0	157.8
Deferred unrecognized OPEB costs	50.6	77.9
Deferred income tax related	86.7	75.5
Other, net	164.1	209.6

Total regulatory assets	$1,056.0	$1,063.1

Regulatory Liabilities
Deferred cost of removal obligations	$564.2	$497.5
Deferred Point Beach related	-	202.4
Deferred income tax related	33.1	49.7
Other, net	75.3	62.5

Total regulatory liabilities	$672.6	$812.1

Our rates allow us to recover and expense capital lease payments as they are due. We defer as a regulatory asset the difference between the capital lease expense recovered in rates and the expense that would result from the amortization of the leased asset and the imputed interest expense.

Regulatory assets and liabilities that are expected to be amortized within one year are recorded as current on the balance sheet.

We have concluded that substantially all of the unrecognized costs resulting from the recognition of the funded status of the pension and OPEB plans qualify as a regulatory asset.

We record deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues. For further information, see Note A.

Consistent with a generic order from, and past rate-making practices of, the PSCW, we defer as a regulatory asset costs associated with the remediation of former manufactured gas plant sites. As of December 31, 2010, we have recorded $20.2 million of environmental costs associated with manufactured gas plant sites as a regulatory asset, including $6.5 million of deferrals for actual remediation costs incurred and a $13.7 million accrual for estimated future site remediation (see Note Q). In addition, we have deferred $2.5 million of insurance recoveries associated with the environmental costs as regulatory liabilities. We amortize the deferred costs actually incurred and insurance recoveries over five years in accordance with PSCW rate-making treatment.

As of December 31, 2010, we have a regulatory liability of $5.1 million for escrowed bad debt costs. The PSCW authorized escrow accounting for residential bad debt costs whereby we defer actual bad debt write-offs that exceed amounts allowed in rates.

D -- DIVESTITURES

Edgewater Generating Unit 5:  During the fourth quarter of 2009, we reached a contingent agreement to sell our 25% interest in Edgewater Generating Unit 5 to WPL for our net book value, including working capital. In March 2010, the agreement became effective and we are in the process of receiving regulatory approvals. We received approval for the sale from FERC in June 2010, and from the PSCW in November 2010. We are currently working with the MPSC to obtain approval on terms that are acceptable to us. Assuming completion of the sale, we expect to realize proceeds of between $40 million and $45 million depending on the working capital balances and our level of capital investment in the unit prior to the sale. The contractual deadline to complete the sale is June 30, 2011.

E -- ASSET RETIREMENT OBLIGATIONS

The following table presents the change in our AROs during 2010 and 2009:

	2010	2009
	(Millions of Dollars)
Balance as of January 1	$52.6	$52.3
Liabilities incurred	-	-
Liabilities settled	(2.5)	(2.6)
Accretion	2.9	2.9
Cash Flow Revisions	(2.2)	-

Balance as of December 31	$50.8	$52.6

F -- VARIABLE INTEREST ENTITIES

The primary beneficiary of a variable interest entity must consolidate the related assets and liabilities. Certain disclosures are required by sponsors, significant interest holders in variable interest entities and potential variable interest entities.

We assess our relationships with potential variable interest entities such as our coal suppliers, natural gas suppliers, coal and gas transporters, and other counterparties in power purchase agreements and joint ventures. In making this assessment, we consider the potential that our contracts or other arrangements provide subordinated financial support, the potential for us to absorb losses or rights to residual returns of the entity, the ability to directly or indirectly make decisions about the entities’ activities and other factors.

We have identified two tolling and purchased power agreements with third parties which represent variable interests. We account for one of these agreements, with an independent power producer, as an operating lease. The agreement has a remaining term of three years. We have examined the risks of the entity including the impact of operations and maintenance, dispatch, financing, fuel costs, remaining useful life and other factors, and have determined that we are not the primary beneficiary of this entity. We have concluded that we do not have the power to direct the activities that would most significantly affect the economic performance of the entity over its remaining life.

We also have a purchased power agreement for 236 MW of firm capacity from a gas-fired cogeneration facility, which we account for as a capital lease. The agreement includes no minimum energy requirements over the remaining term of 12 years. We have examined the risks of the entity including operations and maintenance, dispatch, financing, fuel costs and other factors, and have determined that we are not the primary beneficiary of the entity. We do not hold an equity or debt interest in the entity and there is no residual guarantee associated with the purchased power agreement.

We have approximately $364.3 million of required payments over the remaining term of these agreements. We believe that the required lease payments under these contracts will continue to be recoverable in rates. Total capacity and lease payments under these contracts in 2010, 2009 and 2008 were $64.2 million, $62.2 million and $66.4 million, respectively. Our maximum exposure to loss is limited to the capacity payments under the contracts.

G -- INCOME TAXES

The following table is a summary of income tax expense for each of the years ended December 31:

Income Taxes	2010	2009	2008
	(Millions of Dollars)

Current tax expense (benefit)	$95.2	$25.4	($95.3)
Deferred income taxes, net	72.9	135.8	270.5
Investment tax credit, net	(3.3)	(3.5)	(5.9)

Total Income Tax Expense	$164.8	$157.7	$169.3

The provision for income taxes for each of the years ended December 31 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes and preferred dividend as a result of the following:

	2010		2009		2008
Income Tax Expense	Amount	Effective Tax Rate	Amount	Effective Tax Rate	Amount	Effective Tax Rate
	(Millions of Dollars)

Expected tax at statutory federal tax rates	$167.6	35.0%	$155.8	35.0%	$157.3	35.0%
State income taxes net of federal tax benefit	24.5	5.1%	22.5	5.0%	23.5	5.2%
Domestic production activities deduction	(12.6)	(2.6%)	(8.3)	(1.9%)	(7.9)	(1.8%)
AFUDC - Equity	(11.3)	(2.4%)	(5.5)	(1.2%)	(2.6)	(0.6%)
Production tax credits - wind	(7.2)	(1.5%)	(7.1)	(1.6%)	(4.8)	(1.1%)
Investment tax credit restored	(3.3)	(0.7%)	(3.5)	(0.8%)	(5.9)	(1.3%)
Other, net	7.1	1.4%	3.8	0.8%	9.7	2.2%

Total Income Tax Expense	$164.8	34.3%	$157.7	35.3%	$169.3	37.6%

The components of deferred income taxes classified as net current liabilities and assets and net long-term liabilities as of December 31 are as follows:

	2010	2009
	(Millions of Dollars)
Deferred Tax Assets
Current
Deferred gain	$ -	$21.3
Employee benefits and compensation	11.0	10.7
Recoverable gas costs	0.9	0.6
Other	(0.3)	(1.2)

Total Current Deferred Tax Assets	11.6	31.4

Non-current
Deferred revenues	305.9	270.8
Construction advances	115.5	111.9
Employee benefits and compensation	7.9	16.1
Emission allowances	2.6	4.0
Other	4.6	(17.4)

Total Non-Current Deferred Tax Assets	436.5	385.4

Total Deferred Tax Assets	$448.1	$416.8

	2010	2009
	(Millions of Dollars)
Deferred Tax Liabilities
Current
Prepaid items	$45.4	$45.8
Uncollectible account expense	(15.8)	(4.0)

Total Current Deferred Tax Liabilities	29.6	41.8

Non-current
Property-related	1,177.2	1,039.0
Employee benefits and compensation	(6.5)	-
Deferred transmission costs	53.1	63.2
Investment in transmission affiliate	98.2	80.1
Other	39.9	36.9

Total Non-current Deferred Tax Liabilities	1,361.9	1,219.2

Total Deferred Tax Liabilities	$1,391.5	$1,261.0

Consolidated Balance Sheet Presentation	2010	2009
Current Deferred Tax Asset (Liability)	($18.0)	($10.4)
Non-Current Deferred Tax Asset (Liability)	($925.4)	($833.8)

Consistent with rate-making treatment, deferred taxes are offset in the above table for temporary differences which have related regulatory assets or liabilities.

On January 1, 2007, we adopted accounting guidance related to uncertainty in income taxes. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2010	2009
	(Millions of Dollars)

Balance as of January 1	$21.4	$17.2
Additions based on tax positions related to the current year	0.8	0.9
Additions for tax positions of prior years	10.4	4.5
Reductions for tax positions of prior years	(2.5)	(1.2)
Reductions due to statute of limitations	-	-
Settlements during the period	(14.3)	-

Balance as of December 31	$15.8	$21.4

The amount of unrecognized tax benefits as of December 31, 2010 and 2009 excludes deferred tax assets related to uncertainty in income taxes of $14.6 million and $13.4 million, respectively. As of December 31, 2010 and 2009, the net amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate for continuing operations was approximately $1.3 million and $8.1 million, respectively.

We recognize interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense. For the years ended December 31, 2010, 2009 and 2008, we recognized approximately $3.6 million, $1.4 million and $1.7 million, respectively, of accrued interest in the Consolidated Income Statements. For the years ended December 31, 2010, 2009 and 2008, we recognized no penalties in the Consolidated Income Statements. We had approximately $3.8 million and $5.1 million of interest accrued in the Consolidated Balance Sheets as of December 31, 2010 and 2009, respectively.

Within the next 12 months, it is reasonably possible that our unrecognized tax benefits may decrease by approximately $2.0 million as the result of payment on a state tax obligation for a prior year.

Our primary tax jurisdictions include Federal and the state of Wisconsin. Currently, the tax years of 2004 through 2010 are subject to Federal and Wisconsin examination.

H -- COMMON EQUITY

Share-Based Compensation Plans:  Employees of Wisconsin Electric participate in a plan approved by Wisconsin Energy stockholders that provides a long-term incentive through equity interests in Wisconsin Energy to outside directors, selected officers and key employees of Wisconsin Energy and its subsidiaries. The plan provides for the granting of Wisconsin Energy stock options, stock appreciation rights, restricted stock awards and performance shares. Awards may be paid in Wisconsin Energy common stock, cash or a combination thereof. We utilize the straight-line attribution method for recognizing share-based compensation expense. Accordingly, for employee awards, equity classified share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. There were no modifications to the terms of outstanding Wisconsin Energy stock options held by our employees during the period.

The following table summarizes recorded pre-tax share-based compensation expense and the related tax benefit for Wisconsin Energy share-based awards made to our employees during the years ended December 31:

	2010	2009	2008
	(Millions of Dollars)

Stock options	$7.0	$9.9	$11.3
Performance units	24.6	12.9	8.7
Restricted stock	0.8	0.3	0.3

Share-based compensation expense	$32.4	$23.1	$20.3

Related Tax Benefit	$13.0	$9.3	$8.1

Stock Options:  The exercise price of a Wisconsin Energy stock option under the plan is to be no less than 100% of the common stock’s fair market value on the grant date and options may not be exercised within six months of the grant date except in the event of a change in control. Option grants consist of non-qualified stock options and vest on a cliff-basis after a three year period. Options expire no later than ten years from the date of grant. For further information regarding stock-based compensation and the valuation of Wisconsin Energy stock options, see Note A.

The following is a summary of Wisconsin Energy stock option activity by our employees during 2010:

Stock Options	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (Millions)
Outstanding as of January 1, 2010	8,237,428	$38.95
Granted	257,350	$49.84
Exercised	(2,472,471)	$32.90
Forfeited	(5,000)	$45.70

Outstanding as of December 31, 2010	6,017,307	$41.90	5.9	$102.1

Exercisable as of December 31, 2010	3,518,982	$39.19	4.7	$69.2

We expect that substantially all of the outstanding options as of December 31, 2010 will be exercised.

In January 2011, the Compensation Committee awarded 217,685 Wisconsin Energy non-qualified stock options at an exercise price of $58.70 to our officers and key executives under its normal schedule of awarding long-term incentive compensation.

The intrinsic value of Wisconsin Energy options exercised during the years ended December 31, 2010, 2009 and 2008 was $53.2 million, $5.9 million and $6.9 million, respectively. Cash received by Wisconsin Energy from exercises of its options by our employees was $81.1 million, $8.2 million and $8.0 million during the years ended December 31, 2010, 2009 and 2008, respectively. The actual tax benefit realized for the tax deductions from option exercises for the same periods was approximately $21.0 million, $2.5 million and $2.3 million, respectively.

The following table summarizes information about Wisconsin Energy stock options held by our employees and outstanding as of December 31, 2010:

	Options Outstanding			Options Exercisable
		Weighted-Average			Weighted-Average
Range of Exercise Prices	Number of Options	Exercise Price	Remaining Contractual Life (Years)	Number of Options	Exercise Price	Remaining Contractual Life (Years)
$20.39 to $25.41	233,157	$24.10	1.5	233,157	$24.10	1.5
$33.44 to $39.48	2,056,842	$35.90	4.1	2,056,842	$35.90	4.1
$42.22 to $49.84	3,727,308	$46.32	7.2	1,228,983	$47.55	6.2

	6,017,307	$41.90	5.9	3,518,982	$39.19	4.7

The following table summarizes information about non-vested Wisconsin Energy options held by our employees during 2010:

Non-Vested Stock Options	Number of Options	Weighted- Average Fair Value

Non-vested as of January 1, 2010	3,409,280	$8.73
Granted	257,350	$6.72
Vested	(1,163,305)	$8.71
Forfeited	(5,000)	$8.53

Non-Vested as of December 31, 2010	2,498,325	$8.53

As of December 31, 2010, total compensation costs related to non-vested Wisconsin Energy stock options held by our employees and not yet recognized was approximately $1.6 million, which is expected to be recognized over the next 15 months on a weighted-average basis.

Restricted Shares:  The Compensation Committee has also approved grants of Wisconsin Energy restricted stock to certain of our key employees. The following restricted stock activity related to our employees occurred during 2010:

Restricted Shares	Number of Shares	Weighted- Average Market Price

Outstanding as of January 1, 2010	57,999
Granted	32,505	$49.55
Released	(27,159)	$23.51
Forfeited	(1,115)	$49.55

Outstanding as of December 31, 2010	62,230

Recipients of previously issued Wisconsin Energy restricted shares have the right to vote the shares and receive dividends, and the shares have vesting periods ranging up to 10 years.

In January 2011, the Compensation Committee awarded 25,845 restricted shares to our officers and other key employees as part of the long-term incentive program. These awards have a three-year vesting period, with, typically, one-third of the award vesting on each anniversary of the grant date. During the vesting period, restricted share recipients have voting rights and are entitled to dividends in the same manner as other shareholders.

Wisconsin Energy records the market value of the restricted stock awards on the date of grant. We then amortize our share of allocated expense over the vesting period of the awards. The intrinsic value of Wisconsin Energy restricted stock vesting and held by our employees was $1.6 million, $0.4 million and $1.1 million for the years ended December 31, 2010, 2009 and 2008, respectively. The actual tax benefit realized for the tax deductions from released restricted shares for the same years was $0.6 million, $0.2 million and $0.3 million, respectively.

As of December 31, 2010, total compensation cost related to our share of Wisconsin Energy restricted stock not yet recognized was approximately $1.4 million, which is expected to be recognized over the next 26 months on a weighted-average basis.

Performance Units:  In January 2010, 2009 and 2008, the Compensation Committee awarded 260,310, 309,310 and 124,175 Wisconsin Energy performance units, respectively, to our officers and other key employees under the Wisconsin Energy Performance Unit Plan. Under the grants, the ultimate number of units which will be awarded is dependent upon the achievement of certain financial performance of Wisconsin Energy’s common stock over a three-year period. Under the terms of the award, participants may earn between 0% and 175% of the base performance award. All grants are settled in cash. We are accruing our share of compensation costs over the three-year period based on our estimate of the final expected value of the award. Performance units earned as of December 31, 2010, 2009 and 2008 had a total intrinsic value of $12.1 million, $9.3 million and $7.9 million, respectively. The awards were subsequently distributed to our officers and key employees in January 2011, 2010 and 2009. The actual tax benefit realized for the tax deductions from the distribution of performance units was approximately $4.2 million, $3.2 million and $2.9 million, respectively. As of December 31, 2010, total compensation cost related to performance units not yet recognized was approximately $21.8 million, which is expected to be recognized over the next 20 months on a weighted-average basis.

In January 2011, the Compensation Committee awarded 206,995 performance units to our officers and other key employees under its normal schedule of awarding long-term incentive compensation.

Equity Contribution:  Our capitalization reflects the impact of $100.0 million equity contributions from Wisconsin Energy during 2010 and 2009.

Restrictions:  Various financing arrangements and regulatory requirements impose certain restrictions on our ability to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. In addition, under Wisconsin law, we are prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy.

The January 2010 PSCW rate order requires us to maintain a capital structure that differs from GAAP as it reflects regulatory adjustments. We are required to maintain a common equity ratio range of between 48.5% and 53.5%. We must obtain PSCW approval to pay dividends above the test year levels that would cause us to fall below the authorized level of common equity.

We may not pay common dividends to Wisconsin Energy under our Restated Articles of Incorporation if any dividends on our outstanding preferred stock have not been paid. In addition, pursuant to the terms of our 3.60% Serial Preferred Stock, our ability to declare common dividends would be limited to 75% or 50% of net income during a twelve month period if our common stock equity to total capitalization, as defined in the preferred stock designation, is less than 25% and 20%, respectively.

See Note J for a discussion of certain financial covenants related to our bank back-up credit facility.

We do not believe that these restrictions will materially affect our operations or limit any dividend payments in the foreseeable future.

I -- LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Debentures and Notes: As of December 31, 2010, the maturities and sinking fund requirements of our long-term debt outstanding (excluding obligations under capital leases) were as follows:

(Millions of Dollars)
2011	$ -
2012	-
2013	300.0
2014	300.0
2015	250.0
Thereafter	1,137.0

Total	$1,987.0

We amortize debt premiums, discounts and debt issuance costs over the lives of the debt and we include the costs in interest expense.

During 2009, we issued $250 million of debentures under an existing $800 million shelf registration statement filed with the SEC in August 2007. The net proceeds were used to repay short-term debt and for other general corporate purposes.

We are the obligor under two series of tax-exempt pollution control refunding bonds in outstanding principal amount of $147 million. In August 2009, we terminated letters of credit that provided credit and liquidity support for the bonds, which resulted in a mandatory tender of the bonds. We issued commercial paper to fund the purchase of the bonds. As of December 31, 2010 and 2009, the repurchased bonds were still outstanding, but were reported as a reduction in our consolidated long-term debt because they are held by us. Depending on market conditions and other factors, we may change the method used to determine the interest rate on the bonds and have them remarketed to third parties.

Obligations Under Capital Leases

We are the obligor under a power purchase contract with an unaffiliated third party and we lease power plants from We Power under Wisconsin Energy’s PTF strategy. Under capital lease accounting, we have recorded the leased plants and corresponding obligations under the capital leases on our Consolidated Balance Sheets. We treat these agreements as operating leases for rate-making purposes. We record our minimum lease payments under the power purchase contract as purchased power expense on the Consolidated Income Statements. We record the lease payments under our PTF leases as rent expense in other operation and maintenance in the Consolidated Income Statements. We record the difference between the minimum lease payments and the sum of imputed interest and amortization costs calculated under capital lease accounting as a deferred regulatory asset on our Consolidated Balance Sheets (see Regulatory Assets - Deferred plant related -- capital leases in Note C).

Power Purchase Commitment:  In 1997, we entered into a 25-year power purchase contract with an unaffiliated independent power producer. The contract, for 236 MW of firm capacity from a gas-fired cogeneration facility, includes no minimum energy requirements. When the contract expires in 2022, we may, at our option and with proper notice, renew for another ten years or purchase the generating facility at fair value or allow the contract to expire. We recorded the leased facility and corresponding obligation under the capital lease at the estimated fair value of the plant’s electric generating facilities. We are amortizing the leased facility on a straight-line basis over the original 25-year term of the contract.

PWGS:  We are leasing PWGS 1 and PWGS 2, two 545 MW natural gas-fired generation units which were placed in service in July 2005 and May 2008, respectively, from We Power under PSCW approved leases. We recorded the leased plants and corresponding obligations for PWGS 1 and PWGS 2 at the estimated fair value of $338.7 million and $331.1 million, respectively. We are amortizing the leased plants on a straight-line basis over the original 25-year term of the leases. The lease payments are expected to be recovered through our rates, as supported by the 2001 leased generation law. Due to the timing and the amounts of the minimum lease payments, we expect the regulatory asset to increase to approximately $126.6 million in the year 2021 for PWGS 1 and to approximately $127.3 million in the year 2024 for PWGS 2, at which time the regulatory assets will be reduced to zero over the remaining lives of the contracts. The total obligation under the capital leases for PWGS 1 and PWGS 2 was $326.2 million and $327.2 million, respectively, as of December 31, 2010 and will decrease to zero over the remaining lives of the contracts.

Oak Creek Expansion:  As of December 31, 2010, we are leasing OC 1 which includes common facilities which are also utilized by our Oak Creek Units 5-8 from We Power under PSCW approved leases. We are amortizing the leased plant on a straight-line basis over the 30-year term of the lease. The common coal handling system was placed in service in November 2007 and the water intake system was placed in service in January 2009. OC 1 and the remaining common facilities were placed in service in February 2010. We have recorded the leased plant and a corresponding capital lease obligation at the estimated fair value of $1,279.8 million. The lease payments are expected to be recovered through our rates, as supported by the 2001 leased generation law. The total obligation under the capital lease was $1,287.3 million as of December 31, 2010, and will decrease to zero over the remaining life of the contract.

We paid the following lease payments during 2010, 2009 and 2008:

	2010	2009	2008
	(Millions of Dollars)

Long-term power purchase commitment	$30.2	$29.1	$28.1
PWGS	97.4	97.4	78.0
Oak Creek Expansion	178.6	41.6	24.2

Total	$306.2	$168.1	$130.3

The following table summarizes our capitalized leased facilities as of December 31:

Capital Lease Assets	2010	2009
	(Millions of Dollars)
Long-term Power Purchase Commitment
Under capital lease	$140.3	$140.3
Accumulated amortization	(75.5)	(69.8)

Total Long-term Power Purchase Commitment	$64.8	$70.5

PWGS
Under capital lease	$670.3	$669.8
Accumulated amortization	(108.2)	(81.4)

Total PWGS	$562.1	$588.4

Oak Creek Expansion
Under capital lease	$1,279.8	$316.4
Accumulated amortization	(56.0)	(15.7)

Total Oak Creek	$1,223.8	$300.7

Total Leased Facilities	$1,850.7	$959.6

Future minimum lease payments under our capital leases and the present value of our net minimum lease payments as of December 31, 2010 are as follows:

Capital Lease Obligations	Power Purchase Commitment	PWGS	Oak Creek Expansion	Total
	(Millions of Dollars)
2011	$37.5	$97.5	$179.2	$314.2
2012	38.9	97.5	179.2	315.6
2013	40.4	97.5	179.2	317.1
2014	41.9	97.5	179.2	318.6
2015	43.5	97.5	197.7	338.7
Thereafter	130.6	1,556.3	4,788.8	6,475.7

Total Minimum Lease Payments	332.8	2,043.8	5,703.3	8,079.9
Less: Estimated Executory Costs	(81.2)	-	-	(81.2)

Net Minimum Lease Payments	251.6	2,043.8	5,703.3	7,998.7
Less: Interest	(109.7)	(1,390.4)	(4,416.0)	(5,916.1)

Present Value of Net
Minimum Lease Payments	141.9	653.4	1,287.3	2,082.6
Less: Due Currently	(9.5)	(5.6)	(6.7)	(21.8)

Total Capital Lease Obligations	$132.4	$647.8	$1,280.6	$2,060.8

We recorded an increase of approximately $1.0 billion to our capital lease obligations in connection with OC 1 being placed in service on February 2, 2010 and an increase of approximately $650 million in connection with OC 2 being placed in service in January 2011. See Note S -- Subsequent Events for additional information.

J -- SHORT-TERM DEBT

Our commercial paper balance and the corresponding weighted-average interest rate as of December 31 are shown in the following table:

	2010		2009
	Balance	Interest Rate	Balance	Interest Rate
	(Millions of Dollars, except for percentages)

Commercial Paper	$210.5	0.25%	$92.0	0.19%

The following information relates to commercial paper outstanding for the years ended December 31:

	2010	2009
	(Millions of Dollars, except for percentages)

Maximum Commercial Paper Outstanding	$268.0	$437.5
Average Commercial Paper Outstanding	$93.2	$248.8
Weighted-Average Interest Rate	0.26%	0.27%

In December 2010, we entered into a new bank back-up credit facility to maintain short-term credit liquidity which, among other terms, requires us to maintain, subject to certain exclusions, a minimum total funded debt to capitalization ratio of less than 65%.

As of December 31, 2010, we had approximately $496.6 million of available, undrawn lines under our bank back-up credit facility. Our bank back-up credit facility expires in December 2013. As of December 31, 2010, we had approximately $210.5 million of commercial paper outstanding that was supported by the available lines of credit, and our subsidiary had a $27.6 million note payable to Wisconsin Energy with a weighted-average interest rate of 5.73%.

Our bank back-up credit facility contains customary covenants, including certain limitations on our ability to sell assets. The credit facility also contains customary events of default, including payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy proceedings, certain judgments, ERISA defaults and change of control.

As of December 31, 2010, we were in compliance with all financial covenants.

K -- DERIVATIVE INSTRUMENTS

We utilize derivatives as part of our risk management program to manage the volatility and costs of purchased power, generation and natural gas purchases for the benefit of our customers. Our approach is non-speculative and designed to mitigate risk and protect against price volatility. Regulated hedging programs require prior approval by the PSCW.

We record derivative instruments on the balance sheet as an asset or liability measured at its fair value, and changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met or we receive regulatory treatment for the derivative. For most energy related physical and financial contracts in our regulated operations that qualify as derivatives, the PSCW allows the effects of the fair market value accounting to be offset to regulatory assets and liabilities. We do not offset fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against fair value amounts recognized for derivatives executed with the same counterparty under the same master netting arrangement. As of December 31, 2010, we recognized $11.0 million in regulatory assets and $13.7 million in regulatory liabilities related to derivatives in comparison to $11.6 million in regulatory assets and $9.3 million in regulatory liabilities as of December 31, 2009.

We record our current derivative assets on the balance sheet in Other current assets and the current portion of the liabilities in Other current liabilities. The long-term portion of our derivative assets of $0.7 million is recorded in Other deferred charges and other assets, and the long-term portion of our derivative liabilities of $0.2 million is recorded in Other deferred credits and other liabilities. Our Consolidated Balance Sheets as of December 31, 2010 and 2009 include:

	December 31, 2010		December 31, 2009
	Derivative Asset	Derivative Liability	Derivative Asset	Derivative Liability
	(Millions of Dollars)

Natural Gas	$0.9	$6.3	$1.2	$6.6
Fuel Oil	4.4	-	0.6	-
FTRs	5.9	-	5.8	-
Coal	2.9	-	2.1	-

Total	$14.1	$6.3	$9.7	$6.6

Our Consolidated Income Statements include gains (losses) on derivative instruments used in our risk management strategies under Fuel and purchased power for those commodities supporting our electric operations and under Cost of gas sold for the natural gas sold to our customers. Our estimated notional volumes and gains (losses) for the years ended December 31, 2010 and 2009 were as follows:

	December 31, 2010		December 31, 2009
	Volume	Gains (Losses)	Volume	Gains (Losses)
		(Millions of Dollars)		(Millions of Dollars)

Natural Gas	37.8 million Dth	($23.3)	45.2 million Dth	($70.9)
Power	234,720 MWh	(0.5)	23,520 MWh	(0.5)
Fuel Oil	8.1 million gallons	(0.5)	6.8 million gallons	(2.5)
FTRs	25,234 MW	19.2	27,262 MW	12.9

Total		($5.1)		($61.0)

As of December 31, 2010 and 2009, we posted collateral of $4.2 million and $6.6 million, respectively, in our margin accounts. These amounts are recorded on the balance sheet in Other current assets.

L -- FAIR VALUE MEASUREMENTS

Fair value measurements require enhanced disclosures about assets and liabilities that are measured and reported at fair value and establish a hierarchal disclosure framework which prioritizes and ranks the level of observable inputs used in measuring fair value.

Fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). We primarily apply the market approach for recurring fair value measurements and attempt to utilize the best available information. Accordingly, we also utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. We are able to classify fair value balances based on the observability of those inputs. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

Assets and liabilities measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 -- Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an on-going basis. Instruments in this category consist of financial instruments such as exchange-traded derivatives, cash equivalents and restricted cash investments.

Level 2 -- Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Instruments in this category include non-exchange-traded derivatives such as Over-the-Counter (OTC) forwards and options.

Level 3 -- Pricing inputs include significant inputs that are generally less observable from objective sources. The inputs in the determination of fair value require significant management judgment or estimation. At each balance sheet date, we perform an analysis of all instruments subject to fair value reporting and include in Level 3 all instruments whose fair value is based on significant unobservable inputs.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the instrument.

The following tables summarize our financial assets and liabilities by level within the fair value hierarchy:

Recurring Fair Value Measures	As of December 31, 2010
	Level 1	Level 2	Level 3	Total
	(Millions of Dollars)

Assets:
Restricted Cash	$8.3	$ -	$ -	$8.3
Derivatives	4.5	3.7	5.9	14.1

Total	$12.8	$3.7	$5.9	$22.4

Liabilities:
Derivatives	$3.0	$3.3	$ -	$6.3

Total	$3.0	$3.3	$ -	$6.3

Recurring Fair Value Measures	As of December 31, 2009
	Level 1	Level 2	Level 3	Total
	(Millions of Dollars)

Assets:
Restricted Cash	$194.5	$ -	$ -	$194.5
Derivatives	0.6	3.3	5.8	9.7

Total	$195.1	$3.3	$5.8	$204.2

Liabilities:
Derivatives	$4.2	$2.4	$ -	$6.6

Total	$4.2	$2.4	$ -	$6.6

Restricted cash consists of certificates of deposit and government backed interest bearing securities and represents the remaining funds to be distributed to customers resulting from the net proceeds received from the sale of Point Beach. Derivatives reflect positions we hold in exchange-traded derivative contracts and OTC derivative contracts. Exchange-traded derivative contracts, which include futures and exchange-traded options, are generally based on unadjusted quoted prices in active markets and are classified within Level 1. Some OTC derivative contracts are valued using broker or dealer quotations, or market transactions in either the listed or OTC markets utilizing a mid-market pricing convention (the mid-point between bid and ask prices), as appropriate. In such cases, these derivatives are classified within Level 2. Certain OTC derivatives may utilize models to measure fair value. Generally, we use a similar model to value similar instruments. Valuation models utilize various inputs which include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, other observable inputs for the asset or liability, and market-corroborated inputs (i.e., inputs derived principally from or corroborated by observable market data by correlation or other means). Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2. Certain OTC derivatives are in less active markets with a lower availability of pricing information which might not be observable in or corroborated by the market. When such inputs have a significant impact on the measurement of fair value, the instrument is categorized in Level 3.

The following tables summarize the fair value of derivatives classified as Level 3 in the fair value hierarchy:

	2010	2009
	(Millions of Dollars)

Balance as of January 1	$5.8	$8.7
Realized and unrealized gains (losses)	-	-
Purchases, issuances and settlements	0.1	(2.9)
Transfers in and/or out of Level 3	-	-

Balance as of December 31	$5.9	$5.8

Change in unrealized gains (losses) relating to instruments still held as of December 31	$ -	$ -

Derivative instruments reflected in Level 3 of the hierarchy include MISO FTRs that are measured at fair value each reporting period using monthly or annual auction shadow prices from relevant auctions. Changes in fair value for Level 3 recurring items are recorded on our balance sheet. See Note K -- Derivative Instruments for further information on the offset to regulatory assets and liabilities.

The carrying amount and estimated fair value of certain of our recorded financial instruments are as follows:

	2010		2009
Financial Instruments	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Millions of Dollars)

Preferred stock, no redemption required	$30.4	$23.5	$30.4	$20.2
Long-term debt including current portion	$1,987.0	$2,158.7	$1,987.1	$2,088.2

The carrying value of net accounts receivable, accounts payable and short-term borrowings approximates fair value due to the short-term nature of these instruments. The fair value of our preferred stock is estimated based upon the quoted market value for the same or similar issues. The fair value of our long-term debt, including the current portion of long-term debt, but excluding unamortized discount on debt, is estimated based upon quoted market value for the same or similar issues or upon the quoted market prices of U.S. Treasury issues having a similar term to maturity, adjusted for the issuing company’s bond rating and the present value of future cash flows.

M -- BENEFITS

Pensions and Other Post-retirement Benefits:  We participate in Wisconsin Energy’s defined benefit pension plans that cover substantially all of our employees. The plans provide defined benefits based upon years of service and final average salary.

We also participate in Wisconsin Energy’s OPEB plans that cover substantially all of our employees. The health care plans are contributory with participants’ contributions adjusted annually; the life insurance plans are noncontributory. The accounting for the health care plans anticipates future cost-sharing changes to the written plans that are consistent with our expressed intent to maintain the current cost sharing levels. The post-retirement health care plans include a limit on our share of costs for recent and future retirees.

The assets, obligations and the components of our pension costs are allocated by Wisconsin Energy’s actuary to each of the participating companies as if each participating company had its own plan. The disclosures below are based on an allocation to us of the amounts for Wisconsin Energy’s pension plans.

Wisconsin Energy uses a year-end measurement date to measure the funded status of all of the pension and OPEB plans. Due to the regulated nature of our business, we have concluded that substantially all of the unrecognized costs resulting from the recognition of the funded status of the pension and OPEB plans qualify as a regulatory asset.

The following table presents details about the pension and OPEB plans:

	Pension		OPEB
	2010	2009	2010	2009
	(Millions of Dollars)
Change in Benefit Obligation
Benefit Obligation at January 1	$992.6	$967.0	$304.1	$254.6
Service cost	22.1	21.4	10.6	8.2
Interest cost	58.9	61.9	17.4	16.5
Participants’ contributions	-	-	6.1	6.2
Plan amendments	-	0.2	-	(9.3)
Actuarial loss (gain)	52.7	42.2	(24.6)	43.5
Gross benefits paid	(70.3)	(100.1)	(17.3)	(16.5)
Federal subsidy on benefits paid	N/A	N/A	0.8	0.9

Benefit Obligation at December 31	$1,056.0	$992.6	$297.1	$304.1

Change in Plan Assets
Fair Value at January 1	$793.7	$510.7	$129.3	$97.0
Actual earnings on plan assets	84.7	113.9	15.1	20.8
Employer contributions	5.6	269.2	2.7	21.8
Participants’ contributions	-	-	6.1	6.2
Gross benefits paid	(70.3)	(100.1)	(17.3)	(16.5)

Fair Value at December 31	$813.7	$793.7	$135.9	$129.3

Net Liability	$242.3	$198.9	$161.2	$174.8

Amounts recognized in our Consolidated Balance Sheets as of December 31 related to the funded status of the benefit plans consisted of:

	Pension		OPEB
	2010	2009	2010	2009
	(Millions of Dollars)

Other deferred charges	$ -	$ -	$0.2	$0.5
Other long-term liabilities	242.3	198.9	161.4	175.3

Net liability	$242.3	$198.9	$161.2	$174.8

The accumulated benefit obligation for all the defined benefit plans was $1,055.7 million and $978.9 million as of December 31, 2010 and 2009, respectively.

The following table shows the amounts that have not yet been recognized in our net periodic benefit cost as of December 31 and are recorded as a regulatory asset on our balance sheet:

	Pension		OPEB
	2010	2009	2010	2009
	(Millions of Dollars)

Net actuarial loss	$364.6	$355.9	$65.9	$104.7
Prior service costs (credits)	15.7	17.8	(7.4)	(19.2)
Transition obligation	-	-	0.7	1.0

Total	$380.3	$373.7	$59.2	$86.5

The following table shows the estimated amounts that will be amortized as a component of net periodic benefit costs during 2011:

	Pension	OPEB
	(Millions of Dollars)

Net actuarial loss	$23.2	$4.3
Prior service costs (credits)	2.2	(1.9)
Transition obligation	-	0.3

Total	$25.4	$2.7

Information for the pension plan, which has an accumulated benefit obligation in excess of the fair value of assets as of December 31 is as follows:

	2010	2009
	(Millions of Dollars)

Projected benefit obligation	$1,056.0	$992.6
Accumulated benefit obligation	$1,055.7	$978.9
Fair value of plan assets	$813.7	$793.7

The components of net periodic pension and OPEB costs for the years ended December 31 are as follows:

	Pension			OPEB
	2010	2009	2008	2010	2009	2008
	(Millions of Dollars)
Net Periodic Benefit Cost
Service cost	$22.1	$21.4	$17.1	$10.6	$8.2	$9.8
Interest cost	59.0	61.9	60.4	17.4	16.5	15.9
Expected return on plan assets	(59.5)	(73.0)	(60.7)	(9.1)	(8.9)	(10.9)
Amortization of:
Transition obligation	-	-	-	0.3	0.3	0.3
Prior service cost (credit)	2.1	2.1	2.4	(11.9)	(12.6)	(12.6)
Actuarial loss	18.8	12.8	10.1	8.2	5.5	4.6

Net Periodic Benefit Cost	$42.5	$25.2	$29.3	$15.5	$9.0	$7.1

	Pension			OPEB
	2010	2009	2008	2010	2009	2008
Weighted-Average assumptions used to determine benefit obligations as of Dec. 31
Discount rate	5.60%	6.05%	6.50%	5.70%	5.75%	6.50%
Rate of compensation increase	4.00%	4.00%	4.00%	N/A	N/A	N/A

Weighted-Average assumptions used to determine net cost for year ended Dec. 31
Discount rate	6.05%	6.50%	6.05%	5.75%	6.50%	6.10%
Expected return on plan assets	7.25%	8.25%	8.50%	7.50%	8.25%	8.50%
Rate of compensation increase	4.00%	4.00%	4.50% to 5.00%	N/A	N/A	N/A

Assumed health care cost trend rates as of Dec. 31
Health care cost trend rate assumed for next year (Pre 65 / Post 65)				7.5%/16%	7.5%/20%	7.5%/9%
Rate that the cost trend rate gradually adjusts to				5.0%	5.0%	5.0%
Year that the rate reaches the rate it is assumed to remain at (Pre 65 / Post 65)				2015/2016	2015/2016	2014

The expected long-term rate of return on pension and OPEB plan assets was 7.25% and 7.5%, respectively, in 2010. The expected long-term rate of return for all plan assets was 8.25% in 2009 and 8.5% in 2008. Wisconsin Energy consults with its investment advisors on an annual basis to help forecast expected long-term returns on plan assets by reviewing historical returns as well as calculating expected total trust returns using the weighted-average of long-term market returns for each of the major target asset categories utilized in the fund.

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
	(Millions of Dollars)
Effect on
Post-retirement benefit obligation	$30.6	($25.6)
Total of service and interest cost components	$4.0	($3.3)

We use various Employees’ Benefit Trusts to fund a major portion of OPEB. The majority of the trusts’ assets are mutual funds or commingled funds.

Plan Assets:   Current pension trust assets and amounts which are expected to be contributed to the trusts in the future will be adequate to meet pension payment obligations to current and future retirees.

The Investment Trust Policy Committee oversees investment matters related to all of our funded benefit plans. The Committee works with external actuaries and investment consultants on an on-going basis to establish and monitor investment strategies and target asset allocations. Forecasted cash flows for plan liabilities are regularly updated based on annual valuation results. Target allocations are determined utilizing projected benefit payment cash flows and risk analyses of appropriate investments. They are intended to reduce risk, provide long-term financial stability for the plans and maintain funded levels which meet long-term plan obligations while preserving sufficient liquidity for near-term benefit payments.

Our current pension plan target asset allocation is 45% equity investments and 55% fixed income investments. The current OPEB target asset allocation is 60% equity investments and 40% fixed income investments. Equity securities include investments in large-cap, mid-cap and small-cap companies primarily located in the United States. Fixed income securities include corporate bonds of companies from diversified industries, mortgage and other asset backed securities, commercial paper, and U.S. Treasuries.

The following table summarizes the fair value of our share of plan assets as of December 31, 2010 by asset category within the fair value hierarchy (for further level information, see Note L):

	As of December 31, 2010
Asset Category - Pension	Level 1	Level 2	Level 3	Total
	(Millions of Dollars)

Cash and Cash Equivalents	$16.2	$ -	$ -	$16.2
Equities:
U.S. Equity	166.8	190.1	-	356.9
International Equity	62.3	16.6	-	78.9
Fixed Income:
Short, Intermediate and Long-term Bonds (a)
U.S. Bonds	38.2	277.6	-	315.8
International Bonds	24.4	21.5	-	45.9

Total	$307.9	$505.8	$ -	$813.7

	As of December 31, 2009
Asset Category - Pension	Level 1	Level 2	Level 3	Total
	(Millions of Dollars)

Cash and Cash Equivalents	$8.3	$ -	$ -	$8.3
Equities:
U.S. Equity	142.0	167.0	-	309.0
International Equity	45.3	26.1	-	71.4
Fixed Income:
Short, Intermediate and Long-term Bonds (a)
U.S. Bonds	347.2	-	-	347.2
International Bonds	33.7	-	-	33.7
Commercial Paper (b)	24.1	-	-	24.1

Total	$600.6	$193.1	$ -	$793.7

(a)	This category represents investment grade bonds of U.S. and foreign issuers denominated in U.S. dollars from diverse industries.

(b)	This category represents investment in commercial paper issued by Wisconsin Energy. The plan did not hold Wisconsin Energy commercial paper as of December 31, 2010.

The following table summarizes the fair value of our share of OPEB plan assets as of December 31, 2010 by asset category within the fair value hierarchy:

	As of December 31, 2010
Asset Category - OPEB	Level 1	Level 2	Level 3	Total
	(Millions of Dollars)

Cash and Cash Equivalents	$0.9	$ -	$ -	$0.9
Equities:
U.S. Equity	26.1	50.2	-	76.3
International Equity	3.3	0.9	-	4.2
Fixed Income:
Short, Intermediate and Long-term Bonds (a)
U.S. Bonds	13.6	37.3	-	50.9
International Bonds	1.3	2.3	-	3.6

Total	$45.2	$90.7	$ -	$135.9

	As of December 31, 2009
Asset Category - OPEB	Level 1	Level 2	Level 3	Total
	(Millions of Dollars)

Cash and Cash Equivalents	$0.5	$ -	$ -	$0.5
Equities:
U.S. Equity	23.9	46.5	-	70.4
International Equity	2.2	1.3	-	3.5
Fixed Income:
Short, Intermediate and Long-term Bonds (a)
U.S. Bonds	52.1	-	-	52.1
International Bonds	1.7	-	-	1.7
Commercial Paper (b)	1.1	-	-	1.1

Total	$81.5	$47.8	$ -	$129.3

(a)	This category represents investment grade bonds of U.S. and foreign issuers denominated in U.S. dollars from diverse industries.

(b)	This category represents investment in commercial paper issued by Wisconsin Energy. The plan did not hold Wisconsin Energy’s commercial paper as of December 31, 2010.

In January 2009, the committee that oversees the investment of the pension assets authorized the Trustee of Wisconsin Energy’s pension plan to invest in the commercial paper of Wisconsin Energy. As of December 31, 2010 and 2009, the Pension Trust and OPEB plan assets included our share of approximately zero and $25.2 million of commercial paper issued by Wisconsin Energy, which represents less than 10% of total assets of the plan.

Cash Flows:

	Pension

Employer Contributions	Qualified	Non-Qualified	OPEB

	(Millions of Dollars)

2008	$ 37.9	$5.7	$11.0
2009	$264.6	$4.6	$21.8
2010	$ -	$5.6	$2.7

In January 2011, we contributed $99.1 million to the qualified pension plan and rebalanced the investment portfolio to the targeted asset allocation levels. Future contributions to the plans will be dependent upon many factors, including the performance of existing plan assets and long-term discount rates.

The entire contribution to the OPEB plans during 2010 was discretionary as the plans are not subject to any minimum regulatory funding requirements.

The following table identifies our expected benefit payments over the next 10 years:

Year	Pension	Gross OPEB	Expected Medicare Part D Subsidy
	(Millions of Dollars)

2011	$85.3	$15.3	($0.4)
2012	$86.6	$15.0	-
2013	$90.7	$16.4	-
2014	$94.1	$17.5	-
2015	$89.0	$18.7	-
2016-2020	$449.2	$107.4	-

Savings Plans:  We sponsor savings plans which allow employees to contribute a portion of their pre-tax and/or after-tax income in accordance with plan-specified guidelines. Under these plans, we expensed matching contributions of $12.5 million during 2010 and 2009 and $13.3 million during 2008.

Postemployment Benefits:  Postemployment benefits provided to former or inactive employees are recognized when an event occurs. The estimated liability for such benefits was $10.7 million as of December 31, 2010.

N -- GUARANTEES

We enter into various guarantees to provide financial and performance assurance to third parties. As of December 31, 2010, we had the following guarantees:

	Maximum Potential Future Payments	Outstanding	Liability Recorded
	(Millions of Dollars)
Guarantees	$2.8	$0.1	$ -
Letters of Credit	$1.5	$1.0	$ -

We are subject to the potential retrospective premiums that could be assessed under our insurance program.

O -- SEGMENT REPORTING

We are a subsidiary of Wisconsin Energy and have organized our operating segments according to how we are currently regulated. Our reportable operating segments include electric, natural gas and steam utility segments. The accounting policies of the reportable operating segments are the same as those described in Note A.

Our electric utility engages in the generation, distribution and sale of electric energy in southeastern (including metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. Our natural gas utility is engaged in the purchase, distribution and sale of natural gas to retail customers and the transportation of customer-owned natural gas in three service areas in southeastern, east central and northern Wisconsin. Our steam utility produces, distributes and sells steam to space heating and processing customers in the Milwaukee, Wisconsin area.

Summarized financial information concerning our operating segments for the years ended December 31, 2010, 2009 and 2008 is shown in the following table:

	Operating Segments
Year Ended	Electric	Gas	Steam	Other (a)	Total
	(Millions of Dollars)

December 31, 2010

Operating Revenues (b)	$2,936.3	$481.6	$38.8	$ -	$3,456.7
Depreciation, Decommissioning and Amortization	$187.0	$25.9	$3.3	$ -	$216.2
Operating Income (c)	$448.1	$38.9	$2.2	$ -	$489.2
Equity in Earnings of Transmission Affiliate	$52.7	$ -	$ -	$ -	$52.7
Capital Expenditures	$574.9	$38.8	$2.5	$1.1	$617.3
Total Assets (d)	$9,356.8	$638.1	$65.3	$110.5	$10,170.7

December 31, 2009

Operating Revenues (b)	$2,685.0	$564.2	$39.1	$ -	$3,288.3
Depreciation, Decommissioning and Amortization	$225.7	$35.5	$3.9	$ -	$265.1
Operating Income (c)	$409.0	$53.4	$6.5	$ -	$468.9
Equity in Earnings of Transmission Affiliate	$51.9	$ -	$ -	$ -	$51.9
Capital Expenditures	$448.0	$30.4	$2.6	$0.1	$481.1
Total Assets (d)	$8,019.4	$668.7	$65.8	$117.3	$8,871.2

December 31, 2008

Operating Revenues (b)	$2,660.6	$709.2	$40.3	$ -	$3,410.1
Depreciation, Decommissioning and Amortization	$219.8	$32.5	$3.7	$ -	$256.0
Operating Income (c)	$413.2	$61.6	$7.1	$ -	$481.9
Equity in Earnings of Transmission Affiliate	$45.4	$ -	$ -	$ -	$45.4
Capital Expenditures	$459.0	$59.1	$5.6	$ -	$523.7
Total Assets (d)	$7,810.5	$779.8	$67.7	$117.4	$8,775.4

(a)	Other includes primarily non-utility property and investments, materials and supplies, deferred charges and other corporate items.

(b)	We account for intersegment revenues at a tariff rate established by the PSCW. Intersegment revenues were not material.

(c)	We evaluate operating income to manage our utility business. Equity in Earnings of Transmission Affiliate, Interest Expense and Income Taxes are not included in segment operating income.

(d)	Common utility plant is allocated to electric, gas and steam utility operations to determine segment assets.

P -- RELATED PARTIES

We provide to and receive from certain of our Wisconsin Energy affiliates managerial, financial, accounting, legal, data processing and other services in accordance with service agreements approved by the PSCW. In addition, we make lease payments to We Power for PWGS 1, PWGS 2 and OC 1, including the common facilities. OC 2 was placed in service on January 12, 2011. We also receive and/or provide certain services to other associated companies in which we have, or Wisconsin Energy has, an equity investment.

American Transmission Company LLC:  As of December 31, 2010, we had a 23.0% interest in ATC. We pay ATC for transmission and other related services it provides. In addition, we provide a variety of operational, maintenance and project management work for ATC, which are reimbursed to us by ATC. We are required to pay the cost of needed transmission infrastructure upgrades for new generation projects while projects are under construction, including the new generating units constructed as part of Wisconsin Energy’s PTF strategy. ATC reimburses us for these costs when new generation is placed into service. As of December 31, 2010 and 2009, we had a receivable of $3.8 million and $1.1 million, respectively, for these items.

Summary financial information as of December 31 from the financial statements of ATC is as follows:

	2010	2009	2008
	(Millions of Dollars)

Operating Revenues	$556.7	$521.5	$466.6
Operating Income	$305.6	$291.2	$257.6
Net Income	$219.7	$213.4	$188.0

Current Assets	$59.9	$51.1	$50.8
Non-Current Assets	$2,888.4	$2,767.3	$2,480.0
Current Liabilities	$428.4	$285.5	$252.0
Non-Current Liabilities	$1,260.0	$1,336.5	$1,229.6

We provided and received services from the following associated companies during 2010, 2009 and 2008:

Company	2010	2009	2008
	(Millions of Dollars)
Affiliate

Net Services Provided
-We Power (excluding lease payments)	$0.6	$1.2	$1.3
-Wisconsin Gas	$64.8	$58.2	$51.3
-Other	$0.9	$1.1	$1.7

Net Services Received
-We Power (lease payments)	$367.8	$347.0	$312.2
-Wisconsin Energy	$26.5	$15.8	$12.6

Equity Investee
Services Provided
-ATC	$16.9	$22.3	$20.0

Services Received
-ATC	$220.8	$196.0	$194.4

As of December 31, 2010 and 2009, our Consolidated Balance Sheets included receivable and payable balances with ATC as follows:

Equity Investee	2010	2009
	(Millions of Dollars)

Services Provided
-ATC	$0.9	$1.1

Services Received
-ATC	$18.5	$16.3

Q -- COMMITMENTS AND CONTINGENCIES

Capital Expenditures:  We have made certain commitments in connection with 2011 capital expenditures. During 2011, we estimate that total capital expenditures will be approximately $841.7 million.

Operating Leases:  We enter into long-term purchase power contracts to meet a portion of our anticipated increase in future electric energy supply needs. These contracts expire at various times through 2018. Certain of these contracts were deemed to qualify as operating leases. In addition, we have various other operating leases, including leases for coal cars.

Future minimum payments for the next five years and thereafter for our operating lease contracts are as follows:

(Millions of Dollars)

2011	$22.8
2012	16.3
2013	6.5
2014	3.9
2015	4.0
Thereafter	32.7

Total	$86.2

Divested Assets:  Pursuant to the sale of Point Beach, we have agreed to indemnification provisions customary to transactions involving the sale of nuclear assets.

Environmental Matters:  We periodically review our exposure for environmental remediation costs as evidence becomes available indicating that our liability has changed. Given current information, including the following, we believe that future costs in excess of the amounts accrued and/or disclosed on all presently known and quantifiable environmental contingencies will not be material to our financial position or results of operations.

We have a program of comprehensive environmental remediation planning for former manufactured gas plant sites and coal-combustion product disposal sites. We perform ongoing assessments of our manufactured gas plant sites and related disposal sites, as well as our coal combustion product disposal/landfill sites, as discussed below. We are working with the WDNR in our investigation and remediation planning. At this time, we cannot estimate future remediation costs associated with these sites beyond those described below.

Manufactured Gas Plant Sites:  We have identified several sites at which we or a predecessor company historically owned or operated a manufactured gas plant. We have substantially completed planned remediation activities at some of those sites and certain other sites are at various stages of investigation, monitoring and remediation. We have also identified other sites that may have been impacted by historical manufactured gas plant activities. Based upon on-going analysis, we estimate that the future costs for detailed site investigation and future remediation costs may range from $10 million to $25 million over the next ten years. This estimate is dependent upon several variables including, among other things, the extent of remediation, changes in technology and changes in regulation. As of December 31, 2010, we have established reserves of $13.7 million related to future remediation costs.

The PSCW has allowed Wisconsin utilities, including us, to defer the costs spent on the remediation of manufactured gas plant sites, and has allowed for these costs to be recovered in rates over five years. Accordingly, we have recorded a regulatory asset for remediation costs.

Coal Combustion Product Landfill Sites:  We aggressively seek environmentally acceptable, beneficial uses for our coal combustion products. However, some coal combustion products have been, and to a small degree, continue to be managed in company-owned licensed landfills. Some early designed and constructed landfills have at times required various levels of monitoring or remediation. Where we have become aware of these conditions, efforts have been made to define the nature and extent of any release, and work has been performed to address these conditions. During 2010, 2009 and 2008, we incurred $0.4 million, $0.3 million and $1.3 million, respectively, in landfill remediation expenses. As of December 31, 2010, we have no reserves established related to coal combustion product landfill sites.

EPA - Consent Decree:  In April 2003, we reached a Consent Decree with the EPA in which we agreed to significantly reduce air emissions from our coal-fired generating facilities. In July 2003, the Consent Decree was amended to include the state of Michigan, and in October 2007, the U.S. District Court for the Eastern District of Wisconsin approved and entered the amended Consent Decree. The reductions are expected to be achieved by 2013 through a combination of installing new pollution control equipment, upgrading existing equipment and retiring certain older units. Through December 31, 2010, we have spent approximately $901 million associated with the installation of air quality controls and have retired four coal units as part of our plan under the Consent Decree. The total cost of implementing this agreement is estimated to be $1.2 billion over the 10 year period ending 2013.

Cash Balance Pension Plan:  On June 30, 2009, a lawsuit was filed by Alan M. Downes, a former employee, against the Plan in the U.S. District Court for the Eastern District of Wisconsin. Counsel representing the plaintiff is attempting to seek class certification for other similarly situated plaintiffs. The complaint alleges that Plan participants who received a lump sum distribution under the Plan prior to their normal retirement age did not receive the full benefit to which they were entitled in violation of the Employee Retirement Income Security Act of 1974 (ERISA) and are owed additional benefits, because the Plan failed to apply the correct interest crediting rate to project the cash balance account to their normal retirement age. On September 6, 2010, the plaintiff filed a First Amended Class Action Complaint alleging additional claims under ERISA and adding Wisconsin Energy Corporation as a defendant. The plaintiff has not specified the amount of relief he is seeking. An adverse outcome of this lawsuit could have an adverse effect on Plan funding and expense, and our results of operations. Although we are currently unable to predict the final outcome or impact of this litigation, we are aware that courts in two similar lawsuits filed in Wisconsin found that the interest crediting rates applied by pension plans involved in those cases were not in compliance with ERISA.

R -- SUPPLEMENTAL CASH FLOW INFORMATION

During the year ended December 31, 2010, we paid $99.7 million in interest, net of amounts capitalized, and $112.0 million in income taxes, net of refunds. During the year ended December 31, 2009, we paid $98.5 million in interest, net of amounts capitalized, and $7.7 million in income taxes, net of refunds. During the year ended December 31, 2008, we paid $78.6 million in interest, net of amounts capitalized, and $0.6 million in income taxes, net of refunds.

As of December 31, 2010, 2009 and 2008, the amount of accounts payable related to capital expenditures was $16.8 million, $8.1 million and $22.3 million, respectively.

S -- SUBSEQUENT EVENTS

On January 12, 2011, OC 2 was placed into service. We now have care, custody and control of OC 2 and will operate and maintain it over the 30 year life of the lease. As a result of the commercial operation of OC 2, in January 2011, we recorded an additional capital lease asset and capital lease obligation related to the Oak Creek expansion totaling approximately $650 million. We also expect that the additional lease payments for the Oak Creek expansion will total approximately $2.9 billion over the next 30 years.

Deloitte & Touche LLP
555 E. Wells Street, Suite 1400
Milwaukee, WI 53202-3824
USA
Tel: 414-271-3000
Fax: 414-347-6200
www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Wisconsin Electric Power Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Wisconsin Electric Power Company and subsidiary (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, common equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Wisconsin Electric Power Company and subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

February 25, 2011

MARKET FOR OUR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Dividends declared on our common stock during the two most recent fiscal years are set forth below. Dividends were paid entirely in cash. Dividends were paid to our sole common stockholder, Wisconsin Energy Corporation. There is no established public trading market for our common stock.

Quarter	2010	2009
	(Millions of Dollars)

First	$44.9	$44.9
Second	44.9	44.9
Third	44.9	44.9
Fourth	44.9	44.9

Total	$179.6	$179.6

Subject to any regulatory restriction or other limitations on the payment of dividends, future dividends will be at the discretion of the board of directors and will depend upon, among other factors, our earnings, financial condition and other requirements.

Various financing arrangements and regulatory requirements impose certain restrictions on our ability to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, we are prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy. For additional information regarding restrictions on our ability to pay dividends, see Note H -- Common Equity in the Notes to Consolidated Financial Statements.

BUSINESS OF THE COMPANY

We are an electric, gas and steam utility which was incorporated in the State of Wisconsin in 1896. Our operations are conducted in the following three segments:

Electric Operations:  We are the largest electric utility in the state of Wisconsin. We generate and distribute electric energy to approximately 1,120,200 customers in southeastern (including the metropolitan Milwaukee area), east central and northern Wisconsin and in the Upper Peninsula of Michigan.

Gas Operations:  We purchase, distribute and sell natural gas to retail customers; we also transport customer-owned gas. We serve approximately 464,300 customers in three distinct service areas: west and south of the City of Milwaukee, the Appleton area and areas within Iron and Vilas Counties, Wisconsin. We began doing business with Wisconsin Gas, an affiliated gas utility, under the trade name “We Energies” in April 2002.

Steam Operations:  We generate, distribute and sell steam supplied by our Valley and Milwaukee County Power Plants. Steam is used by approximately 460 customers in the metropolitan Milwaukee area for processing, space heating, domestic hot water and humidification.

For additional financial information about our operating segments, see Results of Operations in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note O -- Segment Reporting in the Notes to Consolidated Financial Statements.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

The information under “Information About Nominees for Election to the Board of Directors for Terms Expiring in 2012” in Wisconsin Electric Power Company’s definitive Information Statement dated April 1, 2011, attached hereto, is incorporated herein by reference.

EXECUTIVE OFFICERS

The names and positions as of December 31, 2010 of Wisconsin Electric’s executive officers are listed below.

Gale E. Klappa – Chairman of the Board, President and Chief Executive Officer.

James C. Fleming – Executive Vice President and General Counsel.

Frederick D. Kuester – Executive Vice President and Chief Operating Officer.

Allen L. Leverett – Executive Vice President and Chief Financial Officer.

Charles R. Cole – Senior Vice President.

Kristine A. Rappé – Senior Vice President and Chief Administrative Officer.

Stephen P. Dickson – Vice President and Controller.